Exhibit 2.1

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

by and among

Nuvation Bio Inc.,

Artemis Merger Sub I, Ltd.,

Artemis Merger Sub II, Ltd.

and

AnHeart Therapeutics Ltd

Dated as of March 24, 2024

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TABLE OF CONTENTS

		PAGE
10.12	Construction	74
10.13	Disclosure Schedule	75
10.14	Non-Recourse	76

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TABLE OF CONTENTS

Exhibits

Exhibit A	Certain Definitions
Exhibit B	Key Company Shareholders
Exhibit C	Form of Company Voting Agreement
Exhibit D	Key Parent Stockholders
Exhibit E	Form of Parent Voting Agreement
Exhibit F	Form of Letter of Transmittal
Exhibit G	First Plan of Merger
Exhibit H	Second Plan of Merger
Exhibit I	Form of Certificate of Designation
Exhibit J	Director Designees
Exhibit K	Company Management
Exhibit L	Consideration Spreadsheet
Exhibit M	Form of Parent Warrant
Exhibit N	Form of Lock-Up Agreement
Exhibit O	Form of Company Tax Representation Letter
Exhibit P	Form of Parent Tax Representation Letter
Exhibit Q	Form of U.S. Subsidiary FIRPTA Certificate and Notice

Schedule 4.2 -	Conduct of the Business of the Company
Schedule 4.8 -	Termination of Affiliated Agreements
Schedule 5.3 -	Indemnification Agreements
Schedule 5.5(b) -	Required Consents
Schedule 5.5(c) -	Required Notices

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (as may be amended from time to time, this “Agreement”) is made and entered into as of March 24, 2024, by and among: NUVATION BIO INC., a Delaware corporation (“Parent”); ARTEMIS MERGER SUB I, LTD., an exempted company incorporated under the laws of the Cayman Islands and a direct, wholly owned subsidiary of Parent (“Merger Sub I”); ARTEMIS MERGER SUB II, LTD., an exempted company incorporated under the laws of the Cayman Islands and a direct, wholly owned subsidiary of Parent (“Merger Sub II” and, collectively with Merger Sub I, “Merger Subs”); and ANHEART THERAPEUTICS LTD., an exempted company incorporated under the laws of the Cayman Islands (the “Company”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A. Parent, Merger Sub I and the Company intend to effect a merger of Merger Sub I with and into the Company, pursuant to which Merger Sub I will cease to exist and will be struck off the Register of Companies by the Registrar of Companies in the Cayman Islands (the “Registrar of Companies”), with the Company surviving such merger as a direct, wholly owned subsidiary of Parent (the “First Merger”), and as part of the same overall transaction, immediately after the First Merger, the First Surviving Company will merge with and into Merger Sub II, pursuant to which the First Surviving Company will cease to exist and will be struck off the Register of Companies by the Registrar of Companies, with Merger Sub II surviving such merger as a direct, wholly owned subsidiary of Parent (the “Second Merger” and, collectively with the First Merger, as appropriate, the “Merger”), in each case, in accordance with this Agreement, the First Plan of Merger or Second Plan of Merger, as applicable, and the Companies Act (As Revised) of the Cayman Islands (the “CICA”).

B. The board of directors of the Company (the “Company Board”) has unanimously adopted resolutions (the “Company Board Approval”) (a) determining that this Agreement, the Ancillary Agreements to which the Company is or will be a party, the Merger and the other Contemplated Transactions are advisable, fair to, and in the best interests of the Company and its shareholders, (b) authorizing and approving the execution, delivery and performance of this Agreement, the Ancillary Agreements to which the Company is or will be a party, and the First Plan of Merger and Second Plan of Merger by the Company and approving the Merger and the other Contemplated Transactions, and (c) determining to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the Company Shareholders vote to approve the Company Shareholder Matters (the “Company Board Recommendation”).

C. The board of directors of Merger Sub I has adopted resolutions (a) determining that this Agreement, the Ancillary Agreements to which Merger Sub I is or will be a party, the First Merger and the other Contemplated Transactions are advisable, fair to, and in the best interests of Merger Sub I and its shareholder, (b) authorizing and approving the execution, delivery and performance of this Agreement, the Ancillary Agreements to which Merger Sub I is or will be a party, and the First Plan of Merger by Merger Sub I and approving the First Merger and the other Contemplated Transactions, and (c) directing that this Agreement and the Ancillary Agreements to which Merger Sub I is or will be a party, the First Plan of Merger, the Merger and the other Contemplated Transactions be submitted to Parent as the sole shareholder of Merger Sub I for its approval.

D. The board of directors of Merger Sub II has adopted resolutions (a) determining that this Agreement, the Ancillary Agreements to which Merger Sub II is or will be a party, the Second Merger and the other Contemplated Transactions are advisable, fair to, and in the best interests of Merger Sub II and its shareholder, (b) authorizing and approving the execution, delivery and performance of this Agreement, the

Ancillary Agreements to which Merger Sub II is or will be a party, and the Second Plan of Merger by Merger Sub II and approving the Second Merger and the other Contemplated Transactions, and (c) directing that this Agreement, the Ancillary Agreements to which Merger Sub II is or will be a party, the Second Plan of Merger, the Merger and the other Contemplated Transactions be submitted to Parent as the sole shareholder of Merger Sub II for its approval.

E. The board of directors of Parent (“Parent Board”) has unanimously adopted resolutions (a) determining that this Agreement, the Ancillary Agreements to which Parent is or will be a party, the Merger and the other Contemplated Transactions are advisable, fair to, and in the best interest of Parent and its stockholders, (b) authorizing and approving the execution, delivery and performance of this Agreement, the Ancillary Agreements to which Parent is or will be a party, and the First Plan of Merger and Second Plan of Merger by Parent and approving the Merger and the other Contemplated Transactions, and (c) determining to recommend that the stockholders of Parent vote to approve the Parent Stockholder Proposals.

F. For United States federal income Tax purposes, the Parties intend that (a) the First Merger and the Second Merger, taken together, will constitute an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, and (b) this Agreement will constitute, and is hereby adopted as, a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).

G. Concurrently with the execution and delivery of this Agreement, as a material condition and inducement to the willingness of Parent and Merger Subs to enter into this Agreement, each Key Employee has entered into an employment agreement or consulting agreement, as applicable, and executed any other customary or required employment documentation with Parent or its designee.

H. Concurrently with the execution and delivery of this Agreement, as a material condition and inducement to the willingness of Parent and Merger Subs to enter into this Agreement, each Company Shareholder set forth on Exhibit B (collectively, the “Key Company Shareholders”), which, collectively, (a) hold at least two-thirds of the outstanding Company Shares as of the date hereof and (b) constitute the Requisite Holders (as defined in the Company Charter), has entered into a voting agreement in substantially the form attached hereto as Exhibit C (the “Company Voting Agreement”), pursuant to which such Key Company Shareholder (i) has, subject to the terms and conditions set forth therein, agreed to vote all Company Shares held by such Key Company Shareholder in favor of the Company Shareholder Matters and (ii) has executed an investor questionnaire in the form attached thereto (the “Accredited Investor Questionnaire”) representing that such Key Company Shareholder is an “accredited investor” as defined in Regulation D under the Securities Act (“Regulation D”).

I. Concurrently with the execution and delivery of this Agreement, as a material condition and inducement to the willingness of Parent and Merger Subs to enter into this Agreement, each of the Key Company Shareholders has entered into a lock-up agreement, in substantially the form attached hereto as Exhibit N (the “Lock-Up Agreement”), pursuant to which such Company Shareholder has agreed to certain restrictions on the transfer or disposition of shares of Parent Class A Common Stock issued to such Company Shareholder pursuant to this Agreement (including shares of Parent Class A Common Stock issued upon the conversion of shares of Parent Convertible Preferred Stock or issuable upon the exercise of the Parent Warrants).

J. Concurrently with the execution and delivery of this Agreement, as a material condition and inducement to the willingness of the Company to enter into this Agreement, each stockholder of Parent set forth on Exhibit D (collectively, the “Key Parent Stockholders”) has entered into a voting agreement in substantially the form attached hereto as Exhibit E (the “Parent Voting Agreement”), pursuant to which such Key Parent Stockholder has, subject to the terms and conditions set forth therein, agreed to vote all shares of Parent Common Stock held by such Key Parent Stockholder in favor of the Parent Stockholder Proposals.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants and subject to the conditions herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound hereby agree, as follows:

1.	DESCRIPTION OF TRANSACTION

1.1 First Merger and Second Merger.

(a) Upon the terms and subject to the satisfaction or waiver (to the fullest extent permissible under applicable Law) of the conditions set forth in this Agreement, and in accordance with the CICA and the Merger Filing Documents, at the First Effective Time, Merger Sub I shall be merged with and into the Company, whereupon the separate corporate existence of Merger Sub I shall cease and the Company shall survive the First Merger as a direct, wholly owned subsidiary of Parent (the “First Surviving Company”).

(b) Upon the terms and subject to the satisfaction or waiver (to the fullest extent permissible under applicable Law) of the conditions set forth herein, and in accordance with the CICA and the Merger Filing Documents, at the Second Effective Time, the First Surviving Company shall be merged with and into Merger Sub II, whereupon the separate corporate existence of the First Surviving Company shall cease and Merger Sub II shall survive the Second Merger as a direct, wholly owned subsidiary of Parent (the “Second Surviving Company”).

1.2 Effect of the Merger.

(a) The First Merger shall have the effects set forth in this Agreement, the First Plan of Merger and in the applicable provisions of the CICA. Without limiting the generality of the foregoing, and subject thereto, at the First Effective Time, except as otherwise agreed pursuant to the terms of this Agreement and the First Plan of Merger, all of the property, rights, privileges, agreements, powers and franchises of the Company and Merger Sub I shall vest in the First Surviving Company, and all debts, liabilities and duties of the Company and Merger Sub I shall become the debts, liabilities and duties of the First Surviving Company.

(b) The Second Merger shall have the effects set forth in this Agreement, the Second Plan of Merger and in the applicable provisions of the CICA. Without limiting the generality of the foregoing, and subject thereto, at the Second Effective Time, except as otherwise agreed pursuant to the terms of this Agreement and the Second Plan of Merger, all of the property, rights, privileges, agreements, powers and franchises of the First Surviving Company and Merger Sub II shall vest in the Second Surviving Company, and all debts, liabilities and duties of the First Surviving Company and Merger Sub II shall become the debts, liabilities and duties of the Second Surviving Company.

1.3 Closing; Effective Time.

(a) The Parties shall cause the Merger to be consummated at a closing (the “Closing”) to take place remotely through electronic exchange of signatures on a date and at a time to be mutually designated by the Company and Parent, which shall be no later than the second Business Day after the satisfaction or waiver (to the fullest extent permissible under applicable Law) of the last to be satisfied or waived of the conditions set forth in Sections 6 (Conditions Precedent to Obligations of Each Party), 7 (Conditions Precedent to Obligations of Parent and Merger Subs) and 8 (Conditions Precedent to Obligations of the Company), other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions. Notwithstanding anything to the contrary contained in this Section 1.3(a), if the Closing would otherwise be required to occur under this Section 1.3(a) during the last 15 days of any fiscal quarter of Parent, then Parent may elect, by delivering a written notice to the Company at least one Business Day prior to the date on which the Closing would otherwise be required to occur, to delay the Closing until the second Business Day of the following fiscal quarter of Parent. If Parent so elects to delay the Closing, then each of Parent, Merger Subs and the Company shall, effective as of the date the Closing would otherwise be required to occur, (a) deliver the certificates required to be delivered pursuant to Sections 7.6 (Closing Certificate) and 8.4 (Closing Certificate), as applicable, and (b) irrevocably waive in writing each of the conditions set forth in Section 7 (Conditions Precedent to Obligations of Parent and Merger Sub) and Section 8 (Conditions Precedent to Obligations of the Company), as applicable. The date on which the Closing actually takes place is referred to as the “Closing Date.”

(b) Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the Company and Merger Sub I shall duly execute and cause to be filed with the Registrar of Companies a plan of merger satisfying the applicable requirements of the CICA, in substantially the form attached hereto as Exhibit G (the “First Plan of Merger”), and such other documents as may be required in accordance with the applicable provisions of Section 233 of the CICA or by any other applicable Law to make the First Merger effective (collectively with the First Plan of Merger, “First Merger Filing Documents”). The First Merger shall become effective on the date the First Plan of Merger is registered by the Registrar of Companies or on such other date as specified in the First Plan of Merger in accordance with the CICA (the “First Effective Time”). Immediately following the First Effective Time and as part of the same overall transaction, the First Surviving Company and Merger Sub II shall duly execute and cause to be filed with the Registrar of Companies a plan of merger satisfying the applicable requirements of the CICA, in substantially the form attached hereto as Exhibit H (the “Second Plan of Merger”), and such other documents as may be required in accordance with the applicable provisions of Section 233 of the CICA or by any other applicable Law to make the Second Merger effective (collectively with the Second Plan of Merger, the “Second Merger Filing Documents” and, the Second Merger Filing Documents collectively with the First Merger Filing Documents, the “Merger Filing Documents”). The Second Merger shall become effective on the date the Second Plan of Merger is registered by the Registrar of Companies or on such other date as specified in the Second Plan of Merger in accordance with the CICA (the “Second Effective Time”).

1.4 Certificate of Designation; Organizational Documents; Directors and Officers.

(a) Prior to the First Effective Time, Parent shall file the Certificate of Designation with the office of the Secretary of State of the State of Delaware.

(b) As of the First Effective Time, by virtue of the First Merger and without any further action on the part of Parent, Merger Subs, the Company or their respective shareholders:

(i) the memorandum and articles of association of the Company as in effect immediately prior to the First Effective Time shall be the memorandum and articles of association of the First Surviving Company; and

(ii) the directors and officers of the Company in place immediately prior to the First Effective Time shall be the respective individuals serving as directors and officers of the First Surviving Company.

(c) As of the Second Effective Time, by virtue of the Second Merger and without any action on the part of Parent, the First Surviving Company, Merger Sub II or their respective shareholders:

(i) the memorandum and articles of association of Merger Sub II in effect as of immediately prior to the Second Effective Time shall be the memorandum and articles of association of the Second Surviving Company until thereafter amended; and

(ii) the directors and officers of Merger Sub II in place immediately prior to the Second Effective Time shall be the respective individuals who are directors and officers of the Second Surviving Company.

1.5 Merger Consideration.

(a) The aggregate consideration to be paid by Parent for all of the Company Shares and Company Warrants outstanding immediately prior to the First Effective Time shall be: (i) (A) 128,711,400 shares of Parent Capital Stock (the “Total Stock Consideration”), minus (B) the Total Award Stock Consideration (the “Stock Consideration”), and (ii) 2,893,731 Parent Consideration Warrants collectively exercisable for 2,893,731 shares of Parent Class A Common Stock (the “Warrant Consideration”).

(b) The Stock Consideration shall be comprised entirely of shares of Parent Class A Common Stock (the “Class A Common Payment Shares”); provided, however, that in the event that the Class A Common Payment Shares, when taken together with the number of shares of Parent Class A Common Stock issuable upon the exercise of Assumed Options and the number of shares of Parent Class A Common Stock issuable upon the settlement of Assumed RSUs (the “Total Award Stock Consideration”), represent a number of shares equal to more than 19.9% of the outstanding shares of Parent Common Stock or more than 19.9% of the voting power of Parent, in each case, as of immediately prior to the First Effective Time (such maximum number of whole shares, the “Parent Common Stock Consideration Cap”), then the Stock Consideration shall be comprised of (i) a number of Class A Common Payment Shares equal to the Parent Common Stock Consideration Cap and (ii) a number of shares of Parent Convertible Preferred Stock (the “Convertible Preferred Payment Shares”) equal to (A) (x) the Total Stock Consideration, minus (y) the Parent Common Stock Consideration Cap, divided by (B) 100.

(c) The Class A Common Payment Shares, the Convertible Preferred Payment Shares and the Parent Consideration Warrants shall be allocated among the Company Shareholders and the Company Warrantholder in accordance with the Final Consideration Spreadsheet.

(d) Each share of Parent Convertible Preferred Stock shall be convertible into 100 shares of Parent Class A Common Stock, in each case, subject to adjustment pursuant to the terms of the Certificate of Designation and subject to and contingent upon the affirmative vote of the holders of a majority of the voting power of the shares of Parent Class A Common Stock and Parent Class B Common Stock, voting together as a single class, present or duly represented at the Parent Stockholders Meeting (or any other meeting of the stockholders of Parent) to approve the Parent Stockholder Proposals.

1.6 Conversion of Shares.

(a) At the First Effective Time, by virtue of the First Merger and without any further action on the part of Parent, Merger Subs, the Company or any of their respective shareholders:

(i) any Company Shares then held by the Company or any of its Subsidiaries (or held in the Company’s treasury) immediately prior to the First Effective Time shall be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(ii) any Company Shares then held by Parent, Merger Subs or any other Subsidiary of Parent immediately prior to the First Effective Time shall be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(iii) except as provided in subsections “(i)” and “(ii)” of this Section 1.6(a) (Conversion of Shares) and subject to Sections 1.10 (Exchange/Payment) and 1.11 (Dissenters’ Rights), each Company Share issued and outstanding immediately prior to the First Effective Time (except for Dissenting Shares) shall be cancelled and cease to be an existing and issued Company Share, by virtue of the First Merger and without any action on the part of the holder thereof, in exchange for the right to receive, without interest, (A) the Per Share Stock Consideration applicable to such series and class of Company Share, as set forth on the Final Consideration Spreadsheet and (B) the Per Share Warrant Consideration applicable to such series and class of Company Share, as set forth on the Final Consideration Spreadsheet;

(iv) each ordinary share, with a nominal or par value of $1.00 per share, of Merger Sub I issued and outstanding immediately prior to the First Effective Time shall be cancelled and cease to exist in exchange for one validly issued, fully paid and non-assessable ordinary share of the First Surviving Company with a nominal or par value of $0.0001, which shall be reflected in the updated register of members of the First Surviving Company. Such ordinary share of the First Surviving Company shall constitute the only issued and outstanding share capital of the First Surviving Company upon the First Effective Time (and immediately prior to the Second Effective Time).

(b) No fractional shares of Parent Class A Common Stock or Parent Convertible Preferred Stock shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued. If the conversion in accordance with this Section 1.6 (Conversion of Shares) would result in the issuance of any fractional share, Parent shall, after aggregating all fractional shares of the same class and series issuable to such holder, round down to the nearest whole share.

(c) In the event that, between the Parent Capitalization Date and the First Effective Time, there occurs any change in the outstanding Company Shares, shares of Parent Common Stock or Parent Warrants, including any changes resulting from, or by reason of, any share dividend, division or subdivision, reclassification, recapitalization, split (including reverse split), consolidation, combination, readjustment of shares, or exchange of shares or other similar changes, the Equity Award Exchange Ratio, the number of Class A Common Payment Shares, Convertible Preferred Payment Shares and Parent Consideration Warrants shall, to the extent necessary, be equitably adjusted to reflect such change to the extent necessary to provide the holders of Company Shares, Company Options, Company RSUs and Company Warrants with the same economic effect as contemplated by this Agreement prior to such change; provided, however, that nothing herein will be construed to permit the Company or Parent to take any action with respect to Company Shares, Company Options, Company RSUs, Company Warrants, shares of Parent Common Stock or Parent Warrants, respectively, that is prohibited by the terms of this Agreement or the Ancillary Agreements.

(d) At the Second Effective Time, by virtue of the Second Merger and without any action on the part of Parent, the First Surviving Company, Merger Sub II or their respective shareholders, each ordinary share of the First Surviving Company issued and outstanding immediately prior to the Second Effective Time shall be canceled and extinguished without any conversion thereof and no payment or distribution shall be made with respect thereto and the sole ordinary share of Merger Sub II shall continue to exist as the only issued and outstanding share capital of the Second Surviving Company.

1.7 Treatment of Company Options, Company RSUs and Company Warrants.

(a) Prior to the Closing, to the extent required by the terms of any Company Option, Company RSU or Company Warrant, the Company shall provide proper and timely prior written notice of this Agreement and the Merger to the holders of such Company Option, Company RSU or Company Warrant, as applicable, in accordance with the terms of such Company Option, Company RSU or Company Warrant, as applicable.

(b) Except as set forth in Section 1.7(d), contingent on and effective at the First Effective Time, each outstanding Company Option (whether vested or unvested) that is held by any Continuing Company Service Provider shall, without any further action on the part of such holder, be assumed and become an option (an “Assumed Option”) to purchase a number of shares of Parent Class A Common Stock equal to (i) the number of Company Shares subject to each Company Option immediately prior to the First Effective Time, multiplied by (ii) the Equity Award Exchange Ratio (rounded down to the nearest whole share). The exercise price per share of Parent Class A Common Stock of each Assumed Option shall be equal to (x) the exercise price per underlying share of such Company Option, as of immediately prior to the First Effective Time, divided by (y) the Equity Award Exchange Ratio (rounded up to the nearest whole cent). Each Assumed Option shall be subject to the same terms and conditions (including vesting and exercise schedule) as were applicable to the corresponding Company Option immediately prior to the First Effective Time, provided, that (i) the Assumed Options (and the underlying shares of Parent Class A Common Stock) shall cease to be subject to any right of repurchase by any Person or any right of any Person to provide cash in lieu of shares upon the holder’s election to exercise any Assumed Option, (ii) to the extent provided under the terms of the corresponding Company Option, such Assumed Option shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any share dividend, division or subdivision, reclassification, recapitalization, split (including reverse split), consolidation, combination, readjustment of shares, or exchange of shares or other similar transaction with respect to Parent Class A Common Stock subsequent to the First Effective Time and (iii) the Parent Board or a committee thereof shall succeed to the authority and responsibility of the Managers (as defined in the Company Equity Plan), Company Board or any committee thereof with respect to each Assumed Option. All rights with respect to Ordinary Shares under the Company Options assumed by Parent shall thereupon be converted into rights with respect to Parent Class A Common Stock in a manner that is intended to satisfy the requirements of Treasury Regulation Section 1.409A-1(b)(5)(D). Notwithstanding anything to the contrary in this Section 1.7(b), the conversion of each Company Option (regardless of whether such option qualifies as an “incentive stock option” within the meaning of Section 422 of the Code) into an option to purchase shares of Parent Class A Common Stock shall be made in a manner consistent with Treasury Regulations Section 1.424-1, such that the conversion of a Company Option shall not constitute a “modification” of such Company Option for purposes of Section 409A or Section 424 of the Code.

(c) Except as set forth in Section 1.7(d), contingent on and effective at the First Effective Time, each outstanding Company RSU that is held by any Continuing Company Service Provider shall, without any further action on the part of such holder, be assumed and become a restricted stock unit (an “Assumed RSU”) with respect to a number of shares of Parent Class A Common Stock equal to (i) the number of Company Shares subject to each Company RSU immediately prior to the First Effective Time, multiplied by (ii) the Equity Award Exchange Ratio (rounded down to the nearest whole share). Each Assumed RSU shall be subject to the same terms and conditions (including vesting and payment schedule) as were applicable to the corresponding Company RSU immediately prior to the First Effective Time, provided, that (i) the Assumed RSU (and the underlying shares of Parent Class A Common Stock) shall cease to be subject to any right of repurchase by any Person or any right of any Person to provide cash in lieu of shares subsequent to settlement, (ii) to the extent provided under the terms of the corresponding Company RSU, such Assumed RSU shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any share dividend, division or subdivision, reclassification, recapitalization, split (including reverse split), consolidation, combination, readjustment of shares, or exchange of shares or other similar transaction with respect to Parent Class A Common Stock subsequent to the First Effective Time and (iii) the Parent Board or a committee thereof shall succeed to the authority and responsibility of the Managers (as defined in the Company Equity Plan), Company Board or any committee thereof with respect to each Assumed RSU.

(d) Contingent on and effective as of the First Effective Time, each Company Option or Company RSU that is held by a Company Service Provider who is not a Continuing Company Service Provider and remains unexercised and outstanding as of immediately prior to the First Effective Time shall be cancelled without payment of any consideration in respect thereof in a manner consistent with the terms of the Company Equity Plan.

(e) Contingent on and effective as of the First Effective Time, by virtue of the First Merger and without any further action on the part of Parent, Merger Subs, the Company or any Company Warrantholder, each Company Warrant outstanding and unexercised immediately prior to the First Effective Time shall be automatically cancelled and cease to be an existing and issued Company Warrant, by virtue of the First Merger and without any action on the part of the holder thereof, in exchange for the right to receive, without interest and in full satisfaction of the rights of such holder with respect to such Company Warrant, (i) the Per Company Warrant Stock Consideration and (ii) the Per Company Warrant Warrant Consideration. No Company Warrant shall be assumed or continued by Parent or the Company in connection with the Merger or the other Contemplated Transactions.

(f) Prior to the Closing Date, each of Parent and the Company shall take or cause to be taken all actions, obtain all consents and provide all notices that may be required to effectuate the provisions of this Section 1.7 (Treatment of Company Options, Company RSUs and Company Warrants) and deliver evidence satisfactory to the other Party that such necessary actions, consents and determinations have been made. The Company shall take all actions necessary to terminate the Company Equity Plan effective as of, and contingent upon the occurrence of, the First Effective Time.

(g) Promptly after the First Effective Time, Parent shall file a registration statement on Form S-8 (or any successor form) with the SEC relating to the shares of Parent Class A Common Stock issuable with respect to each of the Assumed Options and Assumed RSUs in accordance with Section 1.7(a), and Parent shall maintain such registration statement for so long as any Assumed Options or Assumed RSUs remain outstanding.

1.8 Further Action. If, at any time after the First Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Second Surviving Company with full right, title and possession of and to all rights and property of Merger Subs and the Company, the officers and directors of the Second Surviving Company and Parent shall take such action, so long as such action is not inconsistent with this Agreement.

1.9 Closing of the Company’s Share Register. At the First Effective Time: (a) all Company Shares issued and outstanding immediately prior to the First Effective Time shall automatically be canceled and shall cease to exist in accordance with Section 1.6 (Conversion of Shares) and (b) the register of members of the Company shall be closed with respect to all Company Shares issued and outstanding immediately prior to the First Effective Time. No further transfer of any such Company Shares shall be made on such register of members after the First Effective Time (save for recording that Parent is the sole shareholder of the First Surviving Company pursuant to Section 1.6(a)(iv) (Conversion of Shares)).

1.10 Exchange/Payment.

(a) Prior to the Closing Date, Parent shall select a reputable bank or trust company to act as exchange agent in the Merger (the “Exchange Agent”). No later than the Closing Date, Parent shall deposit with the Exchange Agent (i) evidence of book-entry shares representing the shares of Parent Class A Common Stock and Parent Convertible Preferred Stock and the Parent Consideration Warrants issuable and deliverable pursuant to Section 1.6 (Conversion of Shares) and Section 1.7(e) (Treatment of Company Options, Company RSUs and Company Warrants) and (ii) cash sufficient to make the payments, if any, in respect of Company Shares held by Non-Accredited Investors pursuant to Section 1.6 (Conversion of Shares) and Section 1.7(e) (Treatment of Company Options, Company RSUs and Company Warrants) (collectively, the “Exchange Fund”). In the event the Exchange Fund is insufficient to make all of the payments contemplated by Section 1.6 (Conversion of Shares) and Section 1.7(e) (Treatment of Company Options, Company RSUs and Company Warrants), Parent shall promptly deposit additional evidence of book-entry shares representing the shares of Parent Class A Common Stock and Parent Convertible Preferred Stock and the Parent Consideration Warrants or deposit additional cash, in each case, as applicable and necessary to make all of the payments contemplated by Section 1.6 (Conversion of Shares) and Section 1.7(e) (Treatment of Company Options, Company RSUs and Company Warrants). Parent shall cause the Exchange Fund to be (i) held for the benefit of the Company Shareholders and the Company Warrantholder entitled to payments pursuant Section 1.6 (Conversion of Shares) and Section 1.7(e) (Treatment of Company Options, Company RSUs and Company Warrants) and (ii) applied promptly to making the payments pursuant to Section 1.6 (Conversion of Shares) and Section 1.7(e) (Treatment of Company Options, Company RSUs and Company Warrants). The Exchange Fund shall not be used for any purpose other than to fund payments of the Per Share Stock Consideration, Per Share Warrant Consideration, Per Company Warrant Stock Consideration and Per Company Warrant Warrant Consideration pursuant to Section 1.6 (Conversion of Shares) and Section 1.7(e) (Treatment of Company Options, Company RSUs and Company Warrants).

(b) Promptly after the date hereof, the Exchange Agent shall mail to the holders of Company Shares and Company Warrants outstanding as of immediately prior to the First Effective Time a letter of transmittal in substantially the form attached hereto as Exhibit F (a “Letter of Transmittal”). Upon the later of (i) the First Effective Time or (ii) the delivery of a completed and duly executed Letter of Transmittal to the Exchange Agent by a holder of Company Shares outstanding as of immediately prior to the First Effective Time, such holder shall be entitled to receive, in exchange therefor, the portion of the Stock Consideration issuable or payable to such holder in respect of each such Company Share, in accordance with Section 1.6 (Conversion of Shares), as set forth on the Final Consideration Spreadsheet.

(c) At any time following the one-year anniversary of the Closing Date, Parent shall be entitled to require the Exchange Agent to deliver to Parent any funds and any shares of Parent Class A Common Stock and Parent Convertible Preferred Stock and the Parent Consideration Warrants from the Exchange Fund in respect of the Stock Consideration and Warrant Consideration that have not been disbursed to Company Shareholders or the Company Warrantholder, as applicable, and thereafter such holders shall be entitled to look only to Parent (subject to abandoned property, escheat or other similar applicable Law) as general creditors thereof with respect to any Stock Consideration or Warrant Consideration that may be issuable, in accordance with and subject to the terms of this Agreement, without any interest thereon.

(d) Notwithstanding anything to the contrary contained herein, none of the Parties hereto, the Second Surviving Company or the Exchange Agent shall be liable to any Person for any shares of Parent Capital Stock and any Parent Consideration Warrants delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

1.11 Dissenters’ Rights.

(a) Notwithstanding any provisions of this Agreement to the contrary and to the extent available under the CICA, shares of Company Shares that are issued and outstanding immediately prior to the First Effective Time and that are held by shareholders who shall have validly exercised and not effectively withdrawn or lost their rights to dissent from the First Merger in accordance with section 238 of the CICA (collectively, the “Dissenting Shares,” and holders of Dissenting Shares collectively being referred to as “Dissenting Shareholders”) shall as of the First Effective Time be cancelled and cease to exist, and the Dissenting Shareholders shall not be entitled to receive any Stock Consideration or Warrant Consideration in accordance with Section 1.6 (Conversion of Shares), and shall instead be entitled to receive only the payment of the fair value of such Dissenting Shares held by them in accordance with the provisions of Section 238 of the CICA.

(b) All Company Shares held by Dissenting Shareholders who shall have failed to comply with section 238(5) of the CICA, or who effectively shall have withdrawn or lost their dissenter rights under Section 238 of the CICA shall thereupon be deemed to no longer be Dissenting Shares and shall be and be deemed to have been cancelled and cease to exist as of the First Effective Time, in consideration of the right to receive the Stock Consideration and the Warrant Consideration in accordance with Section 1.6 (Conversion of Shares) for the applicable class of Company Shares, without any interest thereon.

(c) The Company shall give Parent (i) prompt (and, in any event, within two Business Days) notice of any notices of objection, notices of approval, notices of dissent, demands for appraisal, demands for fair value or written offers under section 238 of the CICA received by the Company, attempted withdrawals of such notices or demands or offers and any other instruments served pursuant to applicable Law of the Cayman Islands and received by the Company relating to its shareholders’ rights to dissent from the First Merger or fair value rights and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such notice or demand for appraisal under the CICA. Prior to the First Effective Time, the Company shall not, without the prior written consent of Parent (which such written consent of Parent may be withheld in its sole discretion), voluntarily make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

(d) In the event that any written notices of objection to the First Merger are served by any shareholders of the Company pursuant to section 238(2) of the CICA and in accordance with Section 238(3) of the CICA, the Company shall serve written notice of the authorization and approval of this Agreement, the First Plan of Merger and the Contemplated Transactions, including the First Merger, on such shareholders pursuant to section 238(4) of the CICA within twenty days of obtaining the Required Company Shareholder Vote.

1.12 Withholding Matters. Each of Parent, the Company and its Subsidiaries, the Exchange Agent, and their respective agents (each, a “Withholding Agent”) will be entitled to deduct and withhold from any amount payable or deliverable to any Person under this Agreement or any Ancillary Agreement the amounts that such Withholding Agent is required to deduct and withhold under the Code or any other applicable Law, provided, that in the event a Withholding Agent determines that any deduction and withholding is so required, such Withholding Agent shall use commercially reasonable efforts to provide prior notice of the same to the Person in respect of which such deduction and withholding is required (or, in the event that Parent determines that any deduction or withholding is required with respect to any of the Stock Consideration or the Warrant Consideration, to the Company) as soon as reasonably practicable, and shall reasonably cooperate with such Person to reduce or eliminate such deduction and withholding. To the extent that amounts are so withheld and paid over to the applicable Governmental Body, such withheld amounts will be treated as having been paid to the Person in respect of which such amounts were withheld. For the avoidance of doubt, this Section 1.12 shall not govern any Taxes payable to any PRC taxing authority in connection with Announcement 7, which shall be governed exclusively by the Letter of Transmittal.

2.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Subs, except as set forth in the Company Disclosure Schedule (subject to the qualifications set forth in Section 10.13 (Disclosure Schedule)), as follows:

2.1 Organization and Qualification.

(a) Each of the Company and its Subsidiaries is duly incorporated or organized, validly existing and in good standing (in jurisdictions that recognize the concept of good standing) under the Laws of the jurisdiction of its incorporation or organization and has all necessary corporate or organizational power and authority to own, lease and operate its properties and assets in the manner in which such properties and assets are currently owned, leased and operated and to conduct its business in the manner as presently conducted.

(b) Each of the Company and its Subsidiaries is qualified to do business as a foreign corporation or other legal entity, and is in good standing, under the Laws of all jurisdictions where the ownership, leasing or operation of its assets or properties or present conduct of its business requires such qualification or license, except where the failure to be so qualified or in such good standing has not had and would not reasonably be expected to have a Company Material Adverse Effect.

2.2 Organizational Documents. The Company has made available to Parent true and complete copies of the Company Organizational Documents and all other Organizational Documents of each Subsidiary of the Company, including all amendments thereto as of the date hereof. The Company Organizational Documents and the Organizational Documents of each Subsidiary of the Company are in full force and effect, and neither the Company nor its Subsidiaries are in violation of, in conflict with, or in default under, any of the respective terms thereof, and there exists no condition or event which, after notice, lapse of time or both, would result in any such violation, conflict or default. Part 2.2 of the Company Disclosure Schedule lists the names and titles of the directors and officers of the Company and each Subsidiary of the Company as of the date hereof.

2.3 Capitalization, Etc.

(a) The authorized share capital of the Company is $50,000 divided into (i) 457,251,930 Ordinary Shares, (ii) 12,000,000 Series A Preferred Shares, (iii) 10,784,344 Series A+ Preferred Shares, (iv) 2,704,012 Series A-2 Preferred Shares, and (v) 17,259,714 Series B Preferred Shares. As of the date of this Agreement:

(i) no undesignated shares are issued and outstanding;

(ii) no Company Shares are held by the Company in its treasury;

(iii) 6,400,000 Ordinary Shares are issued and outstanding;

(iv) 12,000,000 Series A Preferred Shares are issued and outstanding;

(v) 10,784,344 Series A+ Preferred Shares are issued and outstanding;

(vi) 2,704,012 Series A-2 Preferred Shares are issued and outstanding;

(vii) 17,259,714 Series B Preferred Shares are issued and outstanding;

(viii) 0 Ordinary Shares have been reserved and are available for issuance pursuant to the Company Equity Plan;

(ix) Company Options to acquire 7,829,970 Ordinary Shares upon exercise are issued and outstanding;

(x) Company RSUs with respect to 1,254,470 Ordinary Shares are outstanding; and

(xi) Company Warrants to purchase 146,859 Ordinary Shares are outstanding.

(b) Except for the Company Shares, Company Options, Company RSUs and Company Warrants described in Subsection (a) above or as set forth in the Company Organizational Documents, (i) there are no other (A) options, warrants, calls, rights (including conversion rights, preemptive rights, co-sale rights, rights of first refusal or other similar rights) issued or granted by the Company or (B) Contracts to which the Company is a party that requires, and there are no securities of the Company outstanding which upon conversion or exchange would require, the issuance, sale or transfer of any additional shares of capital shares or other equity securities of the Company or other securities convertible into, exchangeable for, or evidencing the right to subscribe for or purchase, Company Shares or other equity securities of the Company, (ii) there are no obligations, contingent or otherwise, of the Company to (A) repurchase, redeem or otherwise acquire any Company Shares, or (B) provide a loan to, make a capital contribution to, or otherwise acquire any equity interests in any Person, and (iii) there are no outstanding share appreciation rights, phantom shares, profit participation or similar rights with respect to the Company. The Company has delivered the Consideration Spreadsheet concurrently with the execution of this Agreement.

(c) All of the outstanding Company Shares and other securities (including Company Options, Company RSUs and Company Warrants) of the Company have been duly authorized and validly issued in compliance with applicable Law, and have been issued and granted in all material respects in compliance with all applicable securities Laws and other applicable Laws, including the Company Organizational Documents. No Company Shares are, or have ever been, represented by physical share certificates.

(d) Part 2.3(d) of the Company Disclosure Schedule contains a true, correct and complete list, as of the date hereof, of (i) the name of the holders of the Company Warrants, (ii) the number and class of Company Shares subject to the Company Warrants, (iii) the exercise price of the Company Warrants, and (iv) the termination date of the Company Warrants. The Company has made available to Parent true and complete copies of the Company Warrants.

(e) All outstanding Company Options and Company RSUs have been granted under the Company Equity Plan. The Company has made available to Parent true and complete copies of the Company Equity Plan and the forms of all option agreements and form of grant notices evidencing Company Options. Part 2.3(e) of the Company Disclosure Schedule contains a true, correct and complete list, as of the date of this Agreement of (i) the name and country of residence and citizenship of the holder of the Company Options or Company RSUs, (ii) the number of Company Shares subject to such Company Options or Company RSUs, (iii) the vesting schedule of such Company Option or Company RSU, including the number of vested and unvested shares as of the date of this Agreement and any acceleration provisions, (iv) the grant date of such Company Option or Company RSU, (v) the exercise price of such Company Option, (vi) the expiration date of such Company Option, (vii) whether such Company Option is an “incentive stock option” (as defined in Section 422 of the Code) or a non-qualified stock option, and (viii) whether the holder is a current or former employee or service provider of the Company or a Subsidiary of the Company. No Company Option is or has been a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code. The treatment of the Company Options and Company RSUs that have been granted under the Company Equity Plan as provided in this Agreement is permitted pursuant to the terms of the Company Equity Plan.

(f) Part 2.3(f) of the Company Disclosure Schedule contains an accurate and complete list, as of the date of this Agreement, of (i) each Subsidiary of the Company, (ii) the record holder of the equity interests in such Subsidiary, and (iii) the jurisdiction of incorporation or organization of such Subsidiary. Each Subsidiary of the Company is wholly owned, directly or indirectly, by the Company, and the equity interests in each Subsidiary of the Company is held by its record owner free and clear of any Liens, other than restrictions on transfer under applicable securities Laws. All of the outstanding share capital of each of the Subsidiaries of the Company have been duly authorized and validly issued, are fully paid and nonassessable and free of preemptive rights, and are owned beneficially and of record by the Company, free and clear of any Liens, other than restrictions on transfer under applicable securities Laws. There are no other existing options, warrants, calls, rights (including conversion rights, preemptive rights, co-sale rights, rights of first refusal or other similar rights) issued or granted by the Company or any of its Subsidiaries requiring, which would require, the issuance, sale or transfer of any shares of capital stock or other equity securities of any Subsidiary of the Company to any person other than the Company or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase equity securities of any Subsidiary.

2.4 Financial Statements; Liabilities.

(a) The Company has made available to Parent true and complete copies of the (i) the Company’s audited consolidated balance sheets for the fiscal years ended December 31, 2020, December 31, 2021 and December 31, 2022 and the Company’s consolidated statement of operations and statement of cash flows for the years then ended and (ii) the unaudited consolidated balance sheet of the Company as of December 31, 2023 (the “Unaudited Balance Sheet”), unaudited consolidated statement of operations and unaudited statement of cash flows for the twelve months ended on the date of the Unaudited Balance Sheet (the “Unaudited Balance Sheet Date”) (all of the foregoing financial statements of the Company and any notes thereto are hereinafter collectively referred to as the “Company Financial Statements”). The Company Financial Statements (i) were prepared in accordance with IFRS (and, in the case of the Unaudited Balance Sheet, GAAP) applied on a consistent basis throughout the periods covered thereby and fairly present in all material respects the financial condition of the Company and its Subsidiaries, taken as a whole, on a consolidated basis, at the dates therein indicated and the results of operations of the Company and its Subsidiaries, taken as a whole, on a consolidated basis, for the periods therein specified in accordance with IFRS (and, in the case of the Unaudited Balance Sheet, GAAP), except (A) as may be indicated in the footnotes to the Company Financial Statements and (B) that the unaudited financial statements do not contain footnotes and are subject to normal year-end adjustments and (ii) are consistent with, and were prepared from, the books and records of the Company, which books and records are complete in all material respects.

(b) Neither the Company nor its Subsidiaries has any liabilities of any nature, other than liabilities: (i) set forth in the Company Financial Statements as of the Unaudited Balance Sheet Date, (ii) those incurred pursuant to performance of this Agreement or the Ancillary Agreements, (iii) incurred in the Ordinary Course of Business after the Unaudited Balance Sheet Date, (iv) incurred in connection with the performance of executory Contracts to which the Company or any of its Subsidiary is a party, or (v) that would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(c) There are no “off-balance sheet arrangements” (within the meaning of Item 303 of Regulation S-K promulgated by the SEC) with respect to the Company or its Subsidiaries. Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any hedging, derivatives or similar Contracts.

(d) The Company has established and maintains a system of internal accounting controls sufficient to provide reasonable assurances (i) that transactions, receipts and expenditures of the Company and its Subsidiaries are being executed and made in accordance with appropriate authorizations of management and the Company Board, as applicable, (ii) that transactions are recorded as necessary to permit preparation of the Company Financial Statements in conformity with IFRS (and, in the case of the Unaudited Balance Sheet, GAAP), (iii) regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of Company and its Subsidiaries and (iv) that the assets of the Company and its Subsidiaries have been recorded in conformity with IFRS (and, in the case of the Unaudited Balance Sheet, GAAP). The Company has not, and, to the Knowledge of the Company, the Company’s independent auditors, the Company’s management and other Company Service Providers have not, identified, or been made aware of any fraud with regards to the preparation of the Company Financial Statements or the internal accounting controls utilized by the Company, or any claim or allegation regarding any of the foregoing, in the preparation thereof. In the past three years, none of the Company or its Subsidiaries nor, to the Knowledge of the Company, any Representative of the Company or its Subsidiaries has received or otherwise had or obtained knowledge of any material written or oral complaint, allegation, assertion or claim, in each case, regarding deficient accounting or auditing practices, procedures, methodologies or methods of the Company or its internal accounting controls or any material inaccuracy in the Company Financial Statements.

(e) Part 2.4(e) of the Company Disclosure Schedule sets forth a true, correct and complete list, as of the date of this Agreement, of all Debt, including, for each item of Debt, the agreement governing the Debt and the interest rate and maturity date applicable to such Debt and any waivers and amendments thereto, and any written notices of default or written communications asserting (or threatening to assert) that the Company or any of its Subsidiaries is in default.

2.5 Absence of Certain Changes. Except as expressly contemplated by this Agreement, between January 1, 2023 and the date of this Agreement: (a) no event or series of related events that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; (b) no event or action has occurred that would require the consent of Parent pursuant to Section 4.2 (Conduct of the Business of the Company) if such event or action occurred during the Pre-Closing Period; and (c) except in connection with the Contemplated Transactions, the Company and its Subsidiaries have operated and conducted its business in all material respects in the Ordinary Course of Business.

2.6 Title to Assets. The Company and its Subsidiaries have good and valid title, free and clear of all Liens (other than Company Permitted Liens) to all assets (other than Intellectual Property Rights, which are covered by Section 2.8 (Intellectual Property; Privacy Matters)) reflected on the Unaudited Balance Sheet or acquired after the Unaudited Balance Sheet Date, other than those assets sold or otherwise disposed of since the Unaudited Balance Sheet Date in the Ordinary Course of Business and not in violation of this Agreement. All of the material tangible assets of the Company and its Subsidiaries have been maintained in a reasonably prudent manner and are in good operating condition (subject to ordinary wear and tear incurred in the Ordinary Course of Business) and are not in need of maintenance, repair or replacement except for ordinary, routine maintenance, repair or replacement in the Ordinary Course of Business or ordinary, routine maintenance, repair or replacement that is otherwise not material in nature or cost.

2.7 Real Property; Leasehold. Neither the Company nor any of its Subsidiaries owns any real property, or any interest in real property, except for the leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to all real property currently leased, subleased or licensed (including all amendments, extensions, renewals, guarantees, and other agreements with respect thereto) identified in Part 2.7 of the Company Disclosure Schedule (the “Leased Real Property”). The Company has made available to Parent true and complete copies of each lease and document related thereto listed in Part 2.7 of the Company Disclosure Schedule. The Company and its Subsidiaries are in material compliance with such real property leases, and has a valid and subsisting leasehold interest in all Leased Real Property, in each case free and clear of all Liens, other than Company Permitted Liens. Neither the Company nor any of its Subsidiaries have granted any other Person the right to occupy or use any Leased Real Property and the Company’s and its Subsidiaries’ quiet enjoyment of the Leased Real Property under such lease has not been disturbed in any material respect. Neither the Company nor any of its Subsidiaries have entered into any written or oral subleases, licenses, concessions, occupancy agreements or other Contracts granting to any other Person the right of use or occupancy of any Leased Real Property. Neither the Company nor any of its Subsidiaries have received written notice of (a) default (or event which with notice or lapse of time, or both, would constitute a default), or intention to terminate or not renew, any real property lease or (b) any eminent domain, condemnation or similar proceeding, pending or, to the Knowledge of the Company, threatened, against all or any portion of any Leased Real Property.

2.8 Intellectual Property; Privacy Matters.

(a) As used herein, the following terms have the meanings indicated below:

(i) “Company Data” shall mean all data (including Personal Data) collected, generated, received, stored or otherwise Processed by the Company or its Subsidiaries in the operation of their businesses.

(ii) “Company Owned Intellectual Property” shall mean any and all Intellectual Property Rights that are owned, or purported to be owned, by the Company or any of its Subsidiaries.

(iii) “Company Privacy Policies” shall mean, collectively, any and all (A) of the Company’s or its Subsidiaries’ past or present data privacy or security policies, whether applicable internally, or published on Company Websites or otherwise made available by the Company to any Person and (B) public representations or statements (including representations or statements on Company Websites) regarding the collection, retention, storage, disposal, use, disclosure, transfer, protection, security, distribution or other Processing of Company Data.

(iv) “Company Products” shall mean all products and services developed, produced, marketed, licensed, offered for sale, sold, distributed, made commercially available or performed by or on behalf of the Company or any of its Subsidiaries. For clarity, “Company Products” includes Taletrectinib and Safusidenib.

(v) “Company Registered Intellectual Property” shall mean United States, international and foreign: (A) Patents; (B) registered trademarks and service marks, applications to register trademarks and service marks, or intent-to-use trademark applications; (C) registered Internet domain names; (D) registered copyrights and applications for copyright registration; and (E) any other Company Owned Intellectual Property that is the subject of a filing or registration anywhere in the world, in each case registered or filed in the name of, or owned or purported to be owned by, the Company or any of its Subsidiaries.

(vi) “Company Websites” shall mean all websites owned, operated or hosted by the Company or any of its Subsidiaries or through which the Company or any of its Subsidiaries conducts its business.

(vii) “Exclusively Licensed Company Intellectual Property” shall mean all Licensed Company Intellectual Property that relates to Taletrectinib or Safusidenib and is exclusively licensed or purported to be exclusively licensed to the Company or any of its Subsidiaries.

(viii) “Governmental Grant” shall mean any grant, funding, loan, incentive, subsidy or other economic benefit provided or made available pursuant to a Contract with any Governmental Body.

(ix) “ICT Infrastructure” shall mean the information technology infrastructure and systems (including software, hardware, firmware and networks that are owned, leased or licensed by the Company or its Subsidiaries in the conduct of their business (excluding any public networks)).

(x) “Intellectual Property Rights” shall mean any and all intellectual property, proprietary, or similar rights throughout the world (whether statutory, common law or otherwise), including: (A) Patents, (B) Trade Secrets, (C) trade names, logos, trade dress, trademarks and service marks, trademark and service mark registrations, trademark and service mark applications and any and all goodwill associated with and symbolized by the foregoing items, rights with respect to Internet domain name applications and registrations, Internet and World Wide Web URLs or addresses, (D) copyrights, copyright registrations and applications therefor and all other rights corresponding thereto, (E) rights in computer programs, source code and executable code, whether embodied in software, firmware or otherwise, (F) rights in databases, data compilations and collections and (G) any similar or equivalent rights to any of the foregoing.

(xi) “Licensed Company Intellectual Property” shall mean Intellectual Property Rights owned or controlled by a Third Party and licensed to the Company or any of its Subsidiaries, including without limitation, the Exclusively Licensed Company Intellectual Property.

(xii) “Open Source Materials” shall mean software or other material that is distributed as “free software,” “open source software” or under similar licensing or distribution terms (including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) the Sun Industry Standards License (SISL) and the Apache License).

(xiii) “Personal Data” shall mean (A) any and all information (including: a natural Person’s (including a clinical trial participant’s, customer’s or an employee’s) name, street address, telephone number, e-mail address, photograph, social security number or other personal identification number, driver’s license number, passport number or customer or account number, health information, consumer report information, device identifiers, persistent identifier, transaction identifier, IP addresses, physiological and behavioral biometric identifiers) that alone or in combination with other information, directly or indirectly, allows the identification of or contact with a natural Person, household or a particular computing system or device, or with respect to which there is a reasonable basis to believe it can be used to identify a natural person or household; or (B) any other information that is considered “personally identifiable information”, “personal information”, “protected health information”, “individual health information”, “personal data” or similar term under applicable Law.

(xiv) “Privacy Laws” shall mean all (A) applicable Laws concerning the privacy, secrecy, security, protection, disposal, international transfer or other Processing of Personal Data, and incident reporting and Security Incidents, and notification requirements regarding Personal Data, including without limitation, and to the extent applicable, (1) the EU General Data Protection Regulation 2016/679 and EU Member State laws and regulations implementing the same (the “GDPR”), the GDPR as it forms part of United Kingdom (“UK”) law by virtue of section 3 of the European Union (Withdrawal) Act 2018 (“UK GDPR”), the EU e-Privacy Directive 2002/58/EC as amended by Directive 2009/136/EC or further amended or replaced from time to time, and any relevant national implementing legislation, and any substantially similar local legislation, the People’s Republic of China’s (“PRC”) Personal Information Protection Law (“PIPL”), the PRC’s Measures on the Standard Contract for the Cross-Border Transfer of Personal Information, the PRC’s Cybersecurity Law, the PRC’s Data Security Law, Canada’s Personal Data Protection and Electronic Documents Act (“PIPEDA”), the California Consumer Privacy Act of 2018 and any regulations promulgated thereunder (“CCPA”), the Virginia Consumer Data Privacy Act (“VCPDA”), the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information, Technology for Economic and Clinical Health Act, and the rules and regulations promulgated thereunder (“HIPAA”), the Federal Trade Commission Act, the Gramm Leach Bliley Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Transactions Act, Controlling the Assault of Non-Solicited Pornography And Marketing Act of 2003 (“CAN-SPAM”); (2) Laws applicable to direct marketing, e-mails, communication by text messages or initiation, transmission, monitoring, recording, or receipt of communications (in any format, including voice, video, email, phone, text messaging, or otherwise); (3) state consumer protection Laws; (4) the Payment Card Industry Data Security Standard (“PCI-DSS”); (B) guidance issued by a Governmental Body that pertains to one of the laws, rules or standards outlined in clause (A); and (C) industry self-regulatory principles relating to the protection or Processing of Personal Data, direct marketing, emails, text messages or telemarketing.

(xv) “Process” or “Processing” shall mean, with respect to data (including Personal Data), any operation or set of operations, whether or not by automated means, such as the use, access, collection, processing, storage, recording, organization, adaption, modification, alteration, transfer, retrieval, consultation, disclosure, dissemination or combination of such data, erasure, or destruction or any other operation that is otherwise considered “processing” or similar term under applicable Law.

(xvi) “Safusidenib” shall mean the drug substance known as safusidenib having the chemical name (E)-3-[1-[5-(2-fluoropropan-2-yl)-3-(2,4,6-trichlorophenyl)-1,2-oxazole-4-carbonyl]-3-methylindol-4-yl]prop-2-enoic acid, and any pharmaceutically acceptable salts thereof, for example, safusidenib erbumine.

(xvii) “Security Incident” shall mean the unauthorized, unlawful or accidental loss, theft, access to, use, encryption, modification, destruction, unavailability, acquisition, handling or disclosure of any Company Data (including, without limitation, Personal Data) maintained or Processed by or for the Company or any of its Subsidiaries.

(xviii) “Shrink-Wrap Software” shall mean any licenses to commercially available, off-the-shelf software or data rights generally available on non-discriminatory pricing terms.

(xix) “Taletrectinib” shall mean the drug substance known as taletrectinib having the chemical name 3-[4-[(2R)-2-aminopropoxy]phenyl]-N-[(1R)-1-(3-fluorophenyl)ethyl]imidazo[1,2-b]pyridazin-6-amine, and any pharmaceutically acceptable salts thereof including, for example, taletrectinib adipate.

(xx) “Trade Secrets” shall mean all inventions (whether or not patentable) and improvements thereto, know-how, research and development information, business plans, specifications, designs, processes, process libraries, technical data, customer data, financial information, pricing and cost information, bills of material, or other confidential information exclusively owned by a Person, including any formula, pattern, compilation, program, device, method, technique, or process, in each case, that (A) provides an actual or potential independent economic value from not being generally known to and not being readily ascertainable by, other Persons, and (B) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

(b) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries solely and exclusively own all rights, title and interest in and to all Company Owned Intellectual Property, free and clear of any Liens (other than Company Permitted Liens), (ii) to the Knowledge of the Company, each item of Company Registered Intellectual Property and each registration and application for registration of Exclusively Licensed Company Intellectual Property is subsisting (or in the case of applications, applied for), and valid and enforceable (except with respect to applications), (iii) to the Knowledge of the Company, the Licensed Company Intellectual Property is duly and validly licensed to the Company or one of its Subsidiaries for use in the manner in which it is currently used by the Company and its Subsidiaries, (iv) to the Knowledge of the Company, the Company Owned Intellectual Property and the Licensed Company Intellectual Property include all of the Intellectual Property Rights that are necessary to enable the Second Surviving Company to conduct the business of the Company and its Subsidiaries in the same manner as currently conducted and (v) to the Knowledge of the Company, following the Closing, the Second Surviving Company will own or have the same rights that the Company and its Subsidiaries had immediately prior to the Closing with respect to such Company Owned Intellectual Property and Licensed Company Intellectual Property.

(c) Part 2.8(c) of the Company Disclosure Schedule contains a true, accurate and complete list of all Company Registered Intellectual Property and all registrations and applications for registration of Exclusively Licensed Company Intellectual Property, in each of the foregoing cases listing, as applicable, (i) the name of the applicant or registrant and the current owner, (ii) the application or registration number, (iii) the filing date and the issuance, registration or grant date and (iv) the jurisdictions in which it has been issued or registered or in which any application for such issuance and registration has been filed. To the Knowledge of the Company, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (A) all registration, maintenance and renewal fees currently due in connection with the Company Registered Intellectual Property and such Exclusively Licensed Company Intellectual Property have been paid and (B) all documents, recordations and certificates in connection with the Company Registered Intellectual Property and such Exclusively Licensed Company Intellectual Property currently required to be filed have been filed with the relevant patent, copyright, trademark or other authorities in the United States and foreign jurisdictions, as the case may be, for the purposes of prosecuting and maintaining the Company Registered Intellectual Property and such Exclusively Licensed Company Intellectual Property and recording and perfecting the ownership interests of the Company and its Subsidiaries therein.

(d) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or as set forth on Part 2.8(d) of the Company Disclosure Schedule, (i) neither the Company nor any of its Subsidiaries has ever applied for or received any Governmental Grant, (ii) to the Knowledge of the Company, the Company is in compliance with the terms, conditions, requirements and criteria of application, filing and receipt of any Governmental Grants, including all reporting requirements as per applicable Law, and (iii) no facilities of a university, college, other educational institution or research center were used in the development of the Company Owned Intellectual Property.

(e) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) to the Knowledge of the Company, the Company and its Subsidiaries have obtained written and enforceable Intellectual Property Rights assignments from all current or former founders, employees and Company Service Providers who (alone or with others) contributed to or were involved in the conception, reduction to practice, creation or development of any Company Owned Intellectual Property (each such Person an “Author”), transferring to Company or its Subsidiaries sole and exclusive ownership of all of the Authors’ rights, title and interest in such Company Owned Intellectual Property, and (ii) no Author has challenged the validity or enforceability of the Company’s or its Subsidiaries’ sole and exclusive ownership of such Company Owned Intellectual Property.

(f) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries have taken commercially reasonable steps designed to protect and preserve the confidentiality of all confidential or non-public information of the Company or any of its Subsidiaries (including all Trade Secrets owned by the Company and its Subsidiaries) as well as confidential or non-public information provided by any Third Party to the Company or any of its Subsidiaries under a written obligation of confidentiality (“Confidential Information”), (ii) to the Knowledge of the Company, all current and former employees, founders and Company Service Providers of the Company or any of its Subsidiaries having access to Confidential Information have executed and delivered to the Company an agreement regarding the protection of such Confidential Information, and there has been no breach by the Company or any of its Subsidiaries, or of any Third Party’s obligations to the Company or any of its Subsidiaries, under any such agreements and (iii) in the past three years, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has experienced any breach of security or other unauthorized, unlawful or accidental loss of, damage to, access to, acquisition of, use of, alteration of, encryption of, theft of, modification of, destruction of or disclosure of any Confidential Information in the Company’s or any of its Subsidiaries’ possession, custody or control.

(g) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, to the Knowledge of the Company, (i) the operation of the business of the Company and its Subsidiaries as conducted in the past three years, and as currently conducted, including the design, development, manufacturing, reproduction, marketing, licensing, sale, offer for sale, importation, distribution, provision and/or use of any Company Product has not, and (ii) the manufacture, use, sale, offer for sale, or importation of Taletrectinib or Safusidenib would not, and in each case of (i) and (ii), infringe (directly or indirectly, including via contribution or inducement), misappropriate or otherwise violate any Intellectual Property Rights of a Third Party, and does not or would not constitute unfair competition or unfair trade practices under the applicable Law of any jurisdiction in which the Company or any of its Subsidiaries conducts its business or in which Company Products are designed, developed, manufactured, reproduced, marketed, distributed, licensed, sold, imported, or used.

(h) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, in the past three years, neither the Company nor any of its Subsidiaries has been sued in or involved in any interference, reexamination, inter partes review, cancellation, post-grant or opposition proceeding, or any other currently pending Legal Proceeding, or received any written notice (i) alleging that the operation of the business of the Company or any of its Subsidiaries has infringed, misappropriated, or violated, or, by conducting the business of the Company or any Subsidiary, would infringe, misappropriate, or violate, any Intellectual Property Rights of any other Person, or has conducted any activity constituting unfair competition or unfair trade practices or (ii) contesting the ownership, use, validity, claim construction, scope or enforceability of any Company Owned Intellectual Property or Exclusively Licensed Company Intellectual Property.

(i) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) to the Knowledge of the Company, there is no, and, in the past three years, there has not been any, unauthorized use, unauthorized disclosure, infringement, misappropriation or other violation of any Company Owned Intellectual Property or Exclusively Licensed Company Intellectual Property by any Third Party and (ii) in the past three years, neither the Company nor any of its Subsidiaries has brought any Legal Proceeding against a Third Party for infringement or misappropriation of any Company Owned Intellectual Property or Exclusively Licensed Company Intellectual Property.

(j) Licenses; Agreements.

(i) Part 2.8(j)(i) of the Company Disclosure Schedule contains a true, accurate and complete list of all material Contracts pursuant to which any Licensed Company Intellectual Property is licensed to the Company or any of its Subsidiaries (“Inbound Licenses”) (other than with respect to (A) Shrink-Wrap Software, (B) Open Source Materials, (C) non-material information or materials disclosed to the Company or its Subsidiaries under non-disclosure agreements in the Ordinary Course of Business, and (D) Intellectual Property Rights that have been assigned or licensed to the Company or any of its Subsidiaries pursuant to the Company’s standard form of Author agreements).

(ii) Part 2.8(j)(ii) of the Company Disclosure Schedule contains a true, accurate and complete list of all material Contracts pursuant to which any Person has been granted any license under any Company Owned Intellectual Property or Exclusively Licensed Company Intellectual Property (“Outbound Licenses”), excluding (A) nondisclosure agreements and (B) non-exclusive licenses granted pursuant to clinical trial agreements, supply agreements or similar agreements, in each case, where the grant of rights to use any Company Owned Intellectual Property is incidental, and not material to, any performance under each such agreement and (C) without limiting clause (B), non-exclusive licenses entered in the Ordinary Course of Business.

(k) Part 2.8(k) of the Company Disclosure Schedule contains a true, accurate and complete list of all material Contracts (other than those disclosed or required to be disclosed under Parts 2.8(j)(i) or 2.8(j)(ii) of the Company Disclosure Schedule) in effect as of the date of this Agreement containing any (A) restrictions, in any material respect, on the Company’s rights to patent, register, prosecute, maintain, defend, enforce, use or otherwise exploit any material Company Owned Intellectual Property or Exclusively Licensed Company Intellectual Property, including covenants not to sue, (B) right of first refusal, option or any other right to acquire any right, title or interest, including any license, in or to any material Company Owned Intellectual Property or Exclusively Licensed Company Intellectual Property, or (C) obligation to make any earn-out, milestone or other contingent payments under any outbound license agreement or any Contract pursuant to which any Company Owned Intellectual Property or Exclusively Licensed Company Intellectual Property is or has been licensed, sold, assigned, or otherwise conveyed or provided to the Company (collectively, “Other IP Contracts”), other than with respect to (1) Shrink-Wrap Software, (2) Open Source Materials, (3) Intellectual Property Rights that have been assigned or licensed to the Company or any of its Subsidiaries pursuant to the Company’s standard form of Author agreements, (4) non-disclosure agreements, (5) non-exclusive licenses granted pursuant to clinical trial agreements, supply agreements or similar agreements, in each case, where the grant of rights to use any Intellectual Property Rights is incidental, and not material to, any performance under each such agreement and (6) without limiting clause (5), non-exclusive licenses entered in the Ordinary Course of Business. With respect to the Inbound Licenses, Outbound Licenses, and Other IP Contracts that relate to Taletrectinib or Safusidenib:

(i) Except as would not reasonably be expected to be material to the Company and its Subsidiaries, (A) neither the Company nor any of its Subsidiaries is (nor will be as a result of the execution and delivery or effectiveness of this Agreement or the performance of the Company’s obligations under this Agreement), in breach of any such Inbound Licenses or Outbound Licenses, and (B) the consummation of the Contemplated Transactions will not result in the modification, cancellation, termination, suspension of, or acceleration of any payments, rights, obligations, or remedies with respect to any such Inbound Licenses or Outbound Licenses, or give any party to any such Inbound License or Outbound License the right to do any of the foregoing;

(ii) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, to the Knowledge of the Company, at and after the Closing, Parent will be permitted to enforce all of the obligations and exercise all of the rights of the Company and its Subsidiaries under such Inbound Licenses and Outbound Licenses to the same extent the Company and its Subsidiaries would have been able to had the Contemplated Transactions not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments that the Company or any of its Subsidiaries would otherwise be required to pay; and

(iii) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there are no pending Legal Proceedings, and to the Knowledge of the Company, no other disputes or threatened Legal Proceedings against the Company or any of its Subsidiaries regarding the scope of any such Inbound Licenses or Outbound Licenses or performance under any such agreements including with respect to any payments to be made or received by the Company or any of its Subsidiaries thereunder.

(l) Except as would not reasonably be material to the Company and its Subsidiaries, (i) to the Knowledge of the Company, the ICT Infrastructure that is currently used in the business of the Company and its Subsidiaries constitutes all the information and communications technology and other systems infrastructure reasonably necessary to carry on the business of the Company and its Subsidiaries as currently conducted and (ii) the ICT Infrastructure is: (A) in good working order and functions in accordance with applicable documentation and specifications, (B) maintained and supported in accordance with normal industry practice and (C) protected by adequate and appropriate security and disaster recovery arrangements (which have proven successful upon testing).

(m) Except as would not reasonably be material to the Company and its Subsidiaries, to the Knowledge of the Company, none of the computer and information technology systems, programs or software that is owned or licensed by the Company (collectively, the “Company Software”): (A) contains any bug, defect or error (including any bug, defect or error relating to or resulting from the display, manipulation, processing, storage, transmission or use of date data) that materially and adversely affects the use, functionality or performance of such Company Software or any product or system containing or used in conjunction with such Company Software; or (B) contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “worm,” “spyware,” or “adware” (as such terms are commonly understood in the software industry) or any other similar code designed or intended to have any of the following functions: (1) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, an information or computer system or network or other device on which such code is stored or installed; or (2) compromising the privacy or data security of a user or damaging or destroying any data or files without the user’s consent.

(n) Except as would not reasonably be material to the Company and its Subsidiaries, (i) to the Knowledge of the Company, in the past three years, the Company and its Subsidiaries have complied with all obligations, commitments and restrictions related to the Processing of Company Data, including, without limitation, and in each case to the extent applicable, (A) Company Privacy Policies; (B) Privacy Laws; (C) Contracts relating to the Processing (including security) of Company Data; and (D) policies and obligations applicable to the Company as a result of the Company’s or its Subsidiaries’ certification under any Governmental Body or self-regulatory programs related to Company Data (collectively, the “Company Privacy Commitments”), (ii) the Company and its Subsidiaries have established and maintain reasonable and appropriate controls and measures to evaluate, monitor and ensure their compliance with all Company Privacy Commitments, (iii) nor the Knowledge of the Company, no disclosures made or contained in any Company Privacy Policy have been inaccurate, misleading, or deceptive, or in violation of any Company Privacy Commitments, and (iv) to the Knowledge of the Company, the Company and its Subsidiaries have (A) provided adequate notice and obtained all necessary consents from data subjects (including natural Persons) required for the Processing of Personal Data as conducted by or for the Company, (B) abided by any privacy choices (including opt-out preferences) of data subjects relating to Personal Data, and (C) obtained all applicable permits and licenses and made all filings with Governmental Bodies required for the Processing of Personal Data.

(o) Except as would not reasonably be material to the Company and its Subsidiaries, the execution, delivery and performance of this Agreement, including the consummation of the Contemplated Transactions, and the taking over by Parent of all of the Company Data and other information relating to the Company or its Subsidiaries’ customers will not cause, constitute, or result in a breach or violation of any Company Privacy Commitments, require notice to or consent from any Person, or result in any order or Contract with any Governmental Body becoming applicable to Parent and (ii)the Company and its Subsidiaries have sufficient rights and authority, including under applicable Company Privacy Commitments, to permit the use and other Processing of Company Data by or for the Company or its Subsidiaries as currently conducted.

(p) Except as would not reasonably be material to the Company and its Subsidiaries, the Company and its Subsidiaries have at all times taken reasonable and appropriate steps (including establishing and maintaining appropriate written technical, physical and organizational measures) to preserve and protect Company Data, including with respect to (i) activities performed by Third Parties (including data processors and service providers) performing services for the Company or its Subsidiaries, (ii) personnel and contractors that have access to Company Data, ICT Infrastructure, or Company Software and (iii) Third Parties that service, host, manage, access or otherwise Process Company Data (including, without limitation, Personal Data).

(q) Except as would not reasonably be material to the Company and its Subsidiaries, in the past three years, (i) no actual or reasonably suspected Security Incident has occurred, (ii) to the Knowledge of the Company, no actual or reasonably suspected security vulnerabilities exist in the ICT Infrastructure, which present a risk of a Security Incident to the Company or any of its Subsidiaries, (iii) in the past three years, no Security Incident has required the Company or its Subsidiaries to notify a Person, Governmental Body or other third party of such Security Incident and (iv) the Company and its Subsidiaries have (A) taken prompt and appropriate actions to address all known Security Incidents; (B) made all notifications to Persons or Governmental Bodies required under the Company Privacy Commitments arising out of or relating to any known Security Incident; and (C) remedied the cause of any known Security Incidents.

(r) In the past three years, the Company and its Subsidiaries have not received and, to the Knowledge of the Company, there is no circumstance that would reasonably be expected to give rise to, any Legal Proceeding, action, order, notice, communication, warrant, regulatory opinion or allegation from a Governmental Body or any other Person (including a data subject) relating to (i) the collection, use, retention, disclosure, transfer, storage, interception, disposal, or other Processing of Company Data, (ii) the security, confidentiality, availability, or integrity of any Company Data (including, without limitation, Personal Data), Company Software, or ICT Infrastructure or (iii) a breach or alleged breach of the Company Privacy Commitments.

2.9 Regulatory Matters.

(a) The Company and its Subsidiaries are, and, to the Knowledge of the Company, each Company Collaboration Partner is in material compliance, and, in the past three years, has been in material compliance, with all Healthcare Laws applicable to the Company or its Subsidiaries, or by which any property, Company Product or other asset of the Company is bound or affected. The Company and its Subsidiaries are not, and, in the past three years, have not been subject to, and, to the Knowledge of the Company and to the extent relating to any Company Product, no Company Collaboration Partner is or, in the past three years, has been subject to, any civil or criminal enforcement, regulatory or administrative proceedings against or affecting the Company or any of its Subsidiaries relating to or arising under the Healthcare Laws, and, to the Knowledge of the Company, no such enforcement, regulatory or administrative proceeding has been threatened in writing in the past three years. Neither the Company, any of its Subsidiaries, nor, to the Knowledge of the Company, any of their respective officers, directors or employees, agents or clinical investigators, is a party to any corporate integrity agreement, monitoring agreement, consent decree, settlement order or similar agreement with or imposed by any Governmental Body.

(b) In the past three years, all manufacturing operations conducted for the benefit of the Company or any of its Subsidiaries with respect to any Company Product being used in human clinical trials have been conducted in all material respects in accordance with all applicable Healthcare Laws and Good Manufacturing Practices. To the Knowledge of the Company, no manufacturing site that has conducted or is conducting manufacturing operations of Company Products for the benefit of the Company or any of its Subsidiaries is or has been, with respect to such Company Products manufactured for use in human clinical trials, subject to a shutdown, production suspension or import or export prohibition imposed or requested by FDA, NMPA or another Governmental Body.

(c) Neither the Company, any of its Subsidiaries nor, to the Knowledge of the Company, any contract manufacturer for Company Products manufactured for the benefit of the Company or any of its Subsidiaries, has received any: (i) FDA Form 483, warning letter, untitled letter or request or requirement to make changes to the Company Products or the manufacturing processes for the Company Products from any Governmental Body, including the FDA or NMPA, or (ii) written notification of any pending, claim, suit, proceeding, hearing, enforcement, audit, investigation, arbitration or other action from any Governmental Body, including the FDA or NMPA, alleging or asserting non-compliance by, or liability of, the Company or any of its Subsidiaries under any Healthcare Laws. To the Knowledge of the Company, no event has occurred which would reasonably be expected to lead to any material claim, suit, proceeding, hearing, enforcement, audit, investigation, arbitration or other Action by any Governmental Body or FDA Form 483, warning letter, untitled letter or request or requirement to make changes to such Company Products or the manner in which such Company Products are manufactured.

(d) Neither the Company, any of its Subsidiaries, and to the Knowledge of the Company, any officer, director or managing employee of the Company or any of its Subsidiaries, nor, to the Knowledge of the Company and to the extent relating to any Company Product, any Company Collaboration Partner: (i) has made any untrue statement of material fact or fraudulent statement to the FDA, NMPA, or any other Governmental Body; (ii) has failed to disclose a material fact required to be disclosed to the FDA, NMPA or any other Governmental Body; (iii) has committed any other act, made any statement or failed to make any statement, that (in any such case) establishes a reasonable basis for the FDA, NMPA or any other Governmental Body to invoke its Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities Final Policy or any similar policy; (iv) has had a civil monetary penalty assessed against it, him or her under Section 1128A of the Social Security Act, codified at Title 42, Chapter 7, of the United States Code; or (v) is currently listed on the United States General Services Administration published list of parties excluded from federal procurement programs and non-procurement programs. As of the date hereof, neither the Company nor any of its Subsidiaries is the subject of any pending or, to the Knowledge of the Company, threatened investigation in writing by the FDA, NMPA or any other Governmental Body pursuant to its Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities Final Policy or any similar policy. Neither the Company or any of its Subsidiaries nor any officers, directors or employees of the Company or any of its Subsidiaries or any agents or clinical investigators of the Company have been excluded, suspended or debarred from participation in any national, federal or state health care program or human clinical research or charged with or convicted of any crime or engaged in any conduct that could reasonably be expected to result in debarment, suspension or exclusion, including under 21 U.S.C Section 335a, 42 U.S.C. Section 1320a-7 or any similar Law outside of the United States.

(e) (i) all material filings, declarations, listings, registrations, submissions, reports, documents, claims and notices (including adverse event reports and investigational new drug safety reports, and any necessary or required updates, changes, corrections or modifications to such filings, declarations, listings, registrations, submissions, reports, documents, claims and notices) required to be filed, maintained, or furnished to the FDA, NMPA or any other Governmental Body performing functions similar to those performed by the FDA or NMPA by the Company or any of its Subsidiaries have been so filed, maintained or furnished; (ii) the Company or any of its Subsidiaries control all such filings, declarations, listings, registrations, submissions, reports, documents, claims and notices, and each of such filings, declarations, listings, registrations, submissions, reports, documents, claims and notices are in full force and effect; and (iii) to the Knowledge of the Company, all such filings, declarations, listings, registrations, submissions, reports, documents, claims and notices (including all nonclinical, clinical and other data contained therein or utilized as the basis for such filings, declarations, listings, registrations, submissions, reports, documents, claims and notices), were accurate, complete and correct in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing), and were in material compliance with applicable Laws when filed, and no deficiencies that have been asserted by any applicable Governmental Body with respect to any such filings, declarations, listings, registrations, submissions, reports, documents, claims or notices remain outstanding.

(f) The clinical and nonclinical studies, trials or tests conducted or sponsored by or on behalf of the Company or any of its Subsidiaries have been and, if still pending, are being conducted in all material respects in accordance with all applicable Healthcare Laws and guidance, including Good Clinical Practices requirements and applicable Laws restricting the use and disclosure of individually identifiable health information. No such clinical or nonclinical study, trial or test conducted or sponsored by or on behalf of the Company or any of its Subsidiaries has been subject to a clinical hold or termination prior to its completion. As of the date hereof, none of the FDA, NMPA nor any other Governmental Body, nor any institutional review board or independent ethics committee, has sent any written notices or other written correspondence to the Company or any of its Subsidiaries or an investigator with respect to any clinical or nonclinical studies, trials and tests conducted or sponsored by or on behalf of the Company or any of its Subsidiaries alleging or asserting material noncompliance with any applicable Laws (including all Healthcare Laws) with respect to any such study, trial or test, or recommending or requiring the termination, suspension or material modification of such studies, trials or tests that would reasonably be expected to have a Company Material Adverse Effect.

(g) All animal studies or other preclinical tests performed in connection with or as the basis for any regulatory approval or clearance required for a Company Product either: (i) have been conducted in accordance, in all material respects, with applicable Good Laboratory Practices, including the requirements contained in 21 C.F.R. Part 58; or (ii) involved experimental research techniques that could not be performed by a registered GLP testing laboratory (with appropriate notice being given to the FDA, NMPA or any other applicable Governmental Body) and have employed in all material respects the procedures and controls generally used by qualified experts in animal or preclinical study of products comparable to those being developed by or on behalf of the Company or any of its subsidiaries.

(h) The Company has made available true, correct and complete copies of the following materials in the possession of the Company or any of its subsidiaries as of the date hereof: (i) Investigational New Drug Applications; (ii) all material correspondence to or from the FDA, NMPA and any other Governmental Body, and all other documents concerning material communications to or from the FDA, NMPA and any other Governmental Body, in each case held by the Company or any of its Subsidiaries concerning (A) any Company Product, (B) the compliance of the Company, its Subsidiaries and their Company Collaboration Partners with applicable Laws regarding any Company Product, and (C) the likelihood or timing of, or requirements for, regulatory approval of any Company Product; and (iii) all material information concerning the safety, efficacy, side effects, toxicity, or manufacturing quality and controls of any Company Product. In the past three years, there has not been and there is no (i) material adverse event that is or was required to have been reported, but was not yet reported, under applicable Healthcare Laws to FDA, NMPA or other Governmental Body or institutional review board or independent ethics committee with respect to the safety, efficacy or quality of any Company Product, (ii) scientific or technical fact or circumstance in existence as of the date hereof that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, or (iii) to the Knowledge of the Company, circumstance in existence as of the date hereof that would reasonably be expected to lead to any refusal by the FDA, NMPA or any other Governmental Body to accept or approve any filing, application or request for regulatory approval of the Company Products in any applicable jurisdiction, or result in any material delay, suspension or revocation of any of such regulatory approval.

2.10 Company Material Contracts.

(a) Part 2.10(a) of the Company Disclosure Schedule lists each Contract in effect as of the date of this Agreement to which the Company or any of its Subsidiaries is a party or by which any of its properties or assets are otherwise bound of the following categories (such Contracts required to be disclosed under Part 2.10(a) of the Company Disclosure Schedule, the “Company Material Contracts”):

(i) any Contract that requires future payments by or to the Company or any of its Subsidiaries in excess of $250,000 in any calendar year;

(ii) (A) any Contract relating to the acquisition or disposition by the Company or any of its Subsidiaries of any material operating business or tangible assets; or (B) any Contract under which the Company or any of its Subsidiaries have any outstanding indemnification obligations, in each case of subclause (A) and (B), other than any such Contracts entered into in the Ordinary Course of Business;

(iii) (A) any guaranty, surety or performance bond or letter of credit issued or posted, as applicable, by the Company or any of its Subsidiaries; (B) any Contract evidencing or relating to Debt of the Company or any of its Subsidiaries or providing for the creation of or granting any Lien upon any of the property or assets of the Company or any of its Subsidiaries (excluding Company Permitted Liens); (C) any Contract (1) relating to any loan or advance to any Person which is outstanding as of the date of this Agreement (other than immaterial advances to employees and consultants in the Ordinary Course of Business) or (2) obligating or committing the Company or any of its Subsidiaries to make any such loans or advances; and (D) any currency, commodity or other hedging or swap Contract;

(iv) any offer letter, employment agreement, consulting or independent contractor agreement, or other similar agreements or arrangements with any current Company Service Provider (A) that is not terminable at-will and without penalty by the Company or its applicable Subsidiary; or (B) any current Company Service Provider that provides for severance, retention payments, change of control payments or bonuses, accelerated vesting, or any payment or benefit that may or will become due as a result of the Merger;

(v) any collective bargaining agreement or similar Contract with any trade union, labor union, works council or other labor organization (“Collective Bargaining Agreement”);

(vi) any Contract that is a settlement, conciliation or similar Contract relating to the settlement of Legal Proceedings, including separation agreements with any Company Service Provider and settlement agreements, consent decrees, or other similar agreements with any Governmental Body, and (A) pursuant to which the Company or any of its Subsidiaries has any current actual or potential liability or will be required after the date of this Agreement to pay any monetary obligations or (B) contains material obligations or limitations on the Company’s conduct;

(vii) any joint venture, partnership, or joint development or similar Contracts;

(viii) any Contract that obligates (including through the use of diligent or commercially reasonable efforts or similar undertaking) the Company or any of its Subsidiaries to develop or commercialize or manufacture any Company Product;

(ix) any Contract providing for the manufacture of any Company Product that includes regulatory starting materials, drug substance, drug product and drug packaging that involves payments in excess of $250,000 in any calendar year;

(x) any Contract with an academic institution, research center or Governmental Body (or any Person working for or on behalf of any of the foregoing), in each case, that provides for research and development activities involving the creation of any material Company Owned Intellectual Property (other than Contracts disclosed or required to be disclosed under Part 2.8(j) or 2.8(k) of the Company Disclosure Schedule);

(xi) any Contract pursuant to which the Company or any of its Subsidiaries (A) is obligated to pay to any Third Party a percentage (or percentage interest) of sales, revenues or profits, or any development, regulatory or commercial or similar milestone payments, in each case, with respect to any Company Product or (B) is obligated to supply any Company Product (excluding pursuant to purchase orders under existing agreements), in each case whether as of the date of this Agreement or as of a future date, including upon the occurrence of any future event;

(xii) any Contract (A) containing covenants restricting or purporting to restrict competition which, in either case, have, would have or purport to have the effect of prohibiting the Company, any of its Subsidiaries or, after the Closing, Parent or the Second Surviving Company or any of its Subsidiaries from engaging in any business or activity in any geographic area or other jurisdiction, other than any such covenant set forth in this Agreement or the Ancillary Agreements, (B) in which the Company or any of its Subsidiaries have granted “exclusivity” or that requires the Company or any of its Subsidiaries to deal exclusively with, or grant exclusive rights or rights of first refusal to, any customer, vendor, supplier, distributor, contractor or other Person or that is a requirements contract, (C) that includes minimum purchase conditions or other requirements, in either case that exceed $100,000 in any calendar year to the extent the Contract is not terminable without penalty on 90 days’ or shorter notice, or (D) containing a “most-favored-nation,” “best pricing” or other similar term or provision by which another party to such Contract or any other Person is, or could become, entitled to any benefit, right or privilege which, under the terms of such Contract, is required to be at least as favorable to such party as those offered to another Person;

(xiii) any Contract involving commitments to make capital expenditures involving $50,000 or more individually;

(xiv) any lease, sublease, rental or occupancy agreement, license, installment, and conditional sale agreement or agreement under which the Company or any of its Subsidiaries are the lessee or lessor of, or own, use or operate any leasehold or other interest in any real property or material personal property;

(xv) any Inbound License, or Outbound License;

(xvi) any Contract with any Affiliate (other than a Subsidiary), director, executive officer (as such term is defined in the Exchange Act), Person holding 5% or more of the Company Shares, or any Affiliate (other than the Company) or immediate family member of any of the foregoing;

(xvii) any power of attorney granted by the Company or any of its Subsidiaries that is currently in effect; and

(xviii) any Contract not otherwise listed or required to be listed in Part 2.10(a) of the Company Disclosure Schedule that, if terminated, or if such Contract expired without being renewed, would have a Company Material Adverse Effect.

(b) With respect to each Company Material Contract listed in Part 2.10(a) of the Company Disclosure Schedule, except for such Company Material Contracts that expire by their terms on or prior to the Closing Date and except for such Company Material Contracts that may be terminated or materially amended consistent with Section 4.2 (Conduct of the Business of the Company) on or after the date hereof: (i) such Company Material Contract is binding and enforceable against the Company or its Subsidiaries and, to the Knowledge of the Company, against each other party thereto, in accordance with its terms, subject to (A) Laws of general application relating to bankruptcy, insolvency and the relief of debtors and (B) rules of Law governing specific performance, injunctive relief and other equitable remedies; and (ii) neither the Company nor any of its Subsidiaries is in material breach or material default of such Company Material Contract or, with the giving of notice or the giving of notice and passage of time without a cure would be, in material breach or material default of such Company Material Contract, and, to the Knowledge of the Company, no other party to such Company Material Contract is in material breach or material default of such Company Material Contract. The Company has made available to Parent true and complete copies of the true, correct and complete copy of each such Company Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder). Since January 1, 2023, none of the Company or its Subsidiaries has received any written notice or, to the Knowledge of the Company, other communication regarding any material violation or material breach of, or material default under, any Company Material Contract.

2.11 Compliance with Laws.

(a) The Company and its Subsidiaries are and, in the past three years, have been in material compliance with Laws applicable to it or its properties or other assets or any of their respective business or operations, including those relating to employment, and, in the past three years, neither the Company nor any of its Subsidiaries have received any written notices of any material violation with respect to such Laws.

(b) Except as would otherwise not have a Company Material Adverse Effect, the Company and its Subsidiaries have obtained each federal, state, county, local or foreign governmental consent, license, permit, grant or other authorization of a Governmental Body (i) that is required for the Company or its Subsidiaries to operate or hold any interest in any of their respective assets or properties or (ii) that is required for the conduct of the business of the Company and its Subsidiaries or the holding of any such interest (all of the foregoing consents, licenses, permits, grants and other authorizations, collectively, the “Company Permits”), and all of the Company Permits are in full force and effect. Part 2.11(b) of the Company Disclosure Schedule lists all material Company Permits. Neither the Company nor any of its Subsidiaries have received any written notice from any Governmental Body regarding (A) any material violation of any Company Permits or any failure to materially comply with any term or requirement of any material Company Permits or (B) any revocation, withdrawal, suspension, cancellation, termination or modification of any material Company Permits, and, to the Knowledge of the Company, no such notice or other communication is forthcoming. In the past three years, the Company and its Subsidiaries have materially complied with all of the terms of the Company Permits and none of the Company Permits will be terminated or impaired, or will become terminable, in whole or in part, as a result of the consummation of the Merger. In the past three years, there has not been any legal proceeding or disciplinary proceeding or written notice by or from any Governmental Body against the Company or its Subsidiaries involving any Company Permit, including to revoke, cancel, terminate, suspend, restrict, modify or refuse to renew any Company Permit. The Company has made available to Parent all written correspondence with Governmental Bodies alleging noncompliance with any material Company Permit.

2.12 Export Control and Sanctions Laws. In the past five years, the Company has conducted its export transactions in accordance in all material respects with applicable provisions of United States export and re-export controls, anti-boycott, and sanctions laws and regulations, including the Export Administration Act and Regulations, the Foreign Assets Control Regulations, the International Traffic in Arms Regulations, other controls administered by the United States Department of Commerce or the United States Department of State, the regulations administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), and all other applicable import/export controls and sanctions laws and regulations in other countries in which the Company conducts business (collectively, “Trade Laws”). The Company has not engaged in any transactions or dealings with, or exported any products, technology, or services to, (a) any country or territory that is subject to a U.S. Government embargo (currently Cuba, Iran, North Korea, Syria, the Crimea, Donetsk People’s Republic, or Luhansk People’s Republic regions in Ukraine) (collectively, the “Embargoed Countries”); (b) any instrumentality, agent, entity, or individual that is located in, or acting on behalf of, or directly or indirectly owned or controlled by any Governmental Body of, any Embargoed Country; or (c) any person which is identified on, or 50% or more owned or controlled (individually or in the aggregate) by persons identified on, any list of designated and prohibited parties maintained by the U.S. Government, the United Kingdom, or the European Union, including, but not limited to, the List of Specially Designated Nationals and Blocked Persons, the Foreign Sanctions Evaders List, or the Sectoral Sanctions Identifications List, which are maintained by OFAC, or the Entity List, Unverified List, or Denied Persons List, which are maintained by the Bureau of Industry and Security of the U.S. Commerce Department (collectively, the “Prohibited Party Lists”), in each case, in material violation of any Trade Laws. None of the Company or its actual or beneficial owners appears on a Prohibited Party List. Without limiting the foregoing: (a) the Company has obtained all material export and import licenses, license exceptions and other consents, notices, waivers, approvals, Orders, authorizations, registrations, declarations and filings with any Governmental Body required for (i) the export, import and re-export of products, services, software and technologies and (ii) releases of technologies and software to foreign nationals located in the United States and abroad (collectively, “Export Approvals”), (b) the

Company is in all material respects compliance with the terms of all applicable Export Approvals, (c) there are no pending or, to the Knowledge of the Company, threatened claims against the Company with respect to such Export Approvals, (d) to the Knowledge of the Company, there are no actions, conditions or circumstances pertaining to the Company’s export transactions that would reasonably be expected to give rise to any future claims and (e) no Export Approvals for the transfer of export licenses from the Company to Parent or the First Surviving Company are required, except for such Export Approvals that can be obtained expeditiously and without material cost. None of the Company, its Subsidiaries or any of their respective officers, directors, or, to the Knowledge of the Company, employees are or have in the past five years been the subject of any voluntary disclosure, governmental investigation, prosecution, or other enforcement action related to violations of export control and sanctions laws and regulations.

2.13 Foreign Corrupt Practices Act. Neither the Company, nor its Subsidiaries, nor any director, officer, Affiliate, nor, to the Knowledge of the Company, any employee or agent of the Company or its Subsidiaries (in their capacities as such or relating to their employment, services or relationship with the Company or its Subsidiaries), has in the past five years: (a) directly or indirectly unlawfully made, offered, promised, authorized, solicited, or accepted anything of material value, including any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment, to or from any Person, including a “foreign official” (as such term is defined in the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”)), foreign political party or official thereof, or candidate for foreign political office, regardless of what form, whether in money, property, or services (i) to obtain favorable treatment for business or Contracts secured; (ii) to pay for favorable treatment for business or Contracts secured; (iii) to obtain special concessions or for special concessions already obtained; (iv) to improperly influence or induce any act or decision; (v) to secure any improper advantage; or (vi) in material violation of applicable Law (including the FCPA); or (b) established or maintained any fund or asset that has not been accurately recorded in the books and records of the Company in material violation of applicable Law (including FCPA). None of the Company or any of the Company’s directors, officers, or, to the Knowledge of the Company, employees are or have in the past five years been the subject of any voluntary disclosure, governmental investigation, prosecution, or other enforcement action related to the Anti-Corruption Laws.

2.14 Tax Matters.

(a) Each of the Company and its Subsidiaries has duly and timely filed all material Tax Returns that it was required to file under applicable Laws. All such Tax Returns were true, correct and complete in all material respects. All material Taxes due and owing by the Company and its Subsidiaries (whether or not shown on any Tax Return) have been duly and timely paid. The Company and its Subsidiaries have made all material estimated Tax payments required to be made sufficient to avoid any underpayment, penalties or interest. The Company and its Subsidiaries are not currently the beneficiary of any extension of time within which to file any Tax Return other than any such automatic extension obtained in the Ordinary Course of Business. There are no Liens for material Taxes other than Company Permitted Liens upon any of the assets of the Company or its Subsidiaries. Since the Unaudited Balance Sheet Date, the Company and its Subsidiaries have not incurred any material liability for Taxes outside the Ordinary Course of Business.

(b) No audit or other examination of any material Tax Return of the Company or its Subsidiaries is presently in progress, nor has the Company or any of its Subsidiaries been notified in writing of any request for such an audit or other examination. Any past audit of any material Tax Return of the Company and its Subsidiaries has been completed and fully resolved and all material Taxes determined by such audit to be due from the Company and its Subsidiaries have been paid in full to the applicable Governmental Body. There is no unresolved material Tax deficiency outstanding, assessed or proposed against the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, which waiver or extension is still in effect.

(c) The Company and its Subsidiaries have withheld or collected and properly reported and timely paid over to the appropriate Governmental Body all material Taxes required to have been withheld or collected, reported and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, customer, stockholder, or other Third Party.

(d) The U.S. Subsidiary is not, and has not been, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(e) Neither the Company nor any of its Subsidiaries has, in the past three years, constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as related to Section 355 of the Code).

(f) Neither the Company nor any of its Subsidiaries has participated in any listed transaction within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(g) Neither the Company nor any of its Subsidiaries will be required to include a material item of income or gain in, or exclude a material item of deduction or loss from, taxable income for any Tax period (or portion thereof) ending after the Closing as a result of any: (i) change in method of accounting (including in connection with the Merger), or use of an improper method of accounting for a Tax period (or portion thereof) ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any comparable or similar provisions of applicable Law) executed on or prior to the Closing Date; (iii) election pursuant to Section 965(h) of the Code (or any comparable or similar provisions of applicable Law) made on or prior to the Closing Date; (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) prepaid amount received on or prior to the Closing Date; or, (vi) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) arising from a transaction consummated prior to the Closing Date.

(h) Neither the Company nor any of its Subsidiaries is a party to any written agreement with any Third Party (other than, for the avoidance of doubt, the Company or any of its Subsidiaries) relating to allocating or sharing the payment of, or liability for, Taxes (other than an Ordinary Commercial Agreement). None of the Company and its Subsidiaries is or has ever been a member of a consolidated, combined, unitary or affiliated group other than any such group the common parent of which was the Company or any of its Subsidiaries. None of the Company and its Subsidiaries has any liability for the Taxes of any other Person (other than the Company or any of its Subsidiaries) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law); (ii) as a transferee or successor; (iii) by Contract (other than an Ordinary Commercial Agreement); or (iv) otherwise by operation of Law.

(i) The U.S. Subsidiary is and has, since its formation, been a domestic corporation taxable under subchapter C of the Code. The Company and each Subsidiary (other than the U.S. Subsidiary) are and have, since their respective formations, always been foreign corporations for U.S. federal income Tax purposes.

(j) Except as set forth in Part 2.14(j) of the Company Disclosure Schedule, none of the Company or any of its Subsidiaries owns any interest in a joint venture, Contract or other arrangement treated as a partnership for U.S. federal income Tax purposes.

(k) The U.S. Subsidiary uses the accrual method of accounting for income Tax purposes.

(l) No written claim has been made by any Governmental Body that the Company or any of its Subsidiaries is or may be subject to taxation in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns. Neither the Company nor any of its Subsidiaries has ever (i) had a permanent establishment (within the meaning of an applicable tax Treaty); or (ii) engaged in a trade or business in any country other than its country of formation that subjects it to Tax in such other country.

(m) The Company and its Subsidiaries are and have been in compliance in all material respects with the requirements for any Tax holidays or incentives that have current applicability to them.

(n) The Company and its Subsidiaries are in material compliance with all applicable transfer pricing Laws, including the Treasury Regulations promulgated under Section 482 of the Code.

(o) The Company has not entered into a cost sharing arrangement or agreement to share research and development costs or rights to any Company Owned Intellectual Property. Neither the Company nor any of its Subsidiaries has transferred intangible property the transfer of which would be subject to the rules of Section 367(d) of the Code. Neither the Company nor any of its Subsidiaries is subject to any gain recognition agreement under Section 367 of the Code.

(p) The Company is not (i) a “passive foreign investment company” as defined in Section 1297 of the Code, (ii) a “controlled foreign corporation” as defined in Section 957 of the Code, or (iii) a “surrogate foreign corporation” as defined in Section 7874(a)(2)(B) of the Code.

(q) The Company has not filed an election on IRS Form 8832 (Entity Classification Election) to be treated as other than a corporation for U.S. federal income Tax purposes.

(r) There is no material property or material obligation of the Company or any of its Subsidiaries, including uncashed checks to vendors, customers or employees, non-refunded overpayments, credits or unclaimed amounts or intangibles, that is escheatable or reportable as unclaimed property to any Governmental Body under any applicable escheatment, unclaimed property or similar Laws.

(s) Neither the Company nor any of its Subsidiaries, after consultation with Company Tax Counsel and review of the Company Tax Representation Letter and Parent Tax Representation Letter, has taken any action or knows of any fact or circumstance that would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

2.15 Employee Benefit Plans.

(a) Part 2.15(a) of the Company Disclosure Schedule sets forth a list of all material Company Plans and Company Service Provider Agreements and identifies any Company Plans that are International Plans or are PEO Plans.

(b) With respect to each material Company Plan and Company Service Provider Agreement, the Company has made available to Parent true and complete copies of (to the extent applicable): (i) the Company Plan and Company Service Provider Agreement and all amendments thereto (or a written description thereof), and all trusts or service agreements relating to the administration and recordkeeping of the Company Plan or Company Service Provider Agreement (or written summaries of the material terms of unwritten Company Plans and Company Service Provider Agreements); (ii) the most recent annual report (Form 5500 and all schedules and financial statements attached thereto) as filed with the IRS; (iii) the most recent summary plan description and all summaries of material modifications; (iv) the most recent IRS determination, opinion or advisory letter issued with respect thereto; (v) all written reports constituting a valuation of the Company’s capital stock for purposes of Sections 409A or 422 of the Code, whether prepared internally by the Company or by an outside, third-party valuation firm during the past three years; and (vi) all written material non-routine correspondence between the Company and any Governmental Body (including any foreign Governmental Body responsible for the regulation of such Company Plan or Company Service Provider Agreement) relating to any material Company Plan during the three most recently completed fiscal years preceding the date of this Agreement with respect to such Company Plan.

(c) In all material respects, each Company Plan and Company Service Provider Agreement has been established, funded, operated, administered and maintained in accordance with its terms and in compliance with all applicable Laws, including the Code. No non-exempt “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any applicable Company Plan that would reasonably be expected to result in a material liability to the Company under ERISA or the Code. There are no material Legal Proceedings or claims pending, or, to the Knowledge of the Company, threatened in writing (other than individual claims for benefits payable in the normal operation of the Company Plan or Company Service Provider Agreement) with respect to any Company Plan or Company Service Provider Agreement. Neither the Company nor any of its Subsidiaries is currently subject to any material penalty or Tax with respect to any Company Plan or Company Service Provider Agreement under the Code. The Company has timely made all material contributions, distributions or payments that are due with respect to each Company Plan and Company Service Provider Agreement, and all material contributions, distributions, and payments for any period ending on or before the Closing Date that are not yet due have been properly accrued with respect to each Company Plan and Company Service Provider Agreement. Each Company Plan and Company Service Provider Agreement can be amended, terminated or otherwise discontinued at any time in accordance with its terms, without liability to Parent, the Company or any Company ERISA Affiliate (other than ordinary administration expenses). With respect to any Company Plan that is a PEO Plan, each of the representations in this paragraph are limited to the Knowledge of the Company.

(d) The Company Plans which are “employee pension benefit plans” within the meaning of Section 3(2) of ERISA and which are intended to meet the qualification requirements of Section 401(a) of the Code have received determination, opinion or advisory letters from the IRS on which they may currently rely to the effect that such plans are qualified under Section 401(a) of the Code and the related trusts are exempt from federal income Taxes under Section 501(a) of the Code, respectively, and, to the Knowledge of the Company, nothing has occurred that could reasonably be expected to adversely affect the qualification of such Company Plan or the tax exempt status of the related trust.

(e) No payment or benefit which will or may be made with respect to any “disqualified individual” (as defined in Code Section 280G and the regulations thereunder) in connection or association with the consummation of the Merger (either alone or in combination with any other event) will result in the loss of tax deductions under Code Section 280G(b)(2). There is no contract, agreement, plan or arrangement to which the Company or any of its Subsidiaries is bound to provide a gross-up or otherwise reimburse any employee for excise taxes paid pursuant to Section 4999 or Section 409A of the Code.

(f) Except as set forth in Party 2.15(f) of the Company Disclosure Schedule, neither the execution or delivery of this Agreement nor the consummation of the Merger will (either alone or in connection with any other event): (i) result in any payment becoming due to any current or former Company Service Provider, (ii) increase any amount of compensation or benefits otherwise payable under any Company Plan or Company Service Provider Agreement, (iii) result in the acceleration of the time of payment, funding or vesting of any material payments or benefits under any Company Plan or Company Service Provider Agreement, (iv) require any contribution or payment to fund any obligation under any Company Plan or Company Service Provider Agreement, or (v) result in the payment of any severance entitlement.

(g) No Company Plan or Company Service Provider Agreement is, and neither the Company nor any Company ERISA Affiliate has or in the past six years, sponsored, maintained contributed to, been required to contribute to or had or has any material obligations or material liability (current or contingent) under or with respect to any plan (i) subject to Section 302 or Title IV of ERISA or Section 412 of the Code (including any “defined benefit plan” within the meaning of Section 3(35) of ERISA), (ii) a “multiemployer plan” within the meaning of Section 3(37) of ERISA, or (iii) any “multiple employer plan” within the meaning of Section 413 of the Code, or (iv) any “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA. The Company has no material current or contingent liability or obligation as a consequence of at any time being considered a single employer under Section 414 of the Code with any other Person.

(h) No Company Plan or Company Service Provider Agreement provides death, medical, dental, vision, life insurance or other welfare benefits beyond termination of service or retirement, other than coverage mandated by COBRA or other similar Law, and neither the Company nor Company ERISA Affiliates has made a written or oral representation promising the same.

(i) Each Company Plan or Company Service Provider Agreement providing for deferred compensation that constitutes a “nonqualified deferred compensation plan” (as defined in Section 409A of the Code) is, and has been, established, administered and maintained in compliance with the requirements of Section 409A of the Code.

(j) To the Knowledge of the Company, in the past six years, no event has occurred, and no condition or circumstances exists, that could reasonably be expected to subject the Company or any Company ERISA Affiliate, to penalties or excise taxes under Sections 4980D, 4980H, or 4980I of the Code or under any provision of the Patient Protection and Affordable Care Act of 2010, as amended. The Company has no material liabilities relating to the failure to comply with any reporting obligations under Sections 6055 or 6056 of the Code.

(k) With respect to each material Company Plan maintained primarily for employees and former employees located outside the United States (each, an “International Plan”): (i) if intended to qualify for special Tax treatment, each International Plan is so qualified, (ii) if required to be registered with a Governmental Body, is so registered, and (iii) the fair market value of the assets of each International Plan, the liability of each insurer for any International Plan funded through insurance, or the book reserve established for any such plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the date of this Agreement, with respect to all current and former participants in such plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such plan. Neither the Company nor any Company ERISA Affiliate has been a party to, a sponsoring employer of, or otherwise is under any material liability with respect to any defined benefit pension scheme, any final salary scheme or any death, disability or retirement benefit calculated by reference to age, salary or length of service or any other item, except to the extent required by applicable law or pursuant to a plan, scheme or arrangement maintained by a Governmental Body.

2.16 Employee Matters.

(a) The Company has made available to Parent a true and correct list, as of the date of this Agreement, containing: (i) the names (except where prohibited by Law) of all current Company Service Providers, (ii) identification as either a full-time, part-time or temporary; (iii) location of employment or where such individual provides services to the Company or its Subsidiaries (city, state, and country); (iv) annual base salary or wage rate, current annual bonus opportunity and outstanding retention bonuses; (v) dates of hire or engagement; (vi) employing or engaging entity; (vii) job title or description of contracted services; (viii) any contractual severance rights or eligibility to receive retention payments; (ix) with respect to employees, whether they are classified as exempt or non-exempt for purposes of the Fair Labor Standards Act, as amended (“FLSA”) and any similar state law; (x) visa status, if applicable; and (xi) any leave of absence status.

(b) The Company and its Subsidiaries: (i) are, and, in the past three years, have been, in material compliance with all applicable Laws, and with any order, ruling, decree, judgment or arbitration award of any arbitrator or any court or other Governmental Body, relating to employment and employment practices, including payment of wages, overtime and leave compensation, hours of work, employment taxes and withholdings, social insurance or housing fund contribution and withholdings, compensation, fringe benefits, paid sick leave, leave of absence rights, employment policies, affirmative action, disability rights or benefits, workers’ compensation, unemployment compensation and insurance, health insurance continuation, labor relations, discrimination, worker classification (including the proper classification of employees as exempt or non-exempt under the FLSA and similar state laws and workers as employees or independent contractors, consultants, labor dispatch employees or outsourced personnel), recognition of work-related injury, labor protection and prevention of occupational diseases, harassment, discrimination, retaliation, whistleblowing, privacy rights, equal employment opportunity and fair employment practices, immigration, wrongful discharge, working conditions, employee safety and health, or other violation of the rights of any current, former, or prospective Company Service Provider; (ii) have, in all material respects, withheld and reported all amounts required by any Law or Contract to be withheld and reported with respect to wages, salaries and other payments to any Company Service Provider; and (iii) have no material liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body with respect to unemployment compensation benefits, social security or other benefits or obligations for any Company Service Provider (other than routine payments to be made in the normal course of business).

(c) Except as would not reasonably be expected to result in material liability to the Company, each Company Service Provider who has rendered services to the Company or and of its Subsidiaries who was classified by the Company or such Subsidiary, as applicable, as having the status of an independent contractor, consultant, or other non-employee status for any purpose (including for purposes of taxation and Tax reporting and under any Company Plan or prior employee benefit plans) was properly so characterized.

(d) Each Company Service Provider is legally authorized to work in his or her current position under applicable United States or foreign immigration laws. Employees of the Company and its Subsidiaries who are not citizens or permanent residents of the country in which they work have provided documentation to the Company or its Subsidiaries, as applicable, reflecting their authorization under applicable United States or foreign immigration laws to work in their current position.

(e) Neither the Company nor its Subsidiaries are, or ever have been, a party to or otherwise bound by any Collective Bargaining Agreement, nor is any such Contract or agreement presently being negotiated. To the Knowledge of the Company, there is currently no, nor has there been, in the past three years, any a representation campaign or organizing activity with respect to any Company Service Provider.

(f) There are no pending, nor have there been, in the past three years, any material actions, suits, claims, charges, complaints, grievances, arbitrations, investigations or other material Legal Proceedings against the Company or any of its Subsidiaries by or with any Governmental Body, arbitrator, or other material dispute resolution forum in connection with the application, employment or engagement of any current, former, or prospective Company Service Provider including, without limitation, any material claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wage or hours violations, unpaid wages, unpaid commissions, unpaid or underpaid social insurance and/or housing found, unpaid compensations, wrongful termination or any other employment related matter arising under applicable Laws, nor, to the Knowledge of the Company or its Subsidiaries have any such material Legal Proceedings been threatened in writing to be brought or filed.

(g) To the Knowledge of the Company, in the past three years, (i) no allegations of sexual harassment or misconduct have been made against (A) any of the Company Management, or other director or officer of the Company or any Subsidiary or (B) any Company Service Provider who, directly or indirectly, supervises other Company Service Providers and (ii) neither the Company nor any of its Subsidiaries have entered into any settlement agreement or conducted any investigation related to allegations of sexual harassment or sexual misconduct by any Company Service Provider.

(h) None of the Key Employees has provided written notice to the Company or applicable Subsidiary of their intent to terminate their relationship with the Company or applicable Subsidiary as of the date hereof.

(i) All Company Service Providers based in the United States are employed on an “at-will” basis.

(j) The Company and its Subsidiaries are, and have, in the past three years, been, in compliance with all Company Service Provider Agreements in connection with any Company Service Provider.

2.17 Environmental Matters. The Company and its Subsidiaries are, and, in the past three years, have been in compliance in all material respects with all applicable Environmental Laws. In the past three years (or earlier if unresolved), neither the Company nor any of its Subsidiaries have received any written notices, demand letters or requests for information from any Governmental Body or any other Person indicating that the Company or any of its Subsidiaries are or may be in violation of, or may be liable under, any applicable Environmental Law, and neither the Company nor any of its Subsidiaries are subject to any pending or, to Knowledge of the Company, threatened action or investigation by any Governmental Body under any applicable Environmental Law. To the Knowledge of the Company, no current or prior owner of any property leased or controlled by the Company or any of its Subsidiaries has received any written notice from a Governmental Body or any other Person in the past three years (or earlier if unresolved) that alleges that such current or prior owner or the Company or any of its Subsidiaries are materially violating or have materially violated, or are materially liable under any applicable Environmental Law. The Company and its Subsidiaries are and, in the past three years, have at all times been in compliance in all material respects with, and have no material liability under, any provisions of leases relating in any way to any applicable Environmental Laws or to the use, management, handling, disposal or release of Hazardous Substances under such leases. All material Environmental Company Permits, if any, required to be obtained and maintained by the Company and its Subsidiaries under any applicable Environmental Law in connection with its operations as they have been or are currently being conducted, including those relating to the management of Hazardous Substances, have been obtained and maintained by the Company and its Subsidiaries, are in full force and effect, and the Company and its Subsidiaries are and, in the past three years, have at all times been in material compliance with the terms thereof. Neither the Company nor any of its Subsidiaries have treated, stored, disposed of, handled, released or exposed any Person to any Hazardous Substances on, in or under any real property, or owned or operated any property contaminated by any such Hazardous Substances, in each case that has resulted in or would result in material liability to the Company or any of its Subsidiaries under applicable Environmental Laws.

2.18 Insurance. The Company and its Subsidiaries have the insurance of the types and in the amounts set forth in Part 2.18 of the Company Disclosure Schedule (the “Insurance Policies”), including the name of the insurer under each such Insurance Policy, the type of Insurance Policy, the coverage amount and any applicable deductible as well as all material claims made under such Insurance Policy. The Insurance Policies are in full force and effect and all premiums due and payable under such Insurance Policies have been paid on a timely basis. As of the date of this Agreement, there is no material claim pending under any of the Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies. The Company and its Subsidiaries are in compliance in all material respects with the terms of the Insurance Policies. The Company and its Subsidiaries maintain the Insurance Policies with at least a scope and amount required by applicable Law and Contracts to which any Company or its Subsidiaries are a party or by which the Company or its Subsidiaries are bound. To the Knowledge of the Company, as of the date of this Agreement, there have been no threatened terminations of, or material premium increases with respect to, any of the Insurance Policies. The Company has made available to Parent true and complete copies of the Insurance Policies.

2.19 Legal Proceedings; Orders. Except as would not reasonably be expected to individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, there is no pending Legal Proceeding, and, to the Knowledge of the Company, in the past three years, no Person has threatened to commence any Legal Proceeding: (a) that involves the Company, its Subsidiaries or any of the assets owned or used by the Company or its Subsidiaries or any Person whose liability the Company or its Subsidiaries have retained or assumed, either contractually or by operation of law; or (b) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the Contemplated Transactions. There is no order, writ, injunction, judgment or decree to which the Company, its Subsidiaries or any of the assets owned or used by the Company or its Subsidiaries, or any of the Company’s officers or directors (in their respective capacities as such), is subject, other than orders, writs, injunctions, judgments or decrees of general applicability to similarly situated companies.

2.20 Significant Supplier. Neither the Company nor any Subsidiary has any outstanding material disputes concerning products or services provided by any supplier who, for the year ended December 31, 2023 or the two months ended February 29, 2024, was (a) one of the 10 largest suppliers of products or services to the Company (including suppliers of any GMP material used in the manufacture of Company Products). based on amounts paid or payable with respect to such periods (collectively each a “Significant Supplier”). Each Significant Supplier is listed on Section 2.20 of the Company Disclosure Schedule. As of the date hereof, neither the Company nor any Subsidiary has received any written notice from any Significant Supplier that such Significant Supplier intends not to continue as a supplier, manufacturer or partner of the Company or any Subsidiary (or the Second Surviving Company or Parent or any of their respective Subsidiaries) after the Closing or that such Significant Supplier intends to terminate or materially modify its existing Contracts with the Company or its Subsidiary.

2.21 Authority; Binding Nature of Agreement. The Company has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement. As of the date of this Agreement, the Company Board (by way of resolutions passed in accordance with the Company Charter) has (a) determined that this Agreement, the Merger and the Contemplated Transactions, are advisable, fair to, and in the best interests of the Company, (b) authorized and approved the execution, delivery and performance of this Agreement by the Company and approved the Merger, and (c) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the Company Shareholders vote to approve the Company Shareholder Matters. This Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (i) Laws of general application relating to bankruptcy, insolvency and the relief of debtors, (ii) rules of Law governing specific performance, injunctive relief and other equitable remedies, and (iii) the due authorization, execution and delivery hereof by the other Parties.

2.22 Vote Required. The approval and authorization of the First Merger and the First Plan of Merger requires (a) a special resolution of the Company under the CICA, being (i) a resolution passed by the affirmative vote of the Company Shareholders holding Company Shares representing at least two-thirds of the votes cast by the holder of Company Shares present and voting in person or by proxy at a general meeting of which notice specifying the intention to propose the resolution as a special resolution has been duly given, or (ii) a unanimous written resolution of the Company Shareholders (the “Required Company Shareholder Vote”) in accordance with Section 233(6) of the CICA and the Company Charter, and (b) the prior approval by vote or written consent of the Requisite Holders (as defined in the Company Charter) (“Requisite Holders Consent” and, together with the Partial Liquidation Preference Waiver Consent, collectively, the “Preferred Consent”). The Required Company Shareholder Vote and the Preferred Consent are the only votes (or written consents) of the holders of any class or series of Company Shares necessary to adopt, approve and consummate this Agreement and approve and consummate the Contemplated Transactions, including the First Merger.

2.23 Non-Contravention; Consents. With respect to clauses (b) and (c) only, except for violations and defaults that would not reasonably be expected to be material to the Company, the execution and delivery of this Agreement by the Company and the consummation by the Company of the Contemplated Transactions will not cause a: (a) violation of any of the provisions of the Company Organizational Documents or the Organizational Documents of each of the Subsidiaries of the Company; (b) violation by the Company or any of its Subsidiaries of any applicable Law; or (c) default (or an event that, with or without notice or lapse of time or both would constitute a default) on the part of the Company or any of its Subsidiaries under, result in a material modification or termination under, or give to others any rights of termination, modification, acceleration, reacquisition, transfer or cancellation of, or result in the creation of a Lien on, any of the properties or assets of the Company or its Subsidiaries (other than a Company Permitted Lien) pursuant to, any Company Material Contract. Except as may be required by the CICA or governmental regulation, neither the Company nor its Subsidiaries are required to obtain any Consent from any Governmental Body or party to a Company Material Contract at any time prior to the Closing in connection with the execution and delivery of this Agreement or the consummation by the Company of the Merger. No other state takeover statute or similar Law applies or purports to apply to the Merger, this Agreement or the Contemplated Transactions. No “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation or any anti-takeover provision in the Company Organizational Documents or the Organizational Documents of each of the Subsidiaries of the Company, or pursuant to any Law to which the Company or its Subsidiaries are subject, is, or at the First Effective Time will be, applicable to this Agreement, the Merger or the Contemplated Transactions.

2.24 Financial Advisor. No broker, finder or investment banker is entitled to any brokerage or finder’s fee in connection with the Merger or any of the Contemplated Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

2.25 Bank Accounts. Part 2.25 of the Company Disclosure Schedule sets forth a true and complete list of each bank account in the name of the Company and its Subsidiaries, including the title and number of the account, the individuals with signatory authority over such account and the financial institution at which such account is located, and, as of the date hereof, the cash balance of each such account.

2.26 Private Placement. The Company understands and acknowledges that the offer and sale of the shares of Parent Class A Common Stock and Parent Convertible Preferred Stock and the Parent Consideration Warrants comprising the aggregate Stock Consideration and Warrant Consideration to the Company Shareholders who are Accredited Investors and the Company Warrantholder is intended to be exempt from registration, and will not be registered, under the Securities Act or any applicable state securities or “blue sky” Laws and, therefore, the Stock Consideration and Warrant Consideration will be characterized as “restricted securities” under the Securities Act and such laws and may not be sold unless they are subsequently registered under the Securities Act and qualified under state law or unless an exemption from such registration and qualification is available.

2.27 Accredited Investors. After due inquiry and reasonable investigation, including review of all completed and executed Accredited Investor Questionnaires, the Company reasonably believes that each of the Key Company Shareholders entitled to receive shares of Parent Class A Common Stock, shares of Parent Convertible Preferred Stock or the Parent Consideration Warrants in connection with the Contemplated Transactions is an “accredited investor” as defined in Rule 501(a) of Regulation D under the Securities Act.

2.28 Related Party Transactions. Except as set forth in Part 2.28 of the Company Disclosure Schedule, there are no obligations of the Company or any of its Subsidiaries to, or Contracts with, current or former officers, directors, stockholders or employees of the Company, its Subsidiaries or their respective Affiliates or family members other than (a) Contracts entered into in the Ordinary Course of Business relating to employment or compensation matters and any invention and non-disclosure agreements, restrictive covenant agreements or other similar agreements entered into in connection therewith, (b) reimbursement of customary and reasonable expenses incurred on behalf of the Company or its Subsidiaries, (c) benefits due under Company Plans, Company Service Provider Agreements and ordinary course fringe benefits not required to be listed on Part 2.15(a) of the Company Disclosure Schedule and (d) agreements relating to the Company Shares, Company Warrant or outstanding Company Options or Company RSUs (each Contract required to be set forth on Part 2.28 of the Company Disclosure Schedule, an “Affiliated Agreement”). To the Knowledge of the Company, no officer, director or employee of the Company or any of its Subsidiaries or Company Shareholder is directly interested in any Company Material Contract. Except as set forth in Part 2.28(b) of the Company Disclosure Schedule, neither the Company nor, to the Knowledge of the Company, any of its Affiliates, directors, officers or employees possess, directly or indirectly, any financial interest in, or is a director, officer or employee of, any entity that is a material supplier, contractor, lessor, lessee or competitor of the Company and its Subsidiaries.

2.29 Acknowledgement Regarding Representations.

(a) The representations and warranties of Parent and Merger Subs set forth in this Agreement constitute the sole and exclusive representations and warranties of Parent and Merger Subs in connection with the Contemplated Transactions and the Company understands, acknowledges and agrees that all other representations and warranties of any kind or nature whether express, implied or statutory are specifically disclaimed by Parent and Merger Subs and, except for the representations and warranties set forth in this Agreement, and without prejudicing claims for Fraud, the Company is not relying, and the Company has not relied on, any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied.

(b) In connection with the due diligence investigation of Parent and Merger Subs by the Company, the Company and its Affiliates, shareholders, directors, officers, employees, agents, representatives and advisors may have received and may continue to receive after the date hereof from Parent and its Affiliates, stockholders, directors, officers, employees, consultants, agents, representatives and advisors certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding Parent and Merger Subs and Parent’s businesses and operations. The Company hereby acknowledges and agrees that, except to the extent explicitly covered by the representations and warranties set forth in this Agreement, neither Parent, nor any of its Affiliates (including Merger Subs), stockholders, directors, officers, employees, consultants, agents, representatives or advisors has made or is making any express or implied representation or warranty with respect to any such estimates, projections, forecasts, forward-looking statements or business plans.

3.	REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBS

Parent and Merger Subs represent and warrant to Company, except (a) as set forth in the Parent Disclosure Schedule (subject to the qualifications set forth in Section 10.13 (Disclosure Schedule)), and (b) other than with respect to Sections 3.1 (Due Incorporation; Etc.), 3.2 (Organizational Documents), and 3.3 (Capitalization), as disclosed in the Parent SEC Reports filed with the SEC in the past three years and publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval system at least three Business Days prior to the date hereof (but excluding any disclosures contained under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature), and only to the extent that it is reasonably apparent form a reading of such Parent SEC Report that it is applicable to such to such section of the Parent Disclosure Schedule, as follows:

3.1 Due Incorporation; Etc.

(a) Each of Parent and each Merger Sub is duly organized or incorporated, validly existing and in good standing (in jurisdictions that recognize the concept of good standing) under the Laws of the jurisdiction of its incorporation or organization and has all necessary power and authority to own, lease and operate its properties and assets in the manner in which such properties and assets are currently owned, leased and operated and to conduct its business in the manner as presently conducted.

(b) Parent is qualified to do business as a foreign corporation or other legal entity, and is in good standing, under the Laws of all jurisdictions where the ownership, leasing or operation of its assets or properties or present conduct of its business requires such qualification or license, except where the failure to be so qualified or in such good standing has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(c) Each Merger Sub is a direct, wholly owned subsidiary of Parent. Parent is the record holder of all outstanding and issued shares of capital of each Merger Sub and there are no other outstanding equity interests of either Merger Sub.

3.2 Organizational Documents. Parent has made available to the Company true and complete copies of the Organizational Documents of Parent and each Merger Sub, including all amendments thereto as of the date hereof. The Organizational Documents of Parent and each Merger Sub are in full force and effect, and neither Parent nor Merger Subs are in violation of, in conflict with, or in default under, any of the respective terms thereof, and there exists no condition or event which, after notice, lapse of time or both, would result in any such violation, conflict or default.

3.3 Capitalization, Etc.

(a) As of March 21, 2024 (the “Parent Capitalization Date”), the authorized Parent Capital Stock consists solely of (i) 1,000,000,000 shares of Parent Class A Common Stock, (ii) 60,000,000 shares of Parent Class B Common Stock and (iii) 10,000,000 shares of Parent Preferred Stock. As of the Parent Capitalization Date:

(i) 218,046,219 shares of Parent Class A Common Stock are issued and outstanding;

(ii) 1,000,000 shares of Parent Class B Common Stock are issued and outstanding;

(iii) no shares of Parent Preferred Stock are issued and outstanding;

(iv) 91,704,777 shares of Parent Common Stock are reserved for issuance to employees, non-employee directors and consultants pursuant to the Parent Equity Plans, of which 38,376,582 shares are subject to outstanding and unexercised options to purchase Parent Common Stock (including 3,677,620 unvested performance stock awards) with a volume weighted average exercise price of $3.39;

(v) a total of 5,787,462 Parent Warrants to purchase a total of 5,787,462 shares of Parent Class A Common Stock are issued and outstanding;

(vi) the Parent Fully-Diluted Common Stock Capitalization is equal to 257,422,801; and

(vii) the Parent Warrant Capitalization is equal to 5,787,462.

(b) Except as described in Section 3.3(a) (Capitalization, Etc.) or as set forth the Organizational Documents of each of Parent and each Merger Sub, (i) there are no other outstanding (A) options, warrants, calls, rights (including conversion rights, preemptive rights, co-sale rights, rights of first refusal or other similar rights) issued or granted by Parent or its Subsidiaries or (B) Contracts to which Parent, any of its Subsidiaries, any shareholder of Parent or holder of Parent Options or Parent Warrants is a party that requires, and there are no securities of Parent or its Subsidiaries outstanding which upon conversion or exchange would require, the issuance, sale or transfer of any additional shares of capital shares or other equity securities of Parent or its Subsidiaries or other securities convertible into, exchangeable for, or evidencing the right to subscribe for or purchase, shares of Parent Capital Stock or other equity securities of Parent or its Subsidiaries, (ii) there are no outstanding obligations, contingent or otherwise, of Parent or its Subsidiaries to (A) repurchase, redeem or otherwise acquire any shares of Parent Capital Stock or securities of Parent’s Subsidiaries, or (B) provide a loan to, make a capital contribution to, or otherwise acquire any equity interests in any Person, and (iii) there are no outstanding share appreciation rights, phantom shares, profit participation or similar rights with respect to Parent or its Subsidiaries.

(c) There are no voting trusts, irrevocable proxies or other Contracts or understandings to which Parent, or any holder of the warrants or options to purchase shares of Parent Common Stock, is a party or is bound with respect to the voting or consent of any shares of Parent Capital Stock.

(d) Except as set forth in the Organizational Documents of Parent, all of the outstanding shares of Parent Capital Stock and other securities of Parent have been duly authorized and validly issued in compliance with applicable Law, and are fully paid and nonassessable, are not subject to any preemptive rights, purchase options, call options, rights of first refusal or similar rights or any other Liens and have been issued and granted in all material respects in compliance with all applicable securities Laws and other applicable Laws, including the Organizational Documents of Parent.

(e) The authorized share capital of Merger Sub I is $50,000 divided into 50,000 ordinary shares of a nominal or par value of $1.00 per share of which one ordinary share is issued and outstanding. The authorized share capital of Merger Sub II is $50,000 divided into 50,000 ordinary shares of a nominal or par value of $1.00 per share of which one ordinary share is issued and outstanding. All of the issued and outstanding capital of Merger Sub I and Merger Sub II is, and immediately prior to the First Effective Time shall be, directly owned by Parent free and clear of any Liens.

3.4 SEC Reports; Financial Statements; Liabilities.

(a) In the past three years, Parent and its Subsidiaries have timely filed or furnished each form, report, schedule, registration statement, definitive proxy statement and other document (together with all amendments thereof and supplements thereto) required to be filed or furnished by Parent or any of its Subsidiaries for the pursuant to the Securities Act or the Exchange Act with the SEC (as such documents have since the time of their filing been amended or supplemented, the “Parent SEC Reports”). As of their respective dates, after giving effect to any amendments or supplements thereto, the Parent SEC Reports (i) complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and, to the extent applicable, Sarbanes-Oxley Act of 2002 (“SOX”), and the respective applicable rules and regulations promulgated thereunder, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, provided, however, that no representation is made as to the accuracy of any financial projections or forward-looking statements or the completeness of any information filed or furnished by Parent to the SEC solely for the purposes of complying with Regulation FD promulgated under the Exchange Act. As of the date of this Agreement, there are no material outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the Parent SEC Reports. As of the date hereof, to the Knowledge of Parent, none of the Parent SEC Reports is subject to ongoing SEC review.

(b) Each of the principal executive officer of Parent and the principal financial officer of Parent (or each former principal executive officer of Parent and each former principal financial officer of Parent, as applicable) has made all applicable certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX with respect to the Parent SEC Reports. For purposes of the preceding sentence, “chief executive officer” and “chief financial officer” shall have the meanings given to such terms in SOX. Since January 1, 2023, Parent has not arranged any outstanding “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX.

(c) The audited consolidated financial statements and unaudited interim consolidated financial statements (including, in each case, the notes, if any, thereto) included in the Parent SEC Reports (the “Parent Financial Statements”) complied in all material respects with the published rules and regulations of the SEC with respect thereto in effect at the time of filing or furnishing the applicable Parent SEC Report, were prepared in accordance with GAAP, applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by the SEC on Form 8-K, Form 10-Q or any successor or like form under the Exchange Act) and fairly present (subject, in the case of the unaudited interim financial statements, to normal, recurring year end audit adjustments that would not be, individually or in the aggregate, materially adverse to Parent) in all material respects the consolidated financial position of Parent and its consolidated subsidiaries, as of the respective dates thereof, and the consolidated results of their operations and cash flows for the respective periods then ended.

(d) Parent maintains a system of internal control over financial reporting (as defined in Rules 13a–15(f) and 15d–15(f) of the Exchange Act) as required by Rule 13a-15 under the Exchange Act and sufficient to provide reasonable assurances regarding the reliability of financial reporting.

(e) Parent (A) maintains disclosure controls and procedures (as defined in Rules 13a–15(e) and 15d–15(e) of the Exchange Act) to provide reasonable assurance that all information required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley

Act, as applicable, and (B) has disclosed, based on its most recent evaluation of internal control over financial reporting, to Parent’s outside auditors and the audit committee of the board of directors of Parent (x) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting, and the information described in the foregoing clauses (x) and (y) has been disclosed to the Company prior to the date of this Agreement. Neither Parent nor, to the Knowledge of Parent, Parent’s independent registered accountant has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, in each case, regarding deficient accounting or auditing practices, procedures, methodologies or methods of Parent or its internal accounting controls or any material inaccuracy in the Parent Financial Statements.

(f) Neither Parent nor its Subsidiaries has any liabilities, other than liabilities: (i) set forth in the Parent Financial Statements as of December 31, 2023, (ii) those incurred pursuant to performance of this Agreement or the Ancillary Agreements, (iii) incurred in the Ordinary Course of Business after December 31, 2023, (iv) incurred in connection with the performance of executory Contracts to which Parent or any of its Subsidiary is a party, or (v) that would not reasonably be expected to have a Parent Material Adverse Effect.

(g) There are no “off-balance sheet arrangements” (within the meaning of Item 303 of Regulation S-K promulgated by the SEC) with respect to the Company or its Subsidiaries. Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any hedging, derivatives or similar Contracts.

3.5 Absence of Certain Changes. Except as expressly contemplated by this Agreement or the Ancillary Agreements, between January 1, 2023 and the date of this Agreement: (a) no event or series of related events that has had or would reasonably be expected to have a Parent Material Adverse Effect; (b) no event or action has occurred that would require the consent of the Company pursuant to 4.2 (Conduct of the Business of Parent) if such event or action occurred during the Pre-Closing Period, and (c) except in connection with the Contemplated Transactions, Parent and its Subsidiaries have operated and conducted its business in all material respects in the Ordinary Course of Business.

3.6 Intellectual Property; Privacy Matters.

(a) As used herein, the following terms have the meanings indicated below:

(i) “Licensed Parent Intellectual Property” shall mean Intellectual Property Rights owned by a Third Party and licensed to Parent or any of its Subsidiaries.

(ii) “NUV-1511” shall mean the drug substance known as NUV-1511, and any pharmaceutically acceptable salts thereof.

(iii) “NUV-868” shall mean the drug substance known as NUV-868, and any pharmaceutically acceptable salts thereof.

(iv) “Parent Data” shall mean all data (including Personal Data) collected, generated, received, stored or otherwise Processed by Parent or its Subsidiaries in the operation of their businesses.

(v) “Parent ICT Infrastructure” shall mean the information technology infrastructure and systems (including software, hardware, firmware and networks) that are owned, leased or licensed by Parent or its Subsidiaries in the conduct of their business (excluding any public networks).

(vi) “Parent Owned Intellectual Property” shall mean any and all Intellectual Property Rights that are owned by, or purported to be owned by, Parent or any of its Subsidiaries.

(vii) “Parent Privacy Policies” shall mean, collectively, any and all (A) of Parent’s or its Subsidiaries’ past or present data privacy or security policies, whether applicable internally, or published on Parent Websites or otherwise made available by Parent to any Person and (B) public representations or statements (including representations or statements on Parent Websites) regarding the collection, retention, storage, disposal, use, disclosure, transfer, protection, security, distribution or other Processing of Parent Data.

(viii) “Parent Products” shall mean all products and services developed, produced, marketed, licensed, offered for sale, sold, distributed, made commercially available or performed by or on behalf of Parent or any of its Subsidiaries.

(ix) “Parent Registered Intellectual Property” shall mean United States, international and foreign: (A) Patents; (B) registered trademarks and service marks, applications to register trademarks and service marks, or intent-to-use trademark applications; (C) registered Internet domain names; (D) registered copyrights and applications for copyright registration; and (E) any other Parent Owned Intellectual Property that is the subject of a filing or registration anywhere in the world, in each case registered or filed in the name of, or owned or purported to be owned by, Parent or any of its Subsidiaries.

(x) “Parent Websites” shall mean all websites owned, operated or hosted by Parent or any of its Subsidiaries or through which Parent or any of its Subsidiaries conducts its business.

(b) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) Parent and its Subsidiaries solely and exclusively own all rights, title and interest in and to all Parent Owned Intellectual Property, free and clear of any Liens (other than Liens constituting non-licenses or sublicenses of, or covenants not to sue with respect to, any Intellectual Property Rights, in each case granted in the ordinary course of business), (ii) to the Knowledge of Parent, each item of Parent Registered Intellectual Property is subsisting (or in the case of applications, applied for), and valid and enforceable (except with respect to applications) (iii) to the Knowledge of Parent, the Licensed Parent Intellectual Property is duly and validly licensed to Parent or one of its Subsidiaries for use in the manner in which it is currently used by Parent and its Subsidiaries, (iv) to the Knowledge of Parent, the Parent Owned Intellectual Property and the Licensed Parent Intellectual Property include all of the Intellectual Property Rights that are necessary to conduct the business of Parent and its Subsidiaries in the same manner as currently conducted and (v) to the Knowledge of Parent, following the Closing, Parent and its Subsidiaries will own or have the same rights that Parent and its Subsidiaries had immediately prior to the Closing with respect to such Parent Owned Intellectual Property and Licensed Parent Intellectual Property.

(c) Part 3.6(c) of the Parent Disclosure Schedule contains a true, accurate and complete list of all material Parent Registered Intellectual Property relating to NUV-868 or NUV-1511, in each case listing, as applicable, (i) the name of the applicant or registrant and the current owner, (ii) the application or registration number, (iii) the filing date and the issuance, registration or grant date and (iv) the jurisdictions in which it has been issued or registered or in which any application for such issuance and registration has been filed. To the Knowledge of Parent, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (A) all registration, maintenance and renewal fees currently due in connection with the Parent Registered Intellectual Property relating to NUV-868 or NUV-1511 have been paid and (B) all documents, recordations and certificates in connection with the Parent Registered Intellectual Property currently required to be filed have been filed with the relevant patent, copyright, trademark or other authorities in the United States and foreign jurisdictions, as the case may be, for the purposes of prosecuting and maintaining of such Parent Registered Intellectual Property and recording and perfecting the ownership interests of Parent and its Subsidiaries therein.

(d) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) neither Parent nor any of its Subsidiaries has ever applied for or received any Governmental Grant, (ii) to the Knowledge of Parent, Parent is in compliance with the terms, conditions, requirements and criteria of application, filing and receipt of any Governmental Grants, including all reporting requirements as per applicable Law and (iii) no facilities of a university, college, other educational institution or research center were used in the development of the Parent Owned Intellectual Property.

(e) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) to the Knowledge of Parent, Parent and its Subsidiaries have obtained written and enforceable Intellectual Property Rights assignments from all current or former founders, employees and service providers who (alone or with others) contributed to or were involved in the conception, reduction to practice, creation or development of any Parent Owned Intellectual Property (each such Person a “Parent Author”), transferring to Parent or its Subsidiaries sole and exclusive ownership of all of the Parent Authors’ rights, title and interest in such Parent Owned Intellectual Property and (ii) no Parent Author has challenged the validity or enforceability of Parent’s or its Subsidiaries’ sole and exclusive ownership of such Parent Owned Intellectual Property.

(f) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) Parent and its Subsidiaries have taken commercially reasonable steps designed to protect and preserve the confidentiality of all confidential or non-public information of Parent or any of its Subsidiaries (including all Trade Secrets owned by Parent and its Subsidiaries) as well as confidential or non-public information provided by any Third Party to Parent or any of its Subsidiaries under a written obligation of confidentiality (“Parent Confidential Information”), (ii) to the Knowledge of Parent, all current and former employees, founders and service providers of Parent or any of its Subsidiaries having access to Parent Confidential Information have executed and delivered to Parent an agreement regarding the protection of such Parent Confidential Information, and there has been no breach by Parent or any of its Subsidiaries, or of any Third Party’s obligations to Parent or any of its Subsidiaries, under any such agreements and (iii) in the past three years, to the Knowledge of Parent, neither Parent nor any of its Subsidiaries has experienced any breach of security or other unauthorized, unlawful or accidental loss of, damage to, access to, acquisition of, use of, alteration of, encryption of, theft of, modification of, destruction of or disclosure of any Parent Confidential Information in Parent’s or any of its Subsidiaries’ possession, custody or control.

(g) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, to the Knowledge of Parent, (i) the operation of the business of Parent and its Subsidiaries as conducted in the past three years, and as currently conducted, including the design, development, manufacturing, reproduction, marketing, licensing, sale, offer for sale, importation, distribution, provision and/or use of any Parent Product has not, and (ii) the manufacture, use, sale, offer for sale, or importation of NUV-868 or NUV-1511 would not, and in each case of clauses (i) and (ii) infringe (directly or indirectly, including via contribution or inducement), misappropriate or otherwise violate any Intellectual Property Rights of a Third Party, and does not or would not constitute unfair competition or unfair trade practices under the applicable Law of any jurisdiction in which Parent or any of its Subsidiaries conducts its business or in which Parent Products are designed, developed, manufactured, reproduced, marketed, distributed, licensed, sold, imported, or used.

(h) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, in the past three years, neither Parent nor any of its Subsidiaries has been sued in or involved in any interference, reexamination, inter partes review, cancellation, post-grant or opposition proceeding, or any other currently pending Legal Proceeding, or received any written notice (i) alleging that the operation of the business of Parent or any of its Subsidiaries has infringed, misappropriated, or violated, or, by conducting the business of Parent or any Subsidiary, would infringe, misappropriate, or violate, any Intellectual Property Rights of any other Person, or has conducted any activity constituting unfair competition or unfair trade practices or (ii) contesting the ownership, use, validity, claim construction, scope or enforceability of any Parent Owned Intellectual Property.

(i) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) to the Knowledge of Parent, there is no, and since in the past three years, there has not been any, unauthorized use, unauthorized disclosure, infringement, misappropriation or other violation of any Parent Owned Intellectual Property by any Third Party and (ii) in the past three years, neither Parent nor any of its Subsidiaries has brought any Legal Proceeding against a Third Party for infringement or misappropriation of any Parent Owned Intellectual Property or Licensed Parent Intellectual Property exclusively licensed to Parent or its Subsidiaries.

(j) Licenses; Agreements.

(i) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, to the Knowledge of Parent, there is no material Licensed Parent Intellectual Property relating to NUV-868 or NUV-1511 that is licensed to Parent or any of its Subsidiaries (other than with respect to (A) Shrink-Wrap Software, (B) Open Source Materials, (C) non-material information or materials disclosed to Parent or its Subsidiaries under non-disclosure agreements in the ordinary course of business, and (D) Intellectual Property Rights that have been assigned or licensed to Parent or any of its Subsidiaries pursuant to Parent’s standard form of Parent Author agreements).

(ii) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, to the Knowledge of Parent, there is no Person that has been granted any license under any material Parent Owned Intellectual Property relating to NUV-868 or NUV-1511, excluding (A) nondisclosure agreements and (B) non-exclusive licenses granted pursuant to clinical trial agreements, supply agreements or similar agreements, in each case, where the grant of rights to use any Parent Owned Intellectual Property is incidental, and not material to, any performance under each such agreement and (C) without limiting clause (B), non-exclusive licenses entered in the Ordinary Course of Business.

(k) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) to the Knowledge of Parent, the Parent ICT Infrastructure that is currently used in the business of Parent and its Subsidiaries constitutes all the information and communications technology and other systems infrastructure reasonably necessary to carry on the business of Parent and its Subsidiaries as currently conducted, (ii) the Parent ICT Infrastructure is: (A) in good working order and functions in accordance with applicable documentation and specifications, (B) maintained and supported in accordance with normal industry practice and (C) protected by adequate and appropriate security and disaster recovery arrangements.

(l) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) to the Knowledge of Parent, in the last three years, Parent and its Subsidiaries have complied with all obligations, commitments and restrictions related to the Processing of Parent Data, including, without limitation, and in each case to the extent applicable, (A) Parent Privacy Policies; (B) Privacy Laws; (C) Contracts relating to the Processing (including security) of Parent Data; and (D) policies and obligations applicable to Parent as a result of Parent’s or its Subsidiaries’ certification under any Governmental Body or self-regulatory programs related to Parent Data (collectively, the “Parent Privacy Commitments”), (ii) Parent and its Subsidiaries have established and maintain reasonably appropriate controls and measures designed to evaluate, monitor and ensure their compliance with all Parent Privacy Commitments and (iii) to the Knowledge of Parent, no disclosures made or contained in any Parent Privacy Policy to any Person have been inaccurate, misleading, or deceptive, or in violation of any Parent Privacy Commitments.

(m) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and its Subsidiaries have at all times taken commercially reasonable steps designed to preserve and protect Parent Data, including with respect to (i) activities performed by third parties performing services for Parent or its Subsidiaries, (ii) personnel and contractors that have access to Parent Data and (iii) third parties that service, host, manage, access or otherwise Process Parent Data (including, without limitation, Personal Data).

(n) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, to the Knowledge of Parent, (i) in the last three years, no actual or reasonably suspected unauthorized, unlawful or accidental loss, theft, access to, use, encryption, modification, destruction, unavailability, acquisition, handling or disclosure of any Parent Data (including, without limitation, Personal Data) maintained or Processed by or for Parent or any of its Subsidiaries (each, a “Parent Security Incident”) has occurred, (ii) no actual or reasonably suspected security vulnerabilities exist in the Parent ICT Infrastructure, which present a risk of a Parent Security Incident to Parent or any of its Subsidiaries, (iii) in the last three years, no Parent Security Incident has required Parent or its Subsidiaries to notify a Person, Governmental Body or other third party of such Parent Security Incident and (iv) Parent and its Subsidiaries have (A) taken prompt and appropriate actions to address all known Parent Security Incidents; (B) made all notifications to Persons or Governmental Bodies required under the Parent Privacy Commitments arising out of or relating to any known Parent Security Incident; and (C) remedied the cause of any known Parent Security Incidents.

(o) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, in the last three years, Parent and its Subsidiaries have not received and, to the Knowledge of Parent, there is no circumstance that would reasonably be expected to give rise to, any Legal Proceeding, action, order, notice, communication, warrant, regulatory opinion or allegation from a Governmental Body or any other Person (including a data subject) relating to (i) the collection, use, retention, disclosure, transfer, storage, interception, disposal, or other processing of Parent Data, (ii) the security, confidentiality, availability, or integrity of any Parent Data (including, without limitation, Personal Data) or Parent ICT Infrastructure or (iii) a breach or alleged breach of the Parent Privacy Commitments.

3.7 Regulatory Matters.

(a) Parent and its Subsidiaries are, and, to the Knowledge of Parent, each Parent Collaboration Partner is in material compliance, and, in the past three years, has been in material compliance, with all Healthcare Laws applicable to Parent or its Subsidiaries, or by which any property, Parent Product or other asset of Parent is bound or affected. Parent and its Subsidiaries are not, and, in the past three years, have not been subject to, and, to the Knowledge of Parent and to the extent relating to any

Parent Product, no Parent Collaboration Partner is or, in the past three years, has been subject to, any civil or criminal enforcement, regulatory or administrative proceedings against or affecting Parent or any of its Subsidiaries relating to or arising under the Healthcare Laws, and, to the Knowledge of Parent, no such enforcement, regulatory or administrative proceeding has been threatened in writing in the past three years. Neither Parent, any of its Subsidiaries, nor, to the Knowledge of Parent, any of their respective officers, directors or employees, agents or clinical investigators, is a party to any corporate integrity agreement, monitoring agreement, consent decree, settlement order or similar agreement with or imposed by any Governmental Body.

(b) In the past three years, all manufacturing operations conducted for the benefit of Parent or any of its Subsidiaries with respect to any Parent Product being used in human clinical trials have been conducted in all material respects in accordance with all applicable Healthcare Laws and Good Manufacturing Practices. To the Knowledge of Parent, no manufacturing site that has conducted or is conducting manufacturing operations of Parent Products for the benefit of Parent or any of its Subsidiaries is or has been, with respect to such Parent Products manufactured for use in human clinical trials, subject to a shutdown, production suspension or import or export prohibition imposed or requested by FDA, NMPA or another Governmental Body.

(c) Neither Parent, any of its Subsidiaries nor, to the Knowledge of Parent, any contract manufacturer for Parent Products manufactured for the benefit of Parent or any of its Subsidiaries, has received any: (i) FDA Form 483, warning letter, untitled letter or request or requirement to make changes to the Parent Products or the manufacturing processes for Parent Products from any Governmental Body, including the FDA or NMPA, or (ii) written notification of any pending, claim, suit, proceeding, hearing, enforcement, audit, investigation, arbitration or other action from any Governmental Body, including the FDA or NMPA, alleging or asserting non-compliance by, or liability of, Parent or any of its Subsidiaries under any Healthcare Laws. To the Knowledge of Parent, no event has occurred which would reasonably be expected to lead to any material claim, suit, proceeding, hearing, enforcement, audit, investigation, arbitration or other Action by any Governmental Body or FDA Form 483, warning letter, untitled letter or request or requirement to make changes to such Parent Products or the manner in which such Parent Products are manufactured.

(d) Neither Parent, any of its Subsidiaries, to the Knowledge of Parent, any officer, director or managing employee of Parent or any of its Subsidiaries, nor, to the Knowledge of Parent and to the extent relating to any Parent Product, any Parent Collaboration Partner: (i) has made any untrue statement of material fact or fraudulent statement to the FDA or NMPA; (ii) has failed to disclose a material fact required to be disclosed to the FDA, NMPA or any other Governmental Body; (iii) has committed any other act, made any statement or failed to make any statement, that (in any such case) establishes a reasonable basis for the FDA, NMPA or any other Governmental Body to invoke its Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities Final Policy or any similar policy; (iv) has had a civil monetary penalty assessed against it, him or her under Section 1128A of the Social Security Act, codified at Title 42, Chapter 7, of the United States Code; or (v) is currently listed on the United States General Services Administration published list of parties excluded from federal procurement programs and non-procurement programs. As of the date hereof, neither Parent nor any of its Subsidiaries is the subject of any pending or, to the Knowledge of Parent, threatened investigation in writing by the FDA, NMPA or any other Governmental Body pursuant to its Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities Final Policy or any similar policy. Neither Parent or any of its Subsidiaries nor, any officers, directors or employees of Parent or any of its Subsidiaries or any agents or clinical investigators of Parent or any of its subsidiaries, have been excluded, suspended or debarred from participation in any national, federal or state health care program or human clinical research or charged with or convicted of any crime or engaged in any conduct that could reasonably be expected to result in debarment, suspension or exclusion, including under 21 U.S.C Section 335a, 42 U.S.C. Section 1320a-7 or any similar Law outside of the United States.

(e) (i) All material filings, declarations, listings, registrations, submissions, reports, documents, claims and notices (including adverse event reports and investigational new drug safety reports, and any necessary or required updates, changes, corrections or modifications to such filings, declarations, listings, registrations, submissions, reports, documents, claims and notices) required to be filed, maintained, or furnished to the FDA, NMPA or any other Governmental Body performing functions similar to those performed by the FDA or NMPA by Parent or any of its Subsidiaries have been so filed, maintained or furnished, expect as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect; (ii) Parent or any of its Subsidiaries control all such filings, declarations, listings, registrations, submissions, reports, documents, claims and notices, and each of such filings, declarations, listings, registrations, submissions, reports, documents, claims and notices are in full force and effect; and (iii) to the Knowledge of Parent, all such filings, declarations, listings, registrations, submissions, reports, documents, claims and notices (including all nonclinical, clinical and other data contained therein or utilized as the basis for such filings, declarations, listings, registrations, submissions, reports, documents, claims and notices), were accurate, complete and correct in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing), and were in material compliance with applicable Laws when filed, and no deficiencies that have been asserted by any applicable Governmental Body with respect to any such filings, declarations, listings, registrations, submissions, reports, documents, claims or notices remain outstanding.

(f) The clinical and nonclinical studies, trials or tests conducted or sponsored by or on behalf of Parent or any of its Subsidiaries have been and, if still pending, are being conducted in all material respects in accordance with all applicable Healthcare Laws and guidance, including Good Clinical Practices requirements and applicable Laws restricting the use and disclosure of individually identifiable health information. No such clinical or nonclinical study, trial or test conducted or sponsored by or on behalf of Parent or any of its Subsidiaries has been subject to a clinical hold or termination prior to its completion. As of the date hereof, none of the FDA, NMPA nor any other Governmental Body, nor any institutional review board or independent ethics committee, has sent any written notices or other written correspondence to Parent or any of its Subsidiaries or an investigator with respect to any clinical or nonclinical studies, trials and tests conducted or sponsored by or on behalf of Parent or any of its Subsidiaries alleging or asserting material noncompliance with any applicable Laws (including all Healthcare Laws) with respect to any such study, trial or test, or recommending or requiring the termination, suspension or material modification of such studies, trials or tests that would reasonably be expected to have a Parent Material Adverse Effect.

(g) All animal studies or other preclinical tests performed in connection with or as the basis for any regulatory approval or clearance required for a Parent Product either: (i) have been conducted in accordance, in all material respects, with applicable Good Laboratory Practices, including the requirements contained in 21 C.F.R. Part 58; or (ii) involved experimental research techniques that could not be performed by a registered GLP testing laboratory (with appropriate notice being given to the FDA, NMPA or any other applicable Governmental Body) and have employed in all material respects the procedures and controls generally used by qualified experts in animal or preclinical study of products comparable to those being developed by or on behalf of Parent or any of its subsidiaries.

(h) Parent has made available true, correct and complete copies of the following materials in the possession of Parent or any of its subsidiaries as of the date hereof: (i) Investigational New Drug Applications; (ii) all material correspondence to or from the FDA, NMPA and any other Governmental Body, and all other documents concerning material communications to or from the FDA, NMPA and any other Governmental Body, in each case held by Parent or any of its Subsidiaries concerning

(A) any Parent Product, (B) the compliance of Parent, its Subsidiaries and their Parent Collaboration Partners with applicable Laws regarding any Parent Product, and (C) the likelihood or timing of, or requirements for, regulatory approval of any Parent Product; and (iii) all material information concerning the safety, efficacy, side effects, toxicity, or manufacturing quality and controls of any Parent Product. In the past three years, there has not been and there is no (i) material adverse event that is or was required to have been reported, but was not yet reported, under applicable Healthcare Laws to FDA, NMPA or other Governmental Body or institutional review board or independent ethics committee with respect to the safety, efficacy or quality of any Parent Product, (ii) scientific or technical fact or circumstance in existence as of the date hereof that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, or (iii) to the Knowledge of Parent, circumstance in existence as of the date hereof that would reasonably be expected to lead to any refusal by the FDA, NMPA or any other Governmental Body to accept or approve any filing, application or request for regulatory approval of the Parent Products in any applicable jurisdiction, or result in any material delay, suspension or revocation of any of such regulatory approval.

3.8 Parent Material Contracts.

(a) Except for this Agreement and except for Contracts filed to the SEC by Parent or any of its Subsidiaries prior to the date of this Agreement, as of the date of this Agreement, neither Parent nor any of its Subsidiaries is a party to or bound by any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act, “Parent Material Contract”).

(b) Except for the Parent Material Contracts that expire by their terms on or prior to the Closing Date and except for the Parent Material Contracts that may be terminated or materially amended consistent with Section 4.3 (Conduct of the Business of Parent) on or after the date hereof: (i) each Parent Material Contract is binding and enforceable against Parent or its Subsidiaries and, to the Knowledge of Parent, against each other party thereto, in accordance with its terms, subject to (A) Laws of general application relating to bankruptcy, insolvency and the relief of debtors and (B) rules of Law governing specific performance, injunctive relief and other equitable remedies; and (ii) neither Parent nor any of its Subsidiaries is in material breach or material default of any Parent Material Contract or, with the giving of notice or the giving of notice and passage of time without a cure would be, in material breach or material default of such Parent Material Contract, and, to the Knowledge of Parent, no other party to such Parent Material Contract is in material breach or material default of such Parent Material Contract. Parent has made available to the Company true and complete copies of the true, correct and complete copy of all Parent Material Contracts (including all modifications, amendments and supplements thereto and waivers thereunder). Since January 1, 2023, none of Parent or its Subsidiaries has received any written notice or, to the Knowledge of Parent, other communication regarding any material violation or material breach of, or material default under, any Parent Material Contract.

3.9 Compliance with Laws.

(a) Parent and its Subsidiaries are and, in the past three years, have been in material compliance with Laws applicable to it or its properties or other assets or any of their respective business or operations, including those relating to employment, and, in the past three years, neither Parent nor any of its Subsidiaries have received any written notices of any material violation with respect to such Laws.

(b) Except as would otherwise not have a Parent Material Adverse Effect, Parent and its Subsidiaries have obtained each federal, state, county, local or foreign governmental consent, license, permit, grant or other authorization of a Governmental Body (i) that is required for Parent or its Subsidiaries to operate or hold any interest in any of their respective assets or properties or (ii) that is required for the conduct of the business of Parent and its Subsidiaries or the holding of any such interest (all of the foregoing consents, licenses, permits, grants and other authorizations, collectively, the “Parent Permits”), and all of the Parent Permits are in full force and effect. Neither Parent nor any of its Subsidiaries have received any written notice from any Governmental Body regarding (A) any material violation of any material Parent Permits or any failure to materially comply with any term or requirement of any material Parent Permits or (B) any revocation, withdrawal, suspension, cancellation, termination or modification of any material Parent Permits, and, to the Knowledge of Parent, no such notice or other communication is forthcoming. In the past three years, Parent and its Subsidiaries have materially complied with all of the terms of the Parent Permits and none of the Parent Permits will be terminated or impaired, or will become terminable, in whole or in part, as a result of the consummation of the Merger. In the past three years, there has not been any legal proceeding or disciplinary proceeding or written notice by or from any Governmental Body against Parent or its Subsidiaries involving any Parent Permit, including to revoke, cancel, terminate, suspend, restrict, modify or refuse to renew any Parent Permit. Parent has made available to Company all written correspondence with Governmental Bodies alleging noncompliance with any material Parent Permit.

3.10 Authority; Binding Nature of Agreement. Parent and Merger Subs have all necessary corporate power and authority to enter into and to perform their respective obligations under this Agreement. As of the date of this Agreement, (a) the Parent Board has unanimously adopted resolutions (a) determining that this Agreement, the Ancillary Agreements to which Parent is or will be a party, the Merger and the other Contemplated Transactions are advisable, fair to, and in the best interest of Parent and its stockholders, and (b) authorizing and approving the execution, delivery and performance of this Agreement, the Ancillary Agreements to which Parent is or will be a party, and the First Plan of Merger and Second Plan of Merger by Parent and approving the Merger and the other Contemplated Transactions. This Agreement constitutes the legal, valid and binding obligation of Parent and each Merger Sub, enforceable against Parent and each Merger Sub in accordance with its terms, subject to (i) Laws of general application relating to bankruptcy, insolvency and the relief of debtors, (ii) rules of Law governing specific performance, injunctive relief and other equitable remedies, and (iii) the due authorization, execution and delivery hereof by the other Parties.

3.11 Vote Required. The approval of holders of Parent Capital Stock is not required in order to approve this Agreement or, except with respect to Parent Stockholder Proposals, the Contemplated Transactions. The affirmative vote of a majority of the votes present in person, remotely, if applicable, or represented by proxy and cast at the Parent Stockholders Meeting by the holders of Parent Class A Common Stock and Parent Class B Common Stock, voting together as a single class, is the only vote of the holders of any class or series of Parent Capital Stock necessary to approve the Parent Stockholder Proposals (“Required Parent Stockholder Vote”).

3.12 Non-Contravention; Consents. The execution and delivery of this Agreement by Parent and Merger Subs and the consummation by Parent and Merger Subs of the Contemplated Transactions will not cause: (a) a violation of any of the provisions of the Organizational Documents of Parent or Merger Subs, (b) a violation by Parent or Merger Subs of any Law applicable to Parent or Merger Subs, except as would not reasonably be expected to materially and adversely impact Parent’s or Merger Sub’s ability to consummate the Contemplated Transactions, or (c) a default on the part of Parent or Merger Subs under any material Contract of Parent or Merger Subs, except as would not reasonably be expected to materially and adversely impact Parent’s or Merger Subs’ ability to consummate the Contemplated Transactions. Except as may be required by the (i) any filings required under, and compliance with other applicable requirements of, the Exchange Act as may be required in connection with this Agreement and the Contemplated Transactions; (ii) such filings and approvals as may be required under Securities Act of 1933, as amended, or the rules and regulations of the NYSE, and (iii) the DGCL, the CICA or governmental regulation, none of Parent or Merger Subs are required to obtain any Consent from any Governmental Body or party to a material Contract of Parent or Merger Subs at any time prior to the Closing in connection with the execution and delivery of this Agreement or the consummation by Parent and Merger Subs of the Merger.

3.13 Legal Proceedings; Orders. There is no pending Legal Proceeding, and, to the Knowledge of Parent, in the past three years, no Person has threatened in writing to commence any Legal Proceeding: (a) that involves Parent, its Subsidiaries or any of the material assets owned or used by Parent or its Subsidiaries or any Person whose liability Parent or its Subsidiaries have retained or assumed, either contractually or by operation of law; or (b) that challenges, or that may have the effect of preventing, materially delaying, making illegal or otherwise interfering with the Merger or any of the Contemplated Transactions. There is no order, writ, injunction, judgment or decree to which Parent, its Subsidiaries or any of the material assets owned or used by Parent or its Subsidiaries, or any of Parent’s officers or directors (in their respective capacities as such), is subject.

3.14 Merger Subs. Each of Merger Sub I and Merger Sub II (a) was incorporated solely for the purpose of engaging in the Contemplated Transactions, (b) has engaged in no other business activities, (c) has conducted its operations only as contemplated by this Agreement, and (d) is directly and wholly owned by Parent.

3.15 Acknowledgement Regarding Representations.

(a) The representations and warranties of the Company set forth in this Agreement constitute the sole and exclusive representations and warranties of the Company in connection with the Contemplated Transactions and each of Parent and Merger Subs understands, acknowledges and agrees that all other representations and warranties of any kind or nature whether express, implied or statutory are specifically disclaimed by the Company and, except for the representations and warranties set forth in this Agreement, and without prejudicing claims for Fraud, none of Parent and or Merger Subs is relying, and none of Parent or Merger Subs has relied on, any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied.

(b) In connection with the due diligence investigation of the Company by Parent and Merger Subs, Parent and Merger Subs and their respective Affiliates, shareholders, directors, officers, employees, agents, representatives and advisors may have received and may continue to receive after the date hereof from the Company and its Affiliates, shareholders, directors, officers, employees, consultants, agents, representatives and advisors certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Company and its Subsidiaries and their businesses and operations. Parent and each Merger Sub hereby acknowledges and agrees that, except to the extent explicitly covered by the representations and warranties set forth in this Agreement, neither the Company, its Subsidiaries, nor their respective Affiliates, shareholders, directors, officers, employees, consultants, agents, representatives or advisors has made or is making any express or implied representation or warranty with respect to any such estimates, projections, forecasts, forward-looking statements or business plans.

3.16 Valid Issuance. The Parent Capital Stock issuable as Class A Common Payment Shares and Convertible Preferred Payment Shares in connection with the Contemplated Transactions, when issued as provided in and pursuant to the terms of this Agreement, will be duly authorized and validly issued, fully paid and nonassessable, and (other than restrictions under applicable securities Laws, or restrictions created by any Company Shareholder) will be free and clear of Liens and other restrictions on transfer.

3.17 Intended Tax Treatment. Parent, after consultation with tax counsel and review of the Company Tax Representation Letter and Parent Tax Representation Letter, has not taken any action, and does not know of any fact or circumstance, that would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

3.18 CFIUS. Parent is not a TID U.S. Business within the meaning of 31 CFR 800.248.

4.	CERTAIN COVENANTS

4.1 Access. During the period from the date of this Agreement through the earlier of the First Effective Time or the termination of this Agreement pursuant to Section 9.1 (Termination) (the “Pre-Closing Period”), each Party shall, upon reasonable advance written notice from any other Party, (a) provide such other Party and its representatives with reasonable access during normal business hours to such Party’s and its Subsidiaries’ personnel, facilities, properties, the existing books, registers, records, Contracts, Tax Returns, Company Plans, work papers and other documents and information relating to such Party and its Subsidiaries as such other Party may reasonably request and (b) promptly provide such other Party and its Representatives with all reasonably requested information regarding the business of such Party and its Subsidiaries, including copies of the existing books, registers, records, Contracts, Tax Returns, Company Plans, work papers and other documents and information relating to such Party and its Subsidiaries, and with such additional financial, operating and other data and information regarding such Party and its Subsidiaries, as such other Party may reasonably request; provided, however, that (x) no Party shall be required to prepare or create any financial, operating or other data and information regarding such Party or its Subsidiaries unless such data and information is readily available and (y) any such access shall be conducted at such other Party’s expense and in such a manner as to maintain the confidentiality of this Agreement and the Contemplated Transactions in accordance with the terms hereof and not to unduly and materially interfere with the normal operation of the business of such Party and its Subsidiaries. Nothing herein shall require any Party to disclose any information any other Party if such disclosure would, in such Party’s reasonable judgment (based on the advice of outside counsel) (a) waive any attorney-client or other legal privilege (so long as such Party has reasonably cooperated with such other Party to permit such inspection of or to disclose such information on a basis that does not result in the loss of such privilege, including disclosing information subject to execution of a joint defense agreement in customary form or limiting disclosure to external counsel for such other Party) or (b) contravene any applicable Law, or binding agreement entered into prior to the date of this Agreement (including any confidentiality agreement to which any Party or any of its Subsidiaries are a party, so long as such Party has used commercially reasonable efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of such Law, agreement or duty).

4.2 Conduct of the Business of the Company. During the Pre-Closing Period, except (w) as set forth in Schedule 4.2, (x) to the extent necessary to comply with the Company’s obligations under this Agreement or the Ancillary Agreements, (y) as necessary to ensure that the Company and its Subsidiaries comply with applicable Laws and obligations under any Company Material Contract, or (z) with Parent’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed): (i) the Company and its Subsidiaries shall operate in the Ordinary Course of Business and use commercially reasonable efforts to (A) preserve substantially intact its present business organization, (B) preserve its material relationships with suppliers, licensors and others to whom the Company or its Subsidiaries have material contractual obligations, (C) prosecute and maintain the material Patents included in the Exclusively Licensed Company Intellectual Property and other material Company Registered Intellectual Property, and (D) file all Tax Returns and pay all Taxes when due (unless contested in good faith in appropriate proceedings for which adequate reserves have been provided and Parent has been notified in writing); and (ii) except as set forth in Schedule 4.2, neither the Company nor its Subsidiaries shall:

(a) change or amend any of the Company Charter, the other Company Organizational Documents or the Organizational Documents of its Subsidiaries, or authorize or propose the same;

(b) split, sub-divide, consolidate, combine or reclassify any Company Shares or other equity interests;

(c) establish a record date for or declare, set aside, or pay any dividend or make any distribution (whether in cash or in kind) with respect to any of its share capital or other equity interests (as applicable) or redeem, purchase, or otherwise acquire, directly or indirectly, any of its share capital or other equity interests (as applicable);

(d) issue, deliver, transfer or sell, or authorize to issue, deliver, transfer or sell, any Company Shares or securities convertible into, or subscriptions, rights, calls, conversion rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, or authorize or propose any change in its equity capitalization or capital structure; provided, however, that the Company may issue Company Shares in connection with the proper exercise of Company Options and Company Warrants or settlement of Company RSUs, in each case, outstanding as of the date of this Agreement.

(e) adopt or implement any shareholder rights plan or similar arrangement;

(f) enter into or adopt any plan or agreement of complete or partial liquidation, restructuring, recapitalization or dissolution, or file a voluntary petition in bankruptcy or commence a voluntary legal procedure for reorganization, arrangement, adjustment, release or composition of Debt in bankruptcy or other similar Laws now or hereafter in effect;

(g) incur any Debt for borrowed money, or guarantee any such Debt, or issue or sell any debt securities or guarantee any debt securities of others;

(h) make any capital expenditures, capital additions or capital improvements, in excess of $50,000 per fiscal quarter in the Pre-Closing Period;

(i) affirmatively waive any right under any Company Material Contract;

(j) acquire or agree to acquire by merging with, or by purchasing a portion of the stock or assets of, or by any other manner, any business or any Entity;

(k) (A) make any loan or capital contribution to any Person (other than business-related advances to its employees in the Ordinary Course of Business) or (B) otherwise acquire or agree to acquire any securities or assets that are material, individually or in the aggregate, to the Company and its Subsidiaries taken as a whole;

(l) terminate, cancel, amend, waive, modify or fail to maintain, renew or comply with any material Company Permit;

(m) sell, assign or otherwise dispose of, lease or license any properties or tangible assets which are material to the Company and its Subsidiaries taken as a whole;

(n) sell, assign, transfer, license, abandon, or otherwise dispose of, fail to prosecute, maintain, or defend any material Company Owned Intellectual Property (other than non-exclusive licenses entered into in the Ordinary Course of Business, and, as applicable, the Company’s form agreement(s), provided that any Intellectual Property Rights arising from any such form agreement will be solely owned by the Company or its Subsidiaries);

(o) enter into any Company Material Contract, amend or modify in any material respect any Company Material Contract, waive any rights under any Company Material Contract, or terminate any Company Material Contract;

(p) (A) terminate any material clinical trials in respect of any Company Product or product candidate that are ongoing as of the date of this Agreement or (B) commence, alone or with any Third Party, any clinical trial for any material Company Product or product candidate;

(q) publicly disclose any clinical data relating to or resulting from the Company’s pending clinical trials or any analysis or work product created by or on behalf of the Company based in whole or in part on such clinical data;

(r) enter into any new line of business or start to conduct a line of business in a geographic area where it is not conducted as of the date of this Agreement;

(s) make, revoke, or change any election in respect of income or other material Taxes, change an annual Tax accounting period, adopt or change any accounting method in respect of Taxes, file any amended income or other material Tax Return, enter into any Tax allocation, sharing or indemnity agreement (other than an Ordinary Commercial Agreement) or any closing agreement with respect to Taxes, settle any claim or assessment in respect of Taxes, surrender or abandon any right to claim a refund of a material amount of Taxes, or consent to any extension or waiver of the limitation period applicable to any material claim or assessment in respect of Taxes;

(t) except as required pursuant to the terms of any Company Plan or Company Service Provider Agreement, (i) increase or modify the compensation or benefits (including severance, termination, retention and change of control compensation or benefits) of, or grant any bonus or other incentive compensation to, any Company Service Provider (including in respect of stock options, restricted stock units, restricted stock or other stock-based or stock-related awards or the removal or modification of any restrictions in any Company Equity Plan or awards made thereunder), (ii) grant any severance or termination pay to any Company Service Provider, or (iii) take any action to accelerate the vesting, funding or payment of any Company Option or Company RSU or other compensation or benefit under any Company Equity Plan or other Company Plan or other Contract;

(u) except as required pursuant to the terms of any Company Plan or Company Service Provider Agreement, (i) adopt, establish, enter into, amend or terminate any Company Equity Plan, Company Plan or Company Service Provider Agreement or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Company Plan or Company Service Provider Agreement if it were in existence as of the date of this Agreement (except for amendments to be required to comply with applicable Law or entry into the Company’s standard form offer letter with any new hires permitted by clause (iii) below), (ii) terminate the employment or engagement of any Company Service Provider other than for cause and after advance notification to Parent, or (iii) hire or engage any new Company Service Provider (x) with a title of associate director or higher or (y) who has responsibilities or duties commensurate with a title of associate director or higher, and in each case after advance notification to Parent;

(v) recognize, or enter into, any Collective Bargaining Agreement;

(w) terminate or allow to lapse any of the Insurance Policies;

(x) forgive any loans to any employees, officers or directors of the Company or its Subsidiaries, or any of its Affiliates;

(y) waive, release, assign, compromise, commence, settle or agree to settle any material Legal Proceeding, other than waivers, releases, compromises or settlements in the Ordinary Course of Business that (i) involve no payment of monetary damages and (ii) do not include the imposition of equitable relief on, or the admission of wrongdoing by, the Company or any of its Subsidiaries; or

(z) agree or commit to take any of the actions described in clauses above in this Section 4.2 (Conduct of the Business of the Company).

Notwithstanding the foregoing, Parent and Merger Subs acknowledge and agree that nothing contained in this Agreement shall give Parent or its Affiliates, directly or indirectly, the right to control or direct the operations of the Company prior to the Closing.

4.3 Conduct of the Business of Parent. During the Pre-Closing Period, except (w) as set forth in Schedule 4.3, (x) to the extent necessary to comply with Parent’s obligations under this Agreement, (y) as necessary to ensure that Parent complies with applicable Laws, or (z) with the Company’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed): Parent shall not:

(a) amend the Parent Charter or Parent’s bylaws in a manner that would materially and adversely affect the holders of shares of Parent Class A Common Stock or Parent Warrants, or adversely affect the holders of Class A Common Payment Shares, Convertible Preferred Payment Shares or Parent Consideration Warrants relative to other holders of shares of Parent Capital Stock or Parent Warrants;

(b) (i) split, combine, or reclassify any Parent Capital Stock in a manner that would adversely affect the Company or the holders of Parent Class A Common Stock or Parent Convertible Preferred Stock relative to the other holders of Parent Capital Stock, (ii) establish a record date for or declare, set aside, or pay any dividend or distribution (whether in cash, stock, property, or otherwise) in respect of, any shares of its capital stock, or (iii) otherwise acquire, directly or indirectly, any shares of Parent Capital Stock or other equity interests (as applicable);

(c) offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interest in, Parent or any of its Subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interest, other than (i) the issuance of Parent Class A Common Stock upon the vesting, settlement, exercise or lapse of any restrictions on any equity awards granted under any Parent Equity Plan; (ii) issuances of equity awards under the Parent Equity Plans to employees, directors and other service providers in the Ordinary Course of Business (provided that the number of shares reserved for issuance under the Parent Equity Plans shall not be increased); (iii) transactions between Parent and a Subsidiary of Parent or between Subsidiaries of Parent; and (iv) any organized sale of shares of Parent Class A Common Stock by Parent’s existing stockholders in a transaction facilitated by Parent;

(d) enter into or adopt any plan or agreement of complete or partial liquidation, restructuring, recapitalization or dissolution, or file a voluntary petition in bankruptcy or commence a voluntary legal procedure for reorganization, arrangement, adjustment, release or composition of Debt in bankruptcy or other similar Laws now or hereafter in effect; or

(e) agree or commit to take any of the actions described in clauses above in this Section 4.3 (Conduct of the Business of Parent).

4.4 Exclusivity.

(a) During the Pre-Closing Period, except for the Contemplated Transactions or as expressly consented to by Parent in writing, the Company and the Company Shareholders shall not, and each shall cause their respective Affiliates and Representatives not to, directly or indirectly, solicit, encourage or initiate, enter into any Contract, or knowingly encourage the submission of any proposal or offer from any Person relating to the direct or indirect acquisition of any Company Shares or other equity securities of the Company or any material portion of the assets of the Company or its Subsidiaries, whether in an acquisition structured as a merger, consolidation, exchange, sale of assets, sale of shares or other equity interests, or otherwise (any such proposal, offer or transaction, a “Company Acquisition”), or participate in any discussions or negotiations regarding, furnishing any information with respect to, assisting or participating in, or knowingly facilitating in any other manner any effort or attempt by any Person to do or seek any of the foregoing; provided that no transaction that is permitted under Section 4.2 (Conduct of the Business of the Company) shall be considered a “Company Acquisition”. The Company shall, and shall cause its Affiliates and Representatives to, immediately (i) cease and cause to be terminated any discussions, negotiations and communications with any Person (other than Parent and Merger Subs) that relate to any Company Acquisition and promptly request the destruction or return of any nonpublic information of the Company or any of its Subsidiaries provided to such Person; (ii) request each Person that has received confidential information from any of the Company or its Subsidiaries or any of their respective Representatives at any time during the past 12 months pursuant to a confidentiality or similar agreement in connection with such Person’s consideration of a possible Company Acquisition or investment in the Company or its Affiliates to return or destroy all confidential information previously furnished to such Person by or on behalf of any of the Company or its Subsidiaries; and (iii) prohibit any Third Party from having access to any physical or electronic data room relating to any possible Company Acquisition. Notwithstanding the foregoing or any other provisions of this Agreement, the Company Board may consider and participate in negotiations with respect to an unsolicited proposal or offer relating to a Company Acquisition that did not, directly or indirectly, result from any breach of this Section 4.4(a) (Exclusivity) where the Company Board determines in good faith, after consultation with outside legal counsel, that a failure to take such action with respect to such offer or proposal as applicable, would constitute a breach of its fiduciary duties under applicable Law; provided that the Company shall promptly (and in any event within two Business Days) (a) notify Parent if any inquiry, proposal or offer with respect to a Company Acquisition, or any inquiry, proposal or offer that would reasonably be expected to lead to a Change in Recommendation, is received by the Company or any of its Representatives, including the identity of the Person or group of Persons making such inquiry, proposal or offer, (b) keep Parent reasonably informed of any material developments, discussions or negotiations regarding such inquiry, proposal or offer (including any changes to the terms thereof) and any Change in Recommendation with respect thereto and (c) upon the request of Parent, reasonably inform Parent of the status of such inquiry, proposal or offer or a Change in Recommendation with respect thereto.

4.5 Regulatory Approvals.

(a) Subject to the other terms and conditions of this Agreement, the Company and Parent agree, and shall cause each of their respective Subsidiaries and the Affiliates, to use their respective reasonable best efforts and shall cooperate with each other party hereto, to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate and make effective the Contemplated Transactions and to use their respective reasonable best efforts to cause the conditions to each party’s obligation to close the Contemplated Transactions as set forth in Section 6 (Conditions Precedent to Obligations of Each Party) to be satisfied. The Parties shall cooperate fully with each other to the extent necessary in connection with the foregoing.

(b) Each of Parent and the Company shall notify and keep the other advised as to (i) any material communication from any Governmental Body regarding any of the Contemplated Transactions, and (ii) any litigation or administrative proceeding pending and known to such Party, or to its knowledge threatened, which challenges, or would challenge, the Contemplated Transactions.

4.6 Company Financial Statements. The Company shall, and shall use commercially reasonable efforts to cause its Representatives and its independent auditor (the “Auditor”) to (a) as soon as reasonably practicable, and prior to the Closing Date, provide Parent with historical financial statements and information of the Company and its Subsidiaries for the fiscal year ending December 31, 2023 and the fiscal year ending December 31, 2022, and any required consents from the Auditor for the inclusion of such financial statements in a Form 8-K as required to be filed by Parent in connection with the consummation of the Merger, and (b) at such time as such financial statements are available in accordance with the Company’s regular practice for preparing quarterly financial statements, provide Parent with unaudited financial statements of the Company and its Subsidiaries for the fiscal quarter ending March 31, 2024.

4.7 Takeover Statutes. If any state takeover statute or similar Law shall become applicable to the Contemplated Transactions or any Ancillary Agreements, each of the Company and Parent and their respective boards of directors shall grant such approvals and take such actions as are reasonably necessary so that the Contemplated Transactions or thereby may be consummated as promptly as practicable on the terms contemplated hereby or thereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the Contemplated Transactions.

4.8 Termination of Affiliated Agreements. Prior to or contemporaneously with and effective as of the Closing, the Company shall cause the termination of all Affiliated Agreements set forth on Schedule 4.8.

5.	ADDITIONAL COVENANTS OF THE PARTIES

5.1 Company Shareholder Matters; Required Company Shareholder Vote.

(a) Promptly after the execution and delivery of this Agreement, the Company shall seek to obtain the approval of the Company Shareholders as required by the Company Organizational Documents and the CICA, pursuant to which approval each such Company Shareholder shall (i) adopt this Agreement, the First Plan of Merger and the Contemplated Transactions; (ii) approve the First Merger and the First Plan of Merger and acknowledge that the approval given thereby is irrevocable; and (iii) provide any other consents or waivers required by the Company Organizational Documents, to consummate this Agreement and the Contemplated Transactions (including the Preferred Consent) (such matters described in clauses (i) through (iii), the “Company Shareholder Matters”).

(b) Promptly after the execution and delivery of this Agreement, and in any event no later than one Business Day thereafter, the Company shall prepare, in consultation with and subject to the advance review and reasonable approval of Parent, and cause to be delivered to the Company Shareholders a notice of general meeting and proxy (the “Notice of Meeting”) for the purpose of, among other things, obtaining the approval of the Company Shareholders for the Company Shareholder Matters (including the Required Company Shareholder Vote for the First Plan of Merger) at a general meeting of the shareholders to be called and held in accordance with the Company Organizational Documents and the CICA (the “Company Shareholder Meeting”). The Company shall: (i) take all action necessary under all applicable Law to call, give such notice of and hold the Company Shareholder Meeting to vote on the Company Shareholder Matters; and (ii) use its reasonable best efforts to solicit proxies in favor of the Company Shareholder Matters from the Company Shareholders at the Company Shareholder Meeting, and shall not submit any other proposal to the Company Shareholders in connection with the Company Shareholder Meeting without the prior written consent of Parent. The Company shall ensure that all proxies solicited in connection with the Company Shareholder Meeting are solicited in compliance with all applicable Laws. The Company, in consultation with Parent, shall set a record date for Persons entitled to notice of, and to vote at, the Company Shareholder Meeting and shall not change such record date without the prior written consent of Parent, which consent shall not be unreasonably withheld if such change is required by any Law.

Each of Parent and the Company agree to provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing Party or its counsel, may be required or appropriate for inclusion in the Notice of Meeting, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other’s counsel and auditors in the preparation of the Notice of Meeting. The Company shall not include in the Notice of Meeting any information with respect to Parent or its Affiliates without providing Parent with the opportunity to review such information and giving good faith consideration to any comments provided by Parent regarding such information. Notwithstanding the foregoing or any other provision of this Agreement, if the Company Board receives an unsolicited proposal or offer relating to a Company Acquisition and the Company Board determines in good faith, after consultation with outside legal counsel, that a failure to make a Change in Recommendation would constitute a breach of its fiduciary duties under applicable Law and the Company has otherwise complied with its obligations under Section 4.4, then the Company Board may withhold, withdraw, modify or qualify, or proposal to withhold, withdraw, modify or qualify, the Company Board Recommendation to the extent required to comply with its fiduciary duties under applicable Law (a “Change in Recommendation”).

(c) The Company covenants and agrees that the Notice of Meeting will not, at the time that the Notice of Meeting (or any amendment or supplement thereto) is first delivered to the Company Shareholders, at the time of receipt of approval of the Company Shareholder Matters at the Company Shareholder Meeting and at the First Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; provided that no covenant or agreement is made with respect to information regarding Parent provided by Parent for inclusion in the Notice of Meeting.

(d) If applicable, the Company shall (i) use reasonable best efforts to secure from any Person who is a “disqualified individual”, as defined in Section 280G of the Code, and who has a right to any payments or benefits or potential right to any payments or benefits in connection with the consummation of the Merger that would be deemed to constitute “parachute payments” pursuant to Section 280G of the Code, a waiver of such Person’s rights to any such payments or benefits applicable to such Person to the extent that all remaining payments or benefits applicable to such Person shall not be deemed to be “parachute payments” pursuant to Section 280G of the Code (the “Waived 280G Benefits”) and (ii) submit for approval by the Company Shareholders the Waived 280G Benefits, to the extent and in the manner required under Sections 280G(b)(5)(A)(ii) and 280G(b)(5)(B) of the Code. The Company shall not pay any of the Waived 280G Benefits if such payment is not approved by the Company Shareholders as contemplated above. If applicable, prior to the Closing Date, the Company shall deliver to Parent evidence reasonably satisfactory to Parent that a vote of the Company Shareholders was received in conformance with Section 280G of the Code and the regulations thereunder, or that such requisite shareholder approval has not been obtained with respect to the Waived 280G Benefits, and, as a consequence, the Waived 280G Benefits have not been and shall not be made or provided. At least three Business Days before taking such actions, the Company shall deliver to Parent for review and approval (not to be unreasonably withheld, conditioned or delayed) of any documents or agreements necessary to effect this Section 5.1(d) including any calculations prepared by the Company or its advisors to determine that shareholder approval would be required, disclosure statement and waiver.

5.2 Private Placement; Restrictions.

(a) Each of the Company and Parent shall take all reasonably necessary action on its part such that the issuance of the Class A Common Payment Shares, the Convertible Preferred Payment Shares and the Parent Consideration Warrants pursuant to this Agreement constitutes a transaction exempt from registration under the Securities Act in compliance with Rule 506 of Regulation D. Each certificate representing Class A Common Payment Shares, the Convertible Preferred Payment Shares and the Parent Consideration Warrants shall, until such time that such securities are not so restricted under the Securities Act, bear a legend identical or similar in effect to the following legend (together with any other legend or legends required by applicable state securities applicable Law or otherwise, if any):

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS REGISTERED UNDER THE ACT OR UNLESS AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT IS AVAILABLE.”

(b) In order to ensure that no shares of Parent Class A Common Stock issuable upon exercise of the Parent Consideration Warrants count against the Parent Common Stock Consideration Cap, the Parent Consideration Warrants shall be issued only in book entry form and shall be subject to such legends and/or other restrictions in the transfer agent’s records as may be necessary to ensure that no Parent Consideration Warrant may be exercised, transferred or otherwise accessed by the holder thereof unless and until such time, if any, as the Parent Stockholder Proposals have been approved by the Required Parent Stockholder Vote. Promptly after approval of the Parent Stockholder Proposals by Parent’s stockholders, Parent shall take such action as may be necessary to cause all of the Parent Consideration Warrants to be released from such restrictions.

(c) Parent shall file with the SEC, as soon as reasonably practicable after the Second Effective Time, a Registration Statement for use by Parent, with respect to (i) the shares of Parent Class A Common Stock, (ii) shares of Parent Class A Common Stock issuable upon conversion of the Parent Convertible Preferred Stock, (iii) the Parent Consideration Warrants and (iv) the shares of Parent Class A Common Stock issuable upon the exercise of the Parent Consideration Warrants, in each case, issued to the Company Shareholders and Company Warrantholder, as applicable, in connection with the First Merger, to the extent necessary to register such securities for resale under the Securities Act. Parent shall use its reasonable best efforts to (i) have the Registration Statement declared effective as soon as practicable after the filing thereof, but in no event later than ten Business Days after the SEC notifies Parent (orally or in writing, whichever is earlier) that it will not review, or has completed its review of, the Registration Statement and (ii) keep the Registration Statement effective until all shares covered thereby and thereunder have been sold or are eligible for resale without restriction under Rule 144.

(d) Parent shall be entitled to place appropriate legends, including the legend noted in Section 5.2(a) (Private Placement; Restrictions), on the book entries or certificates evidencing any shares of Parent Class A Common Stock or Parent Convertible Preferred Stock or Parent Consideration Warrants to be received in the Merger by Company Shareholders who may be considered “affiliates” of Parent for purposes of Rules 144 and 145 under the Securities Act reflecting the restrictions set forth in Rules 144 and 145.

5.3 Parent Stockholders Meeting.

(a) As promptly as practicable following the Second Effective Time, Parent shall take all action necessary under applicable Law and the Organizational Documents of Parent to call, give notice of and hold a special meeting of the holders of Parent Capital Stock (the “Parent Stockholders Meeting”) for the purpose of seeking approval from such holders of (i) for the purpose of the rules of the NYSE, the issuance of shares of Parent Class A Common Stock to the holders of shares of Parent Convertible Preferred Stock upon the conversion thereof in accordance with the terms of the Certificate of Designation and (ii) the release of any restrictions on the Parent Consideration Warrants as set forth in and pursuant to Section 5.2(b) (such matters described in clauses (i) and (ii), the “Parent Stockholder Proposals”).

(b) If approval of the Parent Stockholder Proposals is not obtained at the Parent Stockholders Meeting or if on a date preceding the Parent Stockholders Meeting, Parent reasonably believes that (i) it will not receive proxies sufficient to obtain the Required Parent Stockholder Vote, whether or not quorum would be present or (ii) it will not have sufficient shares of Parent Capital Stock represented (whether in person or by proxy) to constitute a quorum necessary to conduct the business of the Parent Stockholders Meeting, then, in each case, Parent will use its reasonable best efforts to adjourn the Parent Stockholders Meeting one or more times to a date or dates no more than 30 days after the scheduled date for such initial meeting and to obtain such approval at such time. If the Parent Stockholders Meeting is not so adjourned, or if the approval of the Parent Stockholder Proposals is not then obtained, Parent will continue to use its reasonable best efforts to obtain such approvals as soon as practicable thereafter, including submitting the Parent Stockholder Proposals to Parent’s stockholders for approval at each annual and special meeting of Parent’s stockholders following the Closing Date until the Parent Stockholder Proposals is duly approved.

(c) Except as required by applicable Law, until the Parent Stockholder Proposals is duly approved, the Parent Board shall recommend that the holders of Parent Capital Stock vote to approve the Parent Stockholder Proposals and shall use its reasonable best efforts to solicit and obtain approval of the Parent Stockholder Proposals, and the proxy statement shall include a statement to the effect that the Parent Board recommends that Parent’s stockholders vote to approve the Parent Stockholder Proposals. The Company and Parent acknowledge that, under the NYSE Rules, the Class A Common Payment Shares will not be entitled to vote on the Parent Stockholder Proposals.

5.4 Reservation of Parent Class A Common Stock.

(a) For as long as any Convertible Preferred Payment Shares or Parent Consideration Warrants remain outstanding, Parent shall at all times reserve and keep available, free from preemptive rights, out of its authorized but unissued Parent Class A Common Stock or shares of Parent Class A Common Stock held in treasury by Parent, for the purpose of effecting the conversion of the Convertible Preferred Payment Shares or the exercise of the Parent Consideration Warrants, the full number of shares of Parent Class A Common Stock then issuable upon the conversion of all Convertible Preferred Payment Shares then outstanding and upon the exercise of the Parent Consideration Warrants. All shares of Parent Class A Common Stock delivered upon conversion of the Convertible Preferred Payment Shares and upon the exercise of the Parent Consideration Warrants shall be newly issued shares or shares held in treasury by Parent, shall have been duly authorized and validly issued and shall be fully paid and nonassessable, and shall be free from preemptive rights and free of any Liens.

5.5 Reasonable Best Efforts.

(a) Subject to the terms and conditions hereof, the Company and Parent shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Law to consummate and make effective the Contemplated Transactions as promptly as practicable, including notifying the other of any communication, inquiry, or investigation received from or initiated by a Governmental Body and using reasonable best efforts to cooperate in responding to any such inquiries, investigations, or requests.

(b) Prior to Closing, the Company shall use reasonable best efforts to obtain all consents and waivers with respect to the Contracts set forth on Schedule 5.5(b).

(c) Prior to Closing, the Company shall send all notices required under the Contracts set forth on Schedule 5.5(c).

5.6 Indemnification of Officers and Directors.

(a) All rights to indemnification by the Company and its Subsidiaries existing in favor of those Persons who are directors and officers of the Company and its Subsidiaries as of the date of this Agreement (the “D&O Indemnified Persons”) for their acts and omissions occurring prior to the First Effective Time as provided in the Company Charter (or the Organizational Documents of the Subsidiaries of the Company) and as provided in those indemnification agreements between the Company or such Subsidiary and such D&O Indemnified Persons (as in effect as of the date of this Agreement) listed in Schedule 5.3 and in the forms made available by the Company to Parent prior to the date of this Agreement (the “Indemnification Agreements”), in each case subject to the terms, conditions and limitations thereof, shall survive the Merger and shall be observed by the Second Surviving Company to the fullest extent available under applicable Law, and any claim made requesting indemnification pursuant to such indemnification rights shall continue to be subject to this Section 5.6 (Indemnification of Officers and Directors) and the indemnification rights provided under this Section 5.6 (Indemnification of Officers and Directors) until disposition of such claim.

(b) Prior to the Closing, the Company shall purchase an extended reporting period endorsement (the “Tail D&O Policy”) under the Company’s existing directors’ and officers’ liability insurance coverage for the Company’s and its Subsidiaries directors and officers on terms reasonably acceptable to Parent that shall provide such directors and officers with coverage for six years following the First Effective Time that provides at least the same coverage in scope and amount as the existing coverage and have other terms not materially less favorable in the aggregate to the insured persons than the directors’ and officers’ liability insurance coverage presently maintained by the Company and any premiums with respect to such Tail D&O Policy shall be paid by Parent; provided, however, that in no event shall Parent be required to expend in any one year an amount in excess of 200% of the annual premium currently payable by the Company with respect to such presently maintained policies, it being understood that if the annual premiums payable for such insurance coverage exceeds such amount, the Second Surviving Company shall obtain a policy with the greatest coverage available for a cost equal to such amount. After the Second Effective Time, Parent shall and shall cause the Second Surviving Company to maintain such policy in full force and effect, and continue to honor the obligations thereunder.

(c) In the event that Parent, the Company or the Second Surviving Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving Entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, Parent shall ensure that the successors and assigns of Parent, the Company or the Second Surviving Company, as the case may be, shall assume the obligations set forth in this Section 5.6 (Indemnification of Officers and Directors).

(d) The provisions of this Section 5.6 (Indemnification of Officers and Directors) shall survive the consummation of the Merger and are (i) intended to be for the benefit of, and will be enforceable by, each of the D&O Indemnified Persons and their successors, assigns and heirs and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such D&O Indemnified Person may have by contract or otherwise. This Section 5.6 (Indemnification of Officers and Directors) may not be amended, altered or repealed after the Second Effective Time without the prior written consent of the affected D&O Indemnified Person.

5.7 Disclosure. The initial press release relating to this Agreement shall be a joint press release issued by the Company and Parent and thereafter Parent and the Company shall consult with each other before issuing any further press release(s) or otherwise making any public statement or making any announcement to Company Service Providers (to the extent not previously issued or made in accordance with this Agreement) with respect to the Merger, this Agreement or any of the Contemplated Transactions and shall not issue any such press release, public statement or announcement to Company Service Providers without the other Party’s written consent. Notwithstanding the foregoing: (a) each Party may, without such consultation or consent, make any public statement in response to questions from the press, analysts, investors or those attending industry conferences, and make internal announcements to employees, so long as such statements are consistent with previous press releases, public disclosures or public statements made jointly by the Parties (or individually, if approved by the other Party), and (b) a Party may, without the prior consent of the other Party but subject to giving advance notice to the other Party (to the extent practical) and giving due consideration to comments from the other Party, issue any such press release or make any such public announcement or statement as may be required by Law.

5.8 Tax Matters.

(a) For United States federal income Tax purposes, the Parties intend that (i) the First Merger and the Second Merger, taken together, constitute an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code (the “Intended Tax Treatment”) and (ii) this Agreement will constitute, and is hereby adopted as, a “plan of reorganization” for purposes of Sections 354 and 361 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3(a), to which Parent, Merger Subs and the Company are parties under Section 368(b) of the Code. The Parties shall and shall cause each of their respective Affiliates to, use reasonable best efforts, subject to the terms and conditions of this Agreement, to cause the First Merger and the Second Merger, taken together, to qualify for the Intended Tax Treatment and shall not take or cause any of their respective Affiliates to take any action that would reasonably be expected to prevent the First Merger and the Second Merger, taken together, from qualifying for the Intended Tax Treatment. The Parties shall treat, and shall not take any tax reporting position (including during the course of any audit, litigation or other proceeding with respect to Taxes) inconsistent with, the Intended Tax Treatment for U.S. federal, state and other relevant Tax purposes, unless otherwise required to do so pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

(b) The Company shall use its reasonable best efforts, subject to the terms and conditions of this Agreement, to deliver to Company Tax Counsel, a representation letter dated as of the Closing Date and signed by an officer of the Company, containing customary representations of the Company, and Parent shall use its reasonable best efforts, subject to the terms and conditions of this Agreement, to deliver to Company Tax Counsel a representation letter dated as of the Closing Date and signed by an officer of Parent containing customary representations of Parent, in each case, in the form attached hereto as Exhibit O (the “Company Tax Representation Letter”) and Exhibit P (the “Parent Tax Representation Letter”), respectively.

(c) All sales, use, value added, transfer, stamp, registration, documentary, conveyance, recording, excise, real property transfer or gains, or similar Taxes incurred as a result of the Contemplated Transactions (“Transfer Taxes”) shall be borne by the Company. Transfer Taxes shall not include any Taxes imposed on the Participating Shareholders by any PRC taxing authority under Announcement 7, which shall be governed exclusively the Letter of Transmittal.

(d)

(i) Subject to Section 5.8(d)(ii) and Section 5.8(d)(iii), Parent shall not (1) cause or permit any action (including the filing of any Tax election) that would reasonably be expected to cause Merger Sub II to be treated as liquidating for U.S. federal income tax purposes, (2) cause or permit any action or transaction (including the filing of any Tax election) that would reasonably be expected to cause the Second Surviving Company to be treated as liquidating for US federal income tax purposes within the two (2) years following the Merger or otherwise as part of a plan with the Mergers, or (3) otherwise take any action that would reasonably be expected to cause Section 367(b) of the Code to apply to the Company Shareholders holding Company Shares immediately prior to the First Effective Time, in each case without the prior written consent of such holders.

(ii) Notwithstanding the foregoing clause (i) or anything to the contrary in this Agreement, Parent shall be permitted, subject to and in accordance with this Section 5.8(d)(ii) and Section 5.8(d)(iii), to make, or cause to be made, an election on IRS Form 8832 (Entity Classification Election), effective as of immediately prior to the Closing Date, to treat Merger Sub II as an entity that is disregarded from Parent for U.S. federal income Tax purposes (an “Entity Classification Election”) if (and only if) Parent agrees (in its sole discretion) to pay or set aside for payment as additional consideration to each Company Shareholder that is required to recognize income under Section 367(b) as a result of the Mergers (the “Relevant Holders”), an aggregate amount of cash, determined in accordance with Section 5.8(d)(iii), in respect of the U.S. federal and state income Taxes on such income of each such Relevant Holder (the “Aggregate Reimbursement Amount”); provided, that for purposes of determining the Aggregate Reimbursement Amount, each Relevant Holder will be treated as having made a valid election under Treasury Regulation Section 1.367(b)-3(c)(3) to include in income the “all earnings and profits amount” (as defined in Treasury Regulation Section 1.367(b)-2(d)) with respect to its Company Shares (such election, the “All E&P Amount Election”). If the Entity Classification Election is made, (1) within ten (10) Days of the Closing Date, Parent shall provide notice to the Relevant Holders that Parent has made (or intends to make) the Entity Classification Election, (2) Parent shall cause the Second Surviving Company to promptly provide any information reasonably requested by a Relevant Holder in order to make the All E&P Amount Election and file the notice described in Treasury Regulations Section 1.367(b)-1(c) in connection with the Mergers, and (3) within thirty (30) days following the Closing, Parent shall pay, or cause to paid, the Aggregate Reimbursement Amount to the Relevant Holders on a pro rata basis in accordance with their relative percentage ownership of the Company. If the Entity Classification Election is not made, then the Intended Tax Treatment shall be deemed to refer to Section 368(a)(2)(D) of the Code for all purposes of this Agreement.

(iii) During the period beginning on the date of this Agreement and ending on the later of April 2, 2024 and the date that is two (2) Business Days after the conditions set forth in Sections 6, 7, and 8 have been satisfied or waived (such period, the “Determination Period”), Parent and the Company will, and will use reasonable best efforts to cause their Representatives to, cooperate reasonably and in good faith to determine the estimated amount of current and accumulated earnings and profits of the Company for U.S. federal income tax purposes (the “Company E&P Amount”). If there is any disagreement about the Company E&P Amount that cannot be resolved in accordance with the preceding sentence, then the Company’s determination of the Company E&P Amount shall be determinative. The Aggregate Reimbursement Amount shall be the product of (1) the Company E&P Amount, (2) the aggregate percentage ownership of the Company held by the Relevant Holders, and (3) seventy percent (70%). For the avoidance of doubt, the determination of the Company E&P Amount pursuant to this Section 5.8(d)(iii) and Parent’s determination of whether to make the Entity Classification Election in accordance with Section 5.8(d)(ii) must be made by the end of the Determination Period, after which period Parent shall not be entitled to make the Entity Classification Election, except in accordance with Section 5.8(d)(i).

(e) For the avoidance of doubt, none of Parent, Merger Subs, or the Company and its Subsidiaries makes any representations or warranties to any securityholder of Parent or the Company regarding the Tax treatment of the Merger, or any of the Tax consequences to any securityholder of Parent or the Company of this Agreement, the Merger or any of the other transactions or agreements contemplated hereby.

5.9 Notification of Certain Events.

(a) During the Pre-Closing Period, the Company shall promptly notify Parent of, and furnish Parent with any information it may reasonably request in writing with respect to, the occurrence of any event or condition or the existence of any fact that may reasonably be expected to cause any of the conditions to the obligations of Parent to consummate the Merger set forth in Section 7 (Conditions Precedent to Obligations of Parent and Merger Subs) not to be satisfied (including any breaches of inaccuracies of the representations and warranties set forth in Section 2 (Representations and Warranties of the Company)). The Company’s satisfaction of its obligations in the foregoing sentence shall not be deemed to modify any representation, warranty, covenant, right or remedy, or relieve the Company of any of its other obligations, under this Agreement.

(b) During the Pre-Closing Period, Parent shall promptly notify the Company of, and furnish the Company with any information it may reasonably request in writing with respect to, the occurrence of any event or condition or the existence of any fact that may reasonably be expected to cause any of the conditions to the obligations of the Company to consummate the Merger set forth in Section 8 (Conditions Precedent to Obligations of the Company) not to be satisfied (including any breaches of inaccuracies of the representations and warranties set forth in Section 3 (Representations and Warranties of Parent and Merger Subs)). Parent’s satisfaction of its obligations in the foregoing sentence shall not be deemed to modify any representation, warranty, covenant, right or remedy, or relieve Parent of any of its other obligations, under this Agreement.

5.10 Confidentiality. The provisions of the Confidentiality Agreement, to the extent not inconsistent with the express terms of this Agreement, are hereby ratified, confirmed and agreed to as though fully set forth herein. The Confidentiality Agreement shall remain in effect until the First Effective Time, at which point it shall terminate.

5.11 Consideration Spreadsheet. At least five Business Days prior to the Closing Date, the Company shall deliver to Parent an updated Consideration Spreadsheet (the “Updated Consideration Spreadsheet”), which spreadsheet shall include updated estimates of the inputs thereto as of the Closing. In the event that Parent notifies the Company that there are reasonably apparent errors in the draft of the Updated Consideration Spreadsheet, Parent and the Company shall discuss such errors in good faith and the Company shall correct any such errors prior to delivering the final versions of the same (such final spreadsheet delivered to Parent, the “Final Consideration Spreadsheet”). Without limiting the foregoing, the Company shall provide to Parent such supporting documentation, information and calculations as are reasonably necessary for Parent to verify and determine the calculations, amounts and other matters set forth in the Updated Consideration Spreadsheet and the Final Consideration Spreadsheet.

5.12 Directors. Parent shall take all necessary action to, as of immediately after the First Effective Time, (i) cause the Parent Board to be comprised nine members and (ii) cause each individual set forth on Exhibit J (each, a “Designated Director”) attached hereto to be appointed to the Parent Board as a director of the Class (as the term is used in the Parent Charter) set forth opposite his name on Exhibit J.

5.13 Resignations. The Company shall obtain and deliver to Parent at or prior to the Closing Date the resignation of each officer and director of the Company and its Subsidiaries, effective as of the First Effective Time.

5.14 ADP RSP. The Company shall take actions necessary from the perspective of the Company to cause the Company to cease being a participating employer in the ADP Retirement Savings Plan (the “ADP RSP”), and the Company shall use its reasonable best efforts to work with the plan sponsor of the ADP RSP to take all actions necessary such that effective at least one day prior to the First Effective Time the Company shall cease being a participating employer in the ADP RSP, subject to the occurrence of the First Effective Time (the “RSP Withdrawal”). In connection therewith, and contingent upon the effectiveness of the RSP Withdrawal, Parent shall permit each Continuing Employee to make direct rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code) in cash in an amount equal to the eligible rollover distribution portion of the account balance distributed to each such Continuing Employee from the ADP RSP to an “eligible retirement plan” (within the meaning of Section 401(a)(31) of the Code) of Parent.

5.15 Stock Exchange Listing. (a) Parent shall use its reasonable best efforts to cause the shares of Parent Class A Common Stock issuable, and required to be reserved for issuance, in connection with the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the First Effective Time.

(b) Parent shall use its reasonable best efforts to cause the Parent Consideration Warrants issuable in connection with the Merger to be approved for listing on the NYSE, subject to official notice issuance, prior to the date on which the Parent Stockholder Proposals is first submitted to Parent’s stockholders for approval.

(c) If approval of the Parent Stockholder Proposals is not obtained on the date on which the Parent Stockholders Meeting is held, Parent shall use its reasonable best efforts to cause the shares of Parent Convertible Preferred Stock issuable in connection with the Merger, and required to be reserved for issuance, to be listed on NYSE, in each case, subject to official notice of issuance.

5.16 SAFE Registration. During the Pre-Closing Period, the Company shall use its reasonable best efforts to cause one or more of its subsidiaries to prepare applications to the State Administration of Foreign Exchange of the PRC (“SAFE”) on behalf of the holders of Company Shares, Company Options, Company RSUs and Company Warrants who are PRC residents for the registration of such Company Shares (or, after the Closing, Parent Capital Stock) held, or issuable upon the exercise of equity securities held, by such holders in accordance with the requirements of applicable SAFE rules, regulations and practices, including, to the extent applicable, the Circular on Relevant Issues Concerning Foreign Exchange Administration over Involvement of Domestic Individuals in Equity Incentive Plans of Overseas Listed Companies issued by SAFE on February 15, 2012 (“SAFE Circular No. 7”).

5.17 Employee Matters.

(a) For a period of at least one year following the Closing Date, Parent shall, and shall cause its Affiliates (including the Second Surviving Company) to, provide each Continuing Employee with (i) an annual base salary or wage or commission rate that is at least equal to the Continuing Employee’s annual base salary or wage or commission rate in effect as of immediately prior to the Closing, (ii) a target annual cash bonus opportunity at least equal to the Continuing Employee’s target annual cash bonus opportunity in effective as of immediately prior to the Closing, and (iii) employee benefits and other compensation (other than equity compensation and defined benefit pension benefits) that are either (A) no less favorable in the aggregate to the employee benefits and other compensation provided by the Company and its Subsidiaries to such Continuing Employee immediately prior to the Closing Date or (B) consistent with those provided to similarly situated employees of Parent.

(b) With respect to any “employee benefit plan,” as defined in Section 3(3) of ERISA, or other benefit plan or arrangement maintained by Parent or its Affiliates in which any Continuing Employee is eligible to participate on or after the Closing Date, as of the Closing Date, for all purposes, including for purposes of determining eligibility to participate, level of benefits, vesting and benefit plan accruals (other than benefit accrual under a defined benefit pension plan), each Continuing Employee’s service with the Company or any of its Subsidiaries (as well as service with any predecessor employer)

prior to the Closing Date shall be treated as service with Parent and its Affiliates; provided that the foregoing shall not apply to the extent that it would result in any duplication of benefits for the same period of service. Parent shall use commercially reasonable efforts to the extent applicable or permitted under the applicable plan, to, (i) waive, or cause to be waived, preexisting conditions, limitations, exclusions, evidence of insurability waiting periods and similar limitations and requirements with respect to participation by and coverage of each Continuing Employee (and his or her eligible dependents) and (ii) recognize, or cause to be recognized, the dollar amount of all co-payments, deductibles and similar expenses incurred by each Continuing Employee (and his or her eligible dependents) during the calendar year in which the Closing Date occurs for purposes of satisfying such year’s deductible, out-of-pocket, co-payment and similar limitations and requirements under the relevant welfare benefit plans in which such Continuing Employee (and his or her eligible dependents) is eligible to participate from and after the Closing Date.

(c) Without limiting the generality of Section 10.4(b) (Waiver), nothing in this Section 5.17 (Employee Matters), express or implied, (i) is intended to or shall confer upon any Person other than the parties hereto and their respective successors and assigns, including any current or former Company Service Provider, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, (ii) shall establish or constitute an amendment, termination or modification of, or an undertaking to establish, amend, terminate or modify, any benefit plan, program, agreement or arrangement or (iii) shall create any obligation on the part of Company or its Subsidiaries (or, following the Closing Date, Parent or any of its Affiliates) to employ or engage any Company Service Provider for any period following the Closing Date.

5.18 Merger Subs Shareholder Vote. Promptly after the execution and delivery of this Agreement, Parent, as the sole shareholder of each Merger Sub, shall adopt resolutions, in accordance with the Organizational Documents of the applicable Merger Sub and the CICA, (i) adopting this Agreement, the Ancillary Agreements, the First Plan of Merger, the Second Plan of Merger and the Contemplated Transactions, as applicable, and (ii) approving the First Merger, the Second Merger, the First Plan of Merger and Second Plan of Merger, as applicable, and acknowledges that the approval given thereby is irrevocable.

5.19 VDR Copy. At or prior to the Closing Date, each Party shall deliver to the other Party a digital copy of all documents and other information that was included in the applicable Virtual Data Room as of two Business Days prior to the Closing Date.

5.20 Section 16 Matters. Prior to the First Effective Time, Parent shall take all actions necessary or appropriate to cause any acquisition of shares of Parent Class A Common Stock (including any Assumed Options, Assumed RSUs or other derivative securities with respect to shares of Parent Class A Common Stock), Parent Convertible Preferred Stock and Parent Consideration Warrants in connection with the transactions contemplated by this Agreement by each employee of the Company who will become subject to Section 16(a) of the Exchange Act with respect to Parent as of the Closing to be exempt under Rule 16(b)-3 under the Exchange Act.

6.	CONDITIONS PRECEDENT TO OBLIGATIONS OF EACH PARTY

The obligations of each Party to effect the Merger and otherwise consummate the Contemplated Transactions are subject to the satisfaction (or the written waiver by each of the Parties, save for Section 6(b) which may not be waived) at or prior to the Closing, of each of the following conditions:

6.1 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and no material Law shall have been enacted since the date of this Agreement that makes consummation of the Merger illegal.

6.2 Company Shareholder Approvals. This Agreement and the First Plan of Merger shall have been duly adopted and approved by the Required Company Shareholder Vote and the Requisite Holders (as defined in the Company Charter), each of which shall not have been rescinded, cancelled or otherwise modified in any manner.

6.3 Certificate of Designation. Parent shall have filed the Certificate of Designation with the Secretary of State of the State of Delaware in accordance with applicable Delaware Law and the Certificate of Designation shall be effective as of the First Effective Time.

7.	CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUBS

The obligations of Parent and Merger Subs to effect the Merger and otherwise consummate the Contemplated Transactions are subject to the satisfaction (or waiver by Parent), at or prior to the Closing, of each of the following conditions:

7.1 Accuracy of Representations and Warranties. The representations and warranties of the Company set forth in Sections 2.1 (Due Incorporation; Etc.), 2.2 (Organizational Documents), 2.3 (Capitalization; Etc.), 2.21 (Authority; Binding Nature of Agreement), 2.22 (Vote Required), and 2.24 (Financial Advisor) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date with the same effect as though made on and as of the Closing (except to the extent expressly made as of an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date). The representations and warranties of the Company set forth in Section 2.5(a) (Absence of Certain Changes) shall be true and correct in all respects as of the date of this Agreement (except to the extent expressly made as of an earlier date, in which case such representations and warranties shall be true and correct in all respects as of such earlier date). The remaining representations and warranties of the Company set forth in Section 2 (Representations and Warranties of the Company), including the representations and warranties set forth in Section 2.14 (Tax Matters), shall be true and correct (without giving effect to any limitation as to materiality or Company Material Adverse Effect set forth therein) as of the date of this Agreement and of the Closing Date with the same effect as though made on and as of the Closing (except to the extent expressly made as of an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, have a Company Material Adverse Effect.

7.2 Performance of Covenants. The Company shall have performed and complied with, in all material respects, all of its covenants hereunder at or before the Closing (to the extent that such covenants require performance by the Company at or before the Closing).

7.3 Dissenting Shareholders. The holders of no more than 10% of the issued and outstanding Company Shares shall have validly served a written notice of objection under Section 238(2) of the CICA and shall not have withdrawn such notice as of the Closing Date.

7.4 No Governmental Litigation. There shall not be pending before any court of competent jurisdiction any lawsuit or other Legal Proceeding challenging the Merger that (a) has been commenced by a Governmental Body and (b) could result in a judgment that would prevent the consummation of the Merger.

7.5 Agreements and Documents. Parent shall have received the following agreements and documents, each of which shall be in full force and effect:

(a) written resignations of all directors and officers of the Company and its Subsidiaries, in form and substance reasonably acceptable to Parent and effective as of the First Effective Time;

(b) the Final Consideration Spreadsheet;

(c) a certificate of good standing of the Company from the Registrar of Companies dated within seven days prior to the Closing Date;

(d) a properly completed IRS Form W-9, or the appropriate version of IRS Form W-8, as applicable, from the Company;

(e) evidence reasonably satisfactory to Parent that the Company has terminated, or will terminate contemporaneously with and effective as of the Closing, each of the Affiliated Agreements set forth on Schedule 4.8; and

(f) if Parent has made, or caused to be made, the Entity Classification Election, a properly executed statement, in accordance with Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c)(3) and in the form attached hereto as Exhibit Q, certifying that the U.S. Subsidiary is not and has not been a “United States real property holding corporation” (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, together with the required notice to the IRS and written authorization for Parent to deliver such notice and a copy of such statement to the IRS on behalf of the U.S. Subsidiary dated no earlier than 30 days prior to the Closing Date.

7.6 Closing Certificate. The Chief Executive Officer of the Company shall have delivered to Parent a certificate (the “Company Officers Certificate”) to the effect that each of the conditions specified in Sections 7.1 (Accuracy of Representations and Warranties), 7.2 (Performance of Covenants) and 7.7 (No Company Material Adverse Effect) is satisfied in all respects.

7.7 No Company Material Adverse Effect. Since the date of this Agreement, no Company Material Adverse Effect shall have occurred and be continuing.

7.8 280G Approval. Prior to the Closing, the Company shall have delivered to Parent evidence reasonably satisfactory to Parent either that (i) any shareholder vote required pursuant to Section 5.1(c) (Company Shareholder Matters; Required Company Shareholder Vote) was solicited in conformity with Section 280G of the Code and the regulations promulgated thereunder and the requisite stockholder approval was obtained with respect to any payments or benefits that were subject to the stockholder vote (the “280G Approval”) or (ii) the 280G Approval was not obtained and as a consequence, that the Waived 280G Benefits shall not be provided, pursuant to any waivers of those payments or benefits which were executed by the disqualified individuals in accordance with Section 5.1(c) (Company Shareholder Matters; Required Company Shareholder Vote).

8.	CONDITIONS PRECEDENT TO OBLIGATION OF THE COMPANY

The obligation of the Company to effect the Merger and otherwise consummate the Contemplated Transactions is subject to the satisfaction (or waiver by the Company), at or prior to the Closing, of the following conditions:

8.1 Accuracy of Representations and Warranties. The representations and warranties of each of Parent and Merger Subs set forth in Sections 3.1 (Due Incorporation; Etc.), 3.2 (Organizational Documents), 3.3 (Capitalization; Etc.), 3.10 (Authority; Binding Nature of Agreement), 3.11 (Vote

Required), Section 3.14 (Merger Subs.) and 3.16 (Valid Issuance) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date with the same effect as though made on and as of the Closing (except to the extent expressly made as of an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date). The representations and warranties of the Company set forth in Section 3.5(a) (Absence of Certain Changes) shall be true and correct in all respects as of the date of this Agreement (except to the extent expressly made as of an earlier date, in which case such representations and warranties shall be true and correct in all respects as of such earlier date). The remaining representations and warranties of each of Parent and Merger Subs set forth in Section 3 (Representations and Warranties of Parent and Merger Subs) shall be true and correct (without giving effect to any limitation as to materiality or Parent Material Adverse Effect set forth therein) as of the date of this Agreement and of the Closing Date with the same effect as though made on and as of the Closing (except to the extent expressly made as of an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, have a Parent Material Adverse Effect.

8.2 Performance of Covenants. Parent and Merger Subs shall have performed and complied with, in all material respects, all of their respective covenants hereunder at or before the Closing (to the extent that such covenants require performance by Parent or Merger Subs at or before the Closing).

8.3 No Governmental Litigation. There shall not be pending before any court of competent jurisdiction any lawsuit or other Legal Proceeding challenging the Merger that (a) has been commenced by a Governmental Body and (b) could result in a judgment that would prevent the consummation of the Merger.

8.4 Closing Certificate. An authorized officer of Parent shall have delivered to Company a certificate (the “Parent Officers Certificate”) to the effect that each of the conditions specified in Sections 8.1 (Accuracy of Representations and Warranties), 8.2 (Performance of Covenants), and 8.5 (No Parent Material Adverse Effect) is satisfied in all respects.

8.5 No Parent Material Adverse Effect. Since the date of this Agreement, no Parent Material Adverse Effect shall have occurred or be occurring.

8.6 Federal Tax Opinion. The Company shall have received the Company 368 Opinion.

9.	TERMINATION

9.1 Termination. This Agreement may be terminated prior to the First Effective Time (including after the approval of this Agreement by the Company Shareholders):

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company if the Merger shall not have been consummated by May 8, 2024 (the “End Date”); provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 9.1(b) (Termination) if the failure to consummate the Merger by the End Date is primarily attributable to a failure on the part of such Party to perform any covenant in this Agreement required to be performed by such Party at or prior to the First Effective Time;

(c) by either Parent or the Company if a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable order, decree or ruling, or there shall exist any Law, in each case, having the effect of permanently restraining, enjoining or otherwise prohibiting or making illegal the Merger; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 9.1(c) (Termination) if, prior to the End Date, such Party did not use reasonable best efforts to have such order vacated prior to its becoming final and nonappealable;

(d) by Parent, if the Company shall have breached or failed to perform any of its representations, warranties, covenants, obligations or agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.1 (Accuracy of Representations and Warranties) or Section 7.2 (Performance of Covenants) and (ii) cannot be or has not been cured by the earlier of (A) 30 calendar days following receipt by the Company of written notice of such material breach or failure to perform or (B) the End Date; provided that Parent may not terminate this Agreement pursuant to this Section 9.1(d) (Termination) if Parent is in breach of this Agreement such that the Company has the right to terminate this Agreement pursuant to Section 9.1(e) (Termination) but for the proviso thereto;

(e) by the Company, if Parent or Merger Subs shall have breached or failed to perform any of their respective representations, warranties, covenants, obligations or agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 8.1 (Accuracy of Representations and Warranties) or Section 8.2 (Performance of Covenants) and (ii) cannot be or has not been cured by the earlier of (A) 30 calendar days following receipt by Parent of written notice of such material breach or failure to perform or (B) the End Date; provided that the Company may not terminate this Agreement pursuant to this Section 9.1(e) (Termination) if the Company is in breach of this Agreement such that Parent has the right to terminate this Agreement pursuant to Section 9.1(d) (Termination) but for the proviso thereto;

(f) by Parent if the Company Shareholder Meeting (including any adjournments or postponements thereof) shall have concluded and each of the Required Company Shareholder Vote and the Preferred Consent shall not have been obtained;

(g) by Parent (at any time prior to the Required Company Stockholder Vote being obtained) if a Change in Recommendation shall have occurred; or

(h) by Parent if the Company has not received the Company 368 Opinion on or before the Opinion Delivery Date and the Company has not agreed to waive the condition set forth in Section 8.6; provided, however, that Parent shall not be permitted to terminate this Agreement pursuant to this Section 9.1(h) (Failure to Deliver Company Tax Representation Letter) if Parent has failed to deliver the Parent Tax Representation Letter prior to the Opinion Delivery Date.

9.2 Expense Reimbursement.

(a) In the event of the termination of this Agreement by (i) Parent or the Company pursuant to Section 9.1(b) (End Date) (but only if either of the Required Company Shareholder Vote or the Preferred Consent has not been obtained), (ii) Parent pursuant to Section 9.1(f) (Failure to Obtain Required Company Shareholder Vote), (iii) Parent pursuant to Section 9.1(g) (Change in Recommendation) or (iv) Parent pursuant to Section 9.1(h) (Failure to Deliver Company Tax Representation Letter) (but only if the Company has failed to deliver the Company Tax Representation Letter prior to the Opinion Delivery Date), the Company shall reimburse Parent, by wire transfer of immediately available funds to an account designated by Parent, for all reasonable and documented out-of-pocket fees and expenses incurred by Parent (including the fees and expenses of all attorneys, consultants, economists and other experts retained by Parent) in connection with this Agreement and the Contemplated Transactions to be paid within three business days following Parent’s delivery of an invoice for such fees and expenses (such amount, the “Expense Reimbursement”); provided, however, that the Expense Reimbursement shall not exceed $2,500,000 in aggregate.

(b) Parent’s right to receive payment from the Company of the Expense Reimbursement pursuant to Section 9.2(a) shall be the sole and exclusive remedy of Parent and any of its Affiliates against the Company, its Affiliates and their respective equityholders and Representatives (collectively, “Company Related Parties”) for any loss, directly or indirectly, arising from or suffered as a result of the termination of this Agreement, or the failure to consummate any Contemplated Transaction in a circumstance described in Section 9.2(a), and upon payment of the Expense Reimbursement, none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the Contemplated Transactions.

9.3 Effect of Termination. In the event of the termination of this Agreement as provided in Section 9.1 (Termination), this Agreement shall be of no further force or effect and no party hereto (or any of its Affiliates, directors, trustees, executors, officers, agents or representatives) shall have any liability or obligation hereunder; provided, however, that (a) Section 10 (Miscellaneous Provisions) shall survive the termination of this Agreement and shall remain in full force and effect, and (b) nothing herein shall relieve any party from any liability or Fraud or for any willful and material breach by such party prior to the termination of this Agreement.

10.	MISCELLANEOUS PROVISIONS

10.1 Survival of Representations and Warranties. The representations and warranties, and the agreements and covenants that require performance at or prior to the Closing, of the Company, Parent and Merger Subs contained in this Agreement, the Ancillary Agreements and any certificate or instrument delivered pursuant hereto and thereto, including any rights arising out of any breach of such representations, warranties, agreements and covenants shall terminate at the First Effective Time and, except in the case of Fraud, there shall be no liability after the First Effective Time in respect thereof, and only the covenants that by their terms survive the First Effective Time and this Section 10 (Miscellaneous Provisions) shall survive the First Effective Time.

10.2 Amendment. This Agreement may be amended with the approval of the Company Board and Parent Board (including after the approval of this Agreement by the Company Shareholders); provided, however, that after any such approval of this Agreement by the Company Shareholders, no amendment shall be made which by Law requires further approval of the Company Shareholders without the further approval of the Company Shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of Parent and the Company (prior to the Closing) or Parent and the Second Surviving Company (after the Closing); provided, further, that the following the First Effective Time, Sections 1.5, 1.6, 1.10, 5.2, 5.3, 5.4, and 5.15 shall not be amended, modified, waived or otherwise changed without the prior approval or written consent of a majority of the Parent Board, which majority shall include each Designated Director, in each case, for so long as such individual is serving as a director on the Parent Board.

10.3 Expenses. All fees and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the party incurring such expenses, whether or not the Merger is consummated.

10.4 Waiver.

(a) No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b) No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

10.5 Entire Agreement; Counterparts. This Agreement (including First Plan of Merger, Second Plan of Merger and the other the documents and instruments referred to herein), the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. This Agreement may be executed by electronic transmission, each of which shall be deemed an original.

10.6 Applicable Law; Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws thereof; provided that, for the avoidance of doubt, the fiduciary and other duties of the Company Board, the directors of Merger Sub I and the directors of Merger Sub II, the Merger, the vesting of the rights, property, choses in action, business, undertaking, goodwill, benefits, immunities and privileges, contracts, obligations, claims, debts and liabilities pursuant to the merger, the cancellation and conversion of the Company Shares as the case may be, the rights set forth in Section 238 of the CICA with respect to any Dissenting Shares and the internal corporate affairs of the Company and Merger Subs shall in each case be governed by the laws of the Cayman Islands. In any action between any of the parties arising out of or relating to this Agreement or any of the Contemplated Transactions: (a) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware (or, only if such court declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware); and (b) if any such action is commenced in a state court, then, subject to applicable Law, no party shall object to the removal of such action to any federal court located in Delaware. Each of the parties waives any defense of inconvenient forum to the maintenance of any action so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Each Party hereby waives, to the fullest extent permitted by Law, any right to trial by jury of any claim, demand, action, or cause of action (i) arising under this Agreement or (ii) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any of the transactions related hereto, in each case, whether now existing or hereafter arising, and whether in contract, tort, equity, or otherwise. Each Party hereby further agrees and consents that any such claim, demand, action, or cause of action shall be decided by court trial without a jury and that the Parties may file a copy of this Agreement with any court as written evidence of the consent of the Parties to the waiver of their right to trial by jury.

10.7 Assignability. This Agreement shall be binding upon the parties hereto and their respective successors and assigns; provided, however, that, neither this Agreement nor any of the rights hereunder may be assigned (whether by merger, consolidation, sale or otherwise) by the Company (prior to the First Effective Time) or Parent without the prior written consent of the other party, and any attempted assignment of this Agreement or any of such rights without such consent shall be void and of no effect; provided, further, however, that, following the Second Effective Time, Parent and the Second Surviving Company may assign this Agreement as a whole without such consent in connection with the acquisition (whether by merger, consolidation, sale or otherwise) of Parent or the Second Surviving Company or of that part of Parent’s or the Second Surviving Company’s business to which this Agreement relates, provided, that in the event of any such assignment, Parent nonetheless shall remain responsible for the performance of its obligations hereunder.

10.8 Third Party Beneficiaries. Except as otherwise provided herein, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; provided, however, that (a) Section 5.6 (Indemnification of Officers and Directors) is expressly intended to be for the benefit of, and confer a third party interest to, the D&O Indemnified Persons, (b) Section 10.14 is expressly intended to be for the benefit of, and confer a third party interest to, the Nonparty Affiliates, (c) such sections referenced in clauses (a) and (b) may be enforced to the fullest extent of the Law by the applicable Persons referenced therein, and (d) the Persons referenced in clause (a) and (b) are expressly intended third party beneficiaries of this Section 10.8 (Third Party Beneficiaries) to the extent necessary to implement clause (a); provided, further, that Sections 1.5, 1.6, 1.10, 5.2, 5.3, 5.4, 5.8, and 5.15 is expressly intended to be for the benefit of the holders of Company Shares and the holders of Company Warrants, in each case, outstanding as of immediately prior to the First Effective Time and may be enforced to the fullest extent of the Law by each Designated Director on behalf of such holders.

10.9 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (a) upon receipt when delivered by hand, (b) upon transmission, if sent by electronic transmission (in each case with receipt verified by electronic confirmation), or (c) one Business Day after being sent by courier or express delivery service, provided that in each case the notice or other communication is sent to the address electronic mail address set forth beneath the name of such party below (or to such other address or electronic mail address as such party shall have specified in a written notice given to the other parties hereto):

(a) if to Parent or Merger Subs:

Nuvation Bio Inc.

1500 Broadway, Suite 1401

New York, New York 10036

Attention: Head of Legal

E-mail: contracts@nuvationbio.com

(b) if to the Company (prior to Closing):

AnHeart Therapeutics Ltd.

777 3rd Ave, New York, NY 10017

Attention: Junyuan (Jerry) Wang

E-mail: jwang@anhearttherapeutics.com

(c) in the case of notices to the Company (prior to Closing), with a copy to (which shall not constitute notice):

Davis Polk & Wardwell LLP

Address: 450 Lexington Avenue

New York, New York 10017

Attention: Yasin Keshvargar; Lee Hochbaum

E-mail: yasin.keshvargar@davispolk.com;

 lee.hochbaum@davispolk.com

(d) in the case of notices to Parent or to the First Surviving Company or the Second Surviving Company (after the Closing), with a copy to (which shall not constitute notice):

Cooley LLP

3 Embarcadero Center 20th Floor

San Francisco, California 94111-4004

Attention: Kenneth L. Guernsey

E-mail: kguernsey@cooley.com

10.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

10.11 Specific Performance. Each of the parties hereto agrees that this Agreement is intended to be legally binding and specifically enforceable pursuant to its terms and that Parent and the Company would be irreparably harmed if any of the provisions of this Agreement are not performed in accordance with their specific terms and that monetary damages would not provide adequate remedy in such event. Accordingly, in addition to any other remedy to which a non-breaching party may be entitled at Law, a non-breaching party shall be entitled to seek injunctive relief to prevent breaches of this Agreement and to specifically enforce the terms and provisions hereof, in each case without posting a bond or undertaking, this being in addition to any other remedy to which they are entitled at Law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at Law or an award of specific performance is not an appropriate remedy for any reason at Law or equity.

10.12 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) As used in this Agreement, the word “extent” and the phrase “to the extent” shall mean the degree to which a subject or other things extends, and such word or phrase shall not merely mean “if.”

(e) As used in this Agreement, the term “or” is not exclusive, and shall be interpreted as “and/or” unless the context clearly requires otherwise

(f) Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits or Schedules to this Agreement.

(g) The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(h) (i) Any document uploaded to the Intralinks online data room (the “Company Virtual Data Room”) utilized for the Contemplated Transactions and properly labeled and indexed at least three Business Days prior to the date hereof shall be considered “made available” to Parent and Merger Subs for purposes of this Agreement and (ii) any document uploaded to Donnelley Financials Solutions online data room (the “Parent Virtual Data Room” and, together with the Company Virtual Data Room, each, a “Virtual Data Room”) utilized for the Contemplated Transactions at least three Business Days prior to the date hereof or as disclosed in the Parent SEC Reports filed with the SEC in the past three years and publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval system at least three Business Days prior to the date hereof shall be considered “made available” to the Company for purposes of this Agreement.

(i) All amounts payable under this Agreement shall be calculated and, if applicable, paid in U.S. Dollars.

10.13 Disclosure Schedule. The Company Disclosure Schedule and Parent Disclosure Schedule have been arranged, for purposes of convenience only, as separate Parts corresponding to the subsections of Section 2 (Representations and Warranties of the Company) and Section 3 (Representations and Warranties of Parent and Merger Subs), respectively. Each representation and warranty contained in Section 2 (Representations and Warranties of the Company) and Section 3 (Representations and Warranties of Parent and Merger Subs) is made subject to (a) the disclosures, exceptions and qualifications set forth in the part of the Company Disclosure Schedule or the Parent Disclosure Schedule, as applicable, corresponding to the particular subsection of Section 2 (Representations and Warranties of the Company) or Section 3 (Representations and Warranties of Parent and Merger Subs), as applicable, in which such representation or warranty appears; (b) the disclosures, exceptions and qualifications set forth on another part of the Company Disclosure Schedule or Parent Disclosure Schedule but incorporated by reference into the part of the Company Disclosure Schedule or Parent Disclosure Schedule, as applicable, corresponding to the particular subsection of Section 2 (Representations and Warranties of the Company) or Section 3 (Representations and Warranties of Parent and Merger Subs), as applicable, in which such representation or warranty appears; and (c) the disclosures, exceptions and qualifications set forth in any other part of the Company Disclosure Schedule or the Parent Disclosure Schedule, as applicable, to the extent it is reasonably apparent on the face of such disclosure that such disclosure, exception or qualification is applicable to such representation and warranty. No reference to or disclosure of any information (including dollar amounts) in the Company Disclosure Schedule or Parent Disclosure Schedule shall be construed as an admission, indication or acknowledgement that (a) such information is material (nor shall it establish a standard of materiality for any purpose whatsoever and it being understood that the actual standard of materiality may be higher or lower than the matters disclosed by such information), or (b) such information is required to be referred to or disclosed in the Company Disclosure Schedule or Parent Disclosure Schedule, as applicable. The information set forth in the Company Disclosure Schedule or Parent Disclosure Schedule, as applicable, is disclosed solely for the purposes of this Agreement, and no information set forth therein shall be deemed to be an admission by any party hereto to regarding any matter whatsoever, including to any Third Party (including of any violation of Law or breach of any agreement). The Company Disclosure Schedule or Parent Disclosure Schedule, as applicable, and the information and disclosures contained therein are intended to qualify and limit the representations, warranties and covenants of the Company and Parent, as applicable, contained in this Agreement. Any disclosure herein relating to any possible breach or violation of any applicable Law or Contract shall not be construed as an admission or indication that any such breach or violation exists or has actually occurred. Matters reflected in the Company Disclosure Schedule or the Parent Disclosure Schedule, as applicable, are not necessarily limited to matters required by this Agreement to be reflected in the Company Disclosure Schedule or Parent Disclosure Schedule, as applicable. Such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature.

10.14 Non-Recourse.

(a) Any claim or other Legal Proceeding arising under this Agreement or the Ancillary Agreements or in connection with the Contemplated Transactions may be made against only the Persons that are expressly identified as parties hereto in the Preamble to this Agreement (the “Contracting Parties”). No Person who is not a Contracting Party, including any past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, lender, creditor, agent, attorney or representative of the Company or its Affiliates (each, a “Nonparty Affiliate”), shall have any liability for any claim or other Legal Proceedings arising under this Agreement or Ancillary Agreements or in connection with the Contemplated Transactions. To the maximum extent permitted by Law, each Contracting Party hereby waives and releases all such liabilities, claims, causes of action and obligations against any such Nonparty Affiliates.

(b) Notwithstanding anything to the contrary in Section 10.14(a), nothing in this Section 10.14(a) shall be deemed to limit any liabilities or obligations of, or claims against, (i) any party to any Ancillary Agreement or serve as a waiver of any right on the part of any party to such Ancillary Agreement to make any claim or take any action permitted by, pursuant to, and in accordance with the specific terms of such Ancillary Agreement or (ii) any Person in respect of Fraud.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

NUVATION BIO INC.

By:	/s/ David Hung
Name:	David Hung, M.D.
Title:	Chief Executive Officer

ARTEMIS MERGER SUB I, LTD.

By:	/s/ Stephen Dang
Name:	Stephen Dang
Title:	Director

ARTEMIS MERGER SUB II, LTD.

By:	/s/ Stephen Dang
Name:	Stephen Dang
Title:	Director

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

ANHEART THERAPEUTICS LTD

By:	/s/ Junyuan Jerry Wang
Name:	Junyuan Jerry Wang, Ph.D.
Title:	Chief Executive Officer and Director

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of this Agreement (including this Exhibit A):

“Accredited Investor” shall mean an “accredited investor” as defined in Rule 501 of Regulation D of the Securities Act.

“Affiliate” shall mean, with respect to a Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by,” and “under common control with”) as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through ownership of voting securities, by contract or otherwise.

“Ancillary Agreements” shall mean, collectively, the Parent Voting Agreement, the Company Voting Agreement, the Lock-Up Agreements, the Accredited Investor Questionnaires, the First Plan of Merger, the Second Plan of Merger, the Certificate of Designation and each other agreement, document, instrument and certificate contemplated by this Agreement to be executed in connection with the Contemplated Transactions.

“Announcement 7” shall mean the People’s Republic of China’s State Taxation Administration’s Announcement on Several Corporate Income Tax Issues Relating to Indirect Transfers of Assets by Non-resident Enterprises, State Taxation Administration Announcement [2015] No.7.

“Anti-Corruption Laws” shall mean the Foreign Corrupt Practices Act of 1977, as amended, the Anti-Kickback Act of 1986 or any applicable Laws of similar effect, and the related regulations and published interpretations thereunder.

“Business Day” shall mean any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the City of San Francisco, United States of America and the Cayman Islands.

“Certificate of Designation” shall mean the Certificate of Designation of Preferences, Rights and Limitations of Parent Convertible Preferred Stock in the form attached hereto as Exhibit I.

“COBRA” shall mean Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code or any similar state Law.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company 368 Opinion” shall mean the written opinion of Company Tax Counsel, dated as of the Closing Date, to the effect that on the basis of facts, representations and assumptions set forth or referred to in such opinion, (a) the First Merger and Second Merger, taken together, will qualify for the Intended Tax Treatment and (b) Parent, Merger Subs and the Company each will be a party to such reorganization within the meaning of Section 368(b) of the Code. In rendering such opinion, Company Tax Counsel may require and rely upon representations contained in certificates of officers of the Company, Parent and Merger Subs reasonably satisfactory in form and substance to such counsel.

“Company Collaboration Partner” shall mean any third party with which the Company or any of its Subsidiaries has entered into a Contract that relates primarily to the research, development, supply, manufacturing, testing, or other exploitation of any Company Product.

“Company Charter” shall mean the Company’s Second Amended and Restated Memorandum and Articles of Association adopted by special resolution on June 16, 2022 and in effect immediately prior to the Second Effective Time.

“Company Disclosure Schedule” shall mean the disclosure schedule that has been prepared by the Company and delivered to Parent and Merger Subs on the date of this Agreement in accordance with Section 10.13 (Disclosure Schedule).

“Company Equity Plan” shall mean the Company 2021 Equity Incentive Plan.

“Company ERISA Affiliate” shall mean any Person with which the Company is or would be at any relevant time considered a single employer under Section 414 of the Code.

“Company Knowledge Individuals” shall mean the following Persons: Junyuan (Jerry) Wang, Bing Yan, Anhu (Andrew) Li, Edward Lang, and Charlotte Arnold.

“Company Management” shall mean the Key Employees and each Person listed on Exhibit K.

“Company Material Adverse Effect” shall mean any occurrence, change, event, circumstance or effect (each, an “Effect”) that, individually or in the aggregate with any other Effects that have occurred in the applicable determination period for a Company Material Adverse Effect, has had or would reasonably be expected to have a material adverse effect on (x) the liabilities, financial condition, existing business of the Company and its Subsidiaries or assets of the Company and its Subsidiaries, taken as a whole or (y) the ability of the Company to consummate the Contemplated Transactions or to perform its obligations hereunder; provided, however, that none of the following (individually or in combination) shall be deemed to constitute, or shall be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect: (a) any Effect arising directly or indirectly from or otherwise relating to general business or economic conditions globally or in any geography in which the Company or its Subsidiaries operate or compete; (b) any Effect arising directly or indirectly from or otherwise relating to conditions generally affecting any industry or industry sector in which the Company or its Subsidiaries operate or compete; (c) any Effect arising directly or indirectly from or otherwise relating to fluctuations in the value of any currency or interest rates; (d) any Effect arising directly or indirectly from or otherwise relating to (i) any action taken or omitted to be taken by the Company at the written direction of Parent or where the Company has requested Parent’s consent in accordance with Section 4.2 (Conduct of the Business of the Company) and Parent has unreasonably withheld, conditioned or delayed such consent or (ii) any other action required to be performed by the Company under this Agreement or the Ancillary Agreements; (e) any Effect arising directly or indirectly from or otherwise relating to a change in, or an action taken required to comply with any change in, applicable Laws or the interpretation thereof or in IFRS or GAAP; (f) any Effect arising directly or indirectly from or otherwise relating to any act of terrorism (including cyber-terrorism), war (whether or not declared), national or international calamity, natural disaster, pandemic, epidemic or disease outbreak (including COVID-19) or any other similar event; (g) any Effect directly or indirectly arising from or otherwise relating to the execution, delivery or entry into this Agreement or Ancillary Agreements (or the announcement of the Merger by any Party), including Effects directly or indirectly arising therefrom on any Company Service Provider, Company Collaboration Partner, supplier, manufacturer, partner or other commercial relation of the Company or its Subsidiaries; (h) any Effect directly or indirectly arising from or otherwise relating to any information set forth on the Company Disclosure Schedule; and (i) the exercise of dissenters’ or appraisal rights, including under

Section 238 of the CICA, by any Company Shareholder; provided, further, that, any Effect referred to in the foregoing clauses (a), (b), (c), (e), and (f) may be taken into account in determining whether there is, or would be reasonably expected to be, a Company Material Adverse Effect to the extent such Effect disproportionately affects the Company compared to the other companies operating in the Company’s industry, in which case such Effect may be taken into account in determining whether there is, or would be reasonably expected to be, a Company Material Adverse Effect

“Company Option” shall mean any option to purchase Ordinary Shares.

“Company Organizational Documents” shall mean the Company Charter and Certificate of Incorporation dated April 27, 2021.

“Company Plans” shall mean “employee benefit plans” (as defined in Section 3(3) of ERISA, whether or not subject to ERISA), all severance, employment, incentive or bonus, retention, change in control, deferred compensation, profit sharing, retirement, welfare, post-employment welfare, fringe benefit, vacation or paid time off, equity or equity-based compensation or other benefit or compensation plan, policy, program, agreement, Contract or arrangement that is sponsored, maintained, contributed to or required to be contributed to by the Company or any of its Subsidiaries, or under or with respect to which the Company or any of its Subsidiaries has or would reasonably be expected to have any liability (whether current or contingent), except such definition shall not include (i) any Company Service Provider Agreement and (ii) any plans, programs, agreements or arrangements that are sponsored or maintained by a Governmental Body.

“Company Permitted Liens” shall mean: (a) Liens for current Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the face of the Unaudited Balance Sheet in accordance with GAAP, (b) Liens securing Debt that is reflected on the Unaudited Balance Sheet; (c) statutory or common Liens to secure obligations to landlords, lessors or renters under leases or rental agreements; (d) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable Law or governmental regulations; (e) statutory or common Liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies, and other like Liens; (f) easements, reservations, rights-of-way, restrictions, minor defects or irregularities in title and other similar Liens affecting real property not interfering in any material respect with the ordinary conduct of the business of the Company; (g) Liens in favor of customs and revenue authorities arising as a matter of Law to secure payment of customs duties in connection with the importation of goods; (h) Liens arising solely by virtue of any statutory or common provision relating to banker’s Liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; (i) Liens in favor of other financial institutions arising in connection with the Company’s or its Subsidiaries’ deposit accounts or securities accounts held at such institutions to secure customary fees, charges, and the like; (j) Liens constituting non-exclusive licenses or sublicenses of, or covenants not to sue with respect to, any Intellectual property Rights, in each case, granted in the Ordinary Course of Business, and (k) Liens that would not materially impact the operations, use or value of the assets subject to such Liens.

“Company Preferred Shares” shall mean, collectively, the Series A Preferred Shares, the Series A+ Preferred Shares, the Series A-2 Preferred Shares and the Series B Preferred Shares.

“Company RSU” means any restricted stock units reflecting the right to receive Ordinary Shares.

“Company Service Provider” shall mean any current or former employee (including any dispatched, in-sourced, and seconded employee who is employed by the Company or any of its Subsidiaries), independent contractor, consultant, director, officer or individual service provider of the Company or any Subsidiary (but excluding any individual who is employed by any third-party or staffing agency).

“Company Service Provider Agreement” shall mean each offer letter, management, employment, severance, consulting, advisory, relocation, repatriation, expatriation, or other similar agreement or Contract between the Company or any Subsidiary and any Company Service Provider.

“Company Shareholders” shall mean the holders of Company Shares.

“Company Shares” shall mean, collectively, the Ordinary Shares, the Series A Preferred Shares, the Series A+ Preferred Shares, the Series A-2 Preferred Shares and the Series B Preferred Shares.

“Company Tax Counsel” shall mean Davis Polk & Wardwell LLP

“Company Warrant” shall mean the warrant exercisable for up to 146,859 Series B Preferred Shares issued by the Company to Shengwei Venture Capital Management (Shanghai) Co., Ltd. on March 24, 2024.

“Company Warrantholder” shall mean the holder of the Company Warrant.

“Confidentiality Agreement” shall mean that certain Confidentiality Agreement, dated as of November 1, 2023, by and between Parent and the Company.

“Consent(s)” shall mean any consent, approval or waiver.

“Consideration Spreadsheet” shall mean the spreadsheet attached hereto as Exhibit L, setting forth: (i) a list of all Company Shareholders, the Company Warrantholder, and holders of Company Options and Company RSUs and their respective e-mail addresses; (ii) whether each Company Shareholder is an Accredited Investor or Non-Accredited Investor; (iii) the number and class of all Company Shares held by each Company Shareholder, and whether such Company Shares were (x) acquired upon exercise of a Company Option (and if so, whether such Company Option was an “incentive stock option” within the meaning of Section 422 of the Code and the First Merger resulted in a “disqualifying disposition” of such shares described in Section 421(b) of the Code) or settlement of Company RSUs or (y) acquired upon exercise of any Company Warrants; (iv) for the Company Warrantholder, (x) the number and class of Company Shares subject to the Company Warrants held by the Company Warrantholder and (y) the exercise price of each Company Warrant held by the Company Warrantholder; (v) the Company’s good faith estimates (and, in the case of the Parent Fully-Diluted Common Stock Capitalization and Parent Warrants Capitalization, Parent’s good faith estimates) of the following: (A) the Parent Fully-Diluted Common Stock Capitalization; (B) the Parent Warrants Capitalization (denominated in shares of Parent Class A Common Stock); (C) the Total Stock Consideration; (D) the Warrant Consideration; (E) the Total Award Stock Consideration; (F) the Stock Consideration, (G) the Per Share Stock Consideration for each class and series of Company Shares (denominated in cash value and shares of Parent Class A Common Stock or Parent Convertible Preferred Stock, as applicable); (H) the Per Share Warrant Consideration for each class and series of Company Shares (denominated in shares of Parent Class A Common Stock); (I) Per Company Warrant Stock Consideration (denominated in cash value and shares of Parent Class A Common Stock or Parent Convertible Preferred Stock, as applicable); (J) Per Company Warrant Warrant Consideration (denominated in shares of Parent Class A Common Stock); (K) for each Accredited Investor, (L) the aggregate Per Share Stock Consideration (denominated in shares of Parent Class A Common Stock or Parent Convertible Preferred Stock, as applicable), (2) the aggregate Per Share Warrant Consideration (denominated in shares of Parent Class A Common Stock), (3) the aggregate Per Company Warrant Stock Consideration (denominated in shares of Parent Class A Common Stock or Parent Convertible Preferred Stock, as applicable), and (4) the aggregate Per Company Warrant Warrant Consideration (denominated in shares of Parent Class A Common Stock), as applicable, in each case to be issued or paid in respect of the aggregate Company Shares and Company Warrants, as applicable, held by such Accredited Investor; (M) for each Non-Accredited Investor, the amount of cash in lieu of any shares of Parent Capital Stock (along with the wire information of such holder to receive such cash amount) to be paid in respect of the aggregate Company Shares held by such Non-Accredited Investor; (N) the exercise price per share in effect for each outstanding Company Option; and (O) the number of outstanding Company Options that will be Assumed Options and the number of outstanding Company RSUs that will be Assumed RSUs, in each case calculated pursuant to and accordance with the terms of this Agreement and determined on a pro forma basis as if the First Effective Time were the date hereof.

“Contemplated Transactions” shall mean the transactions contemplated by this Agreement and the Ancillary Agreements, including the Merger.

“Continuing Employee” shall mean any individual who is employed by the Company or any of its Subsidiaries as of immediately prior to the First Effective Time.

“Continuing Company Service Provider” shall mean each (i) Continuing Employee and (ii) each other Company Service Provider who is providing services to the Company or any of its Subsidiaries as of immediately prior to the First Effective Time; provided however, that any non-employee director serving on the Company Board shall not constitute a Continuing Company Service Provider (unless such individual also provides services to the Company or any of its Subsidiaries in another capacity as of immediately prior to the First Effective Time).

“Contract” shall mean any legally binding contract, plan, undertaking, arrangement, concession, understanding, agreement, franchise, instrument, license, lease, sublease, note, bond, indenture, deed of trust, mortgage, loan agreement or other legally binding commitment, whether written or oral.

“Debt” shall mean the outstanding principal amount of, and all interest, fees, prepayment premiums, expenses, breakage costs, indemnities, penalties or other amounts accrued in respect of and all amounts otherwise owing or payable at retirement of, (a) any indebtedness for borrowed money of the Company and its Subsidiaries, (b) any obligation of the Company and its Subsidiaries evidenced by bonds, debentures, notes, mortgages, security arrangements, indentures or other similar instruments, (c) any reimbursement obligation of the Company and its Subsidiaries with respect to letters of credit (including standby letters of credit to the extent drawn upon), bankers’ acceptances or similar facilities issued for the account of the Company and its Subsidiaries, (d) all obligations of the Company and its Subsidiaries as lessee under leases that are required to be recorded as capital leases in accordance with GAAP, (e) all liabilities or obligations of the Company and its Subsidiaries under any interest rate, currency, swap or other hedging agreements, (f) all liabilities or obligations of the Company and its Subsidiaries for the deferred purchase price of property or services and other earn-out, milestone or other contingent payment obligations, and (g) any obligation of the type referred to in clauses (a) through (f) of another Person the payment of which the Company or any of its Subsidiaries have guaranteed or for which the Company or any of its Subsidiaries are responsible or liable, directly or indirectly, jointly or severally, as obligor or guarantor.

“Entity” shall mean any corporation (including any nonprofit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

“Environmental Law” shall mean any Law, any judicial and administrative order or determination relating to (a) pollution or the protection, preservation or restoration of the environment (including, air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource); (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of, any Hazardous Substances; or (c) or health safety issues (including human and occupational safety and health), in each case as amended and as in effect on or prior to the date hereof.

“Environmental Company Permit” shall mean any permit, license, review, certification, approval, registration, consent or other authorization issued or required pursuant to any Environmental Laws.

“Equity Award Exchange Ratio” shall mean 1.7551, subject to adjustment as set forth in the Final Consideration Spreadsheet.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“FDA” shall mean the United States Food and Drug Administration or any successor thereto.

“FDCA” shall mean the United States Food, Drug, and Cosmetic Act (21 U.S.C. §§ 301 et seq.).

“Fraud” shall mean any intentional, actual fraud as determined under common law.

“GAAP” shall mean United States generally accepted accounting principles.

“Good Clinical Practices” or “GCP” shall mean standards for clinical trials (including all applicable requirements relating to protection of human subjects), as set forth in the FDCA and applicable regulations promulgated thereunder (including, for example, 21 C.F.R. Parts 50, 54, 56, 210, and 211), and such standards of good clinical practice (including all applicable requirements relating to protection of human subjects) as are required by Governmental Bodies in any other country or jurisdiction (including the NMPA), including applicable regulations or guidelines from the International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use.

“Good Laboratory Practices” or “GLP” shall mean standards for laboratories, as set forth in the FDCA and applicable regulations promulgated thereunder, and such standards of good laboratory practices as are required by Governmental Bodies in any other country or jurisdiction (including the NMPA), including applicable regulations or guidelines from the International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use.

“Good Manufacturing Practices” or “GMP” shall mean standards for the manufacture, processing, packaging, testing, transportation, handling, and holding of chemicals, intermediates, bulk products, or finished biopharmaceutical or diagnostic products, as set forth in the FDCA and applicable regulations promulgated thereunder, and such standards of good manufacturing practices as are required by Governmental Body in any other country or jurisdiction (including the NMPA), including applicable regulations or guidelines from the International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use.

“Governmental Body” shall mean any national, federal, regional, state, provincial, local, or foreign or other governmental authority or instrumentality, legislative body, court, administrative agency, regulatory body, commission or instrumentality, including any multinational authority having governmental or quasi-governmental powers, or any other industry self-regulatory authority or arbitral body.

“Hazardous Substance” shall mean any substance listed, defined, designated or classified as hazardous, toxic, radioactive, dangerous, or a “pollutant” or “contaminant” or otherwise regulated, under any Environmental Law. “Hazardous Substance” shall include any substance for which exposure is regulated by any Governmental Body or any Environmental Law, including any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos, or asbestos containing material, urea formaldehyde foam insulation, lead, mold, mold spores and mycotoxins or polychlorinated biphenyls or other similar substances.

“Healthcare Laws” shall mean any Law applicable to the research, development, design, manufacture, processing, production, packaging, labelling, distribution, importation, exportation, handling, quality, safety surveillance, reporting of adverse events, or other commercialization or marketing of prescription drug or other health care products, or to the licensing, permitting, certification, accreditation, or registration of, and standards for, establishments involved in any such activities, including: (a) the FDCA; (b) the Public Health Service Act (42 U.S.C. §§ 201 et seq.); (c) the healthcare fraud provisions of HIPAA; (d) any and all federal, state and local fraud and abuse laws, including but not limited to: the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the Physician Payments Sunshine Act (42 U.S.C. § 1320a-7h), the civil False Claims Act (31 U.S.C. §§ 3729 et seq.), the criminal False Claims Law (42 U.S.C. § 1320a-7b(a)), the exclusion laws (42 U.S.C. § 1320a-7), and the civil monetary penalties law (42 U.S.C. § 1320a-7a); (e) Laws which are cause for exclusion from any federal health care program; (f) the Drug Administration Law of the People’s Republic of China (中华人民共和国药品管理法); (g) all laws regarding health record documentation or related record retention requirements; (h) all laws regarding healthcare professional or entity licensure, qualifications, accreditations, or scope of practice requirements; (i) all laws or precedent relating to the corporate practice of a learned or licensed healthcare profession; (j) all laws concerning the splitting of healthcare professional fees; (k) the Implementing Regulation of the Drug Administration Law of the People’s Republic of China (中华人民共和国药品管理法实施条例); (l) the Drug Registration Rules of the People’s Republic of China (中华人民共和国药品注册管理办法); (m) the Drug Manufacturing Rules of the People’s Republic of China (中华人民共和国药品生产监督管理办法); (n) the Bio-Safety Law of the People’s Republic of China (中华人民共和国生物安全法); (o) the Administrative Regulations on Human Genetic Resource (2019) of the People’s Republic of China (中华人民共和国人类遗传资源管理条例); and (p) all comparable non-U.S. or other Laws relating to the foregoing.

“IFRS” shall mean the International Financial Reporting Standards issued by the International Accounting Standards Board.

“IRS” shall mean the United States Internal Revenue Service.

“Key Employee” shall mean Jerry Wang, Bing Yan, Anhu (Andrew) Li, Guilin Huang, Lian Li and QinYing Zhao.

“Knowledge of the Company” shall mean the knowledge of a fact or other matter, after reasonable inquiry, of the Company Knowledge Individuals.

“Knowledge of Parent” shall mean the knowledge of a fact or other matter, after reasonable inquiry, of the Parent Knowledge Individuals.

“Law” shall mean any federal, state, local, municipal, foreign or other, statute, constitution, principle of common, rule, regulation, executive order, injunction, judgment, order, award, decree, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

“Legal Proceeding” shall mean any action, suit, charge, complaint, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Lien” or “Liens” shall mean all mortgages, encumbrances, security interests, claims, charges or pledges.

“NMPA” shall mean the National Medical Products Administration of the People’s Republic of China (formerly the China Food and Drug Administration).

“Non-Accredited Investor” shall mean each Company Shareholder and each Company Warrantholder who is not an Accredited Investor.

“NYSE” shall mean the New York Stock Exchange.

“Opinion Delivery Date” shall mean the second Business Day after the satisfaction or waiver (to the fullest extent permissible under applicable Law) of the last to be satisfied or waived of the conditions set forth in Sections 6 (Conditions Precedent to Obligations of Each Party), 7 (Conditions Precedent to Obligations of Parent and Merger Subs) and 8 (Conditions Precedent to Obligations of the Company), other than the condition set forth in Section 8.6 and those conditions that by their nature are to be satisfied at the Closing (unless such conditions would not be expected to be satisfied if the Closing occurred on such date).

“Ordinary Commercial Agreement” shall mean any commercial agreement entered into in the Ordinary Course of Business, the primary purpose of which is not the sharing, apportionment or allocation of Taxes.

“Ordinary Course of Business” shall mean, at any given time, the ordinary or usual course of operations of the business of the Company, subject to any reasonable changes required to address any then current facts and circumstances (including requirements to comply with applicable Law and to reasonably preserve the health and safety of current Company Service Providers).

“Ordinary Shares” shall mean the Ordinary Shares, with a nominal value or par of $0.0001 per share, of the Company.

“Organizational Documents” shall mean the articles of association, articles of incorporation, certificate of incorporation, memorandum of association, charter, bylaws, articles of formation, certificate of formation, operating agreement, certificate of limited partnership, partnership agreement, exempted limited partnership agreement, limited liability company agreement and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of a Person, including any amendments thereto;

“Parent Capital Stock” shall mean the Parent Class A Common Stock, Parent Class B Common Stock and Parent Preferred Stock.

“Parent Charter” shall mean Parent’s Amended and Restated Certificate of Incorporation and in effect immediately prior to the First Effective Time.

“Parent Class A Common Stock” shall mean the Class A Common Stock, $0.0001 par value per share, of Parent.

“Parent Class B Common Stock” shall mean the Class B Common Stock, $0.0001 par value per share, of Parent.

“Parent Collaboration Partner” shall mean any third party with which Parent or any of its Subsidiaries has entered into a Contract that relates primarily to the research, development, supply, manufacturing, testing, or other exploitation of any Parent Product.

“Parent Common Stock” shall mean the Common Stock of Parent, including Parent Class A Common Stock and Parent Class B Common Stock

“Parent Consideration Warrants” shall mean warrants exercisable for shares of Parent Class A Common Stock with the terms set forth in the Warrant Agreement in substantially the form attached hereto as Exhibit M.

“Parent Convertible Preferred Stock” shall mean a non-voting convertible series of Parent Preferred Stock, par value $0.0001 per share, with the rights, preferences, powers and privileges specified in the Certificate of Designation.

“Parent Disclosure Schedule” shall mean the disclosure schedule that has been prepared by Parent and Merger Subs and delivered to the Company on the date of this Agreement in accordance with Section 10.13 (Disclosure Schedule).

“Parent Equity Plans” shall mean the Parent 2021 Equity Incentive Plan, the Parent 2021 Employee Stock Purchase Plan, the 2019 Equity Incentive Plan, as amended, of Legacy Parent, as each may be amended from time to time.

“Parent Fully-Diluted Common Stock Capitalization” shall mean a number equal to (a) the number of shares of Parent Capital Stock issued (including shares subject to restricted stock awards) and outstanding as of the Parent Capitalization Date, plus (b) the maximum number of shares of Parent Capital Stock in respect of which the Parent Options outstanding as of the Parent Capitalization Date are exercisable, and plus (c) the maximum number of shares of Parent Capital Stock assuming the full conversion or exercise, as applicable, of all other convertible securities outstanding as of the Parent Capitalization Date, and exercise of all other convertible rights, options and warrants outstanding as of the Parent Capitalization Date, into shares of Parent Capital Stock; provided, however, that the Parent Fully-Diluted Common Stock Capitalization shall not include any share of Parent Capital Stock in respect of which the Parent Warrants outstanding as of the Parent Capitalization Date are exercisable.

“Parent Knowledge Individuals” shall mean the following Persons: David Hung, David Liu, David C. Hanley, Gary Hattersley, and Moses Makunje.

“Parent Material Adverse Effect” shall mean any Effect that, individually or in the aggregate with any other Effects that have occurred in the applicable determination period for a Parent Material Adverse Effect, has had or would reasonably be expected to have a material adverse effect on (x) the liabilities, financial condition, existing business of Parent and its Subsidiaries or assets of Parent and its Subsidiaries, taken as a whole or (y) the ability of Parent to consummate the Contemplated Transactions or to perform its obligations hereunder; provided, however, that none of the following (individually or in combination) shall be deemed to constitute, or shall be taken into account in determining whether there has been, or would reasonably be expected to be, a Parent Material Adverse Effect: (a) any Effect arising directly or indirectly from or otherwise relating to general business or economic conditions globally or in any geography in which Parent and its Subsidiaries operate or compete; (b) any Effect arising directly or indirectly from or otherwise relating to conditions generally affecting any industry or industry sector in which Parent and its

Subsidiaries operate or compete; (c) any Effect arising directly or indirectly from or otherwise relating to fluctuations in the value of any currency or interest rates; (d) any Effect arising directly or indirectly from or otherwise relating to (i) any action taken or omitted to be taken by Parent at the written direction of the Company or where Parent has requested the Company’s consent in accordance with Section 4.3 (Conduct of the Business of Parent) and Parent has unreasonably withheld, conditioned or delayed such consent or (ii) any other action required to be performed by Parent under this Agreement or the Ancillary Agreements; (e) any Effect arising directly or indirectly from or otherwise relating to a change in, or an action taken required to comply with any change in, applicable Laws or the interpretation thereof or in GAAP; (f) any Effect arising directly or indirectly from or otherwise relating to any act of terrorism (including cyber-terrorism), war (whether or not declared), national or international calamity, natural disaster, pandemic, epidemic or disease outbreak (including COVID-19) or any other similar event; (g) any Effect directly or indirectly arising from or otherwise relating to the execution, delivery or entry into this Agreement or Ancillary Agreements (or the announcement of the Merger by any Party), including Effects directly or indirectly arising therefrom on any Parent Service Provider, Parent Collaboration Partner, supplier, manufacturer, partner or other commercial relation of Parent or its Subsidiaries; (h) any Effect directly or indirectly arising from or otherwise relating to any information set forth on the Parent Disclosure Schedule; and (i) any change, in and of itself, in the market price or trading volume of Parent’s securities (it being understood that any Effect underlying such change may be taken into account in determining whether there is, or would be reasonably expected to be, a Parent Material Adverse Effect, to the extent permitted by this definition and not otherwise excepted by another clause of this proviso); provided, further, that, any Effect referred to in the foregoing clauses (a), (b), (c), (e), and (f) may be taken into account in determining whether there is, or would be reasonably expected to be, a Parent Material Adverse Effect to the extent such Effect disproportionately affects Parent compared to the other companies operating in Parent’s industry, in which case such Effect may be taken into account in determining whether there is, or would be reasonably expected to be, a Parent Material Adverse Effect.

“Parent Options” shall mean any option to purchase shares of Parent Capital Stock.

“Parent Preferred Stock” shall mean the Preferred Stock, $0.0001 par value per share, of Parent.

“Parent Service Provider” shall mean any current or former employee, independent contractor, consultant, director, officer or individual service provider of Parent or any Subsidiary.

“Parent Warrants” shall mean any warrant to purchase shares of Parent Capital Stock.

“Parent Warrants Capitalization” shall mean the maximum number of shares of Parent Capital Stock in respect of which the Parent Warrants outstanding as of the Parent Capitalization Date are exercisable.

“Participating Securityholder” shall mean each Company Shareholder, each holder of Company Options, each holder of Company RSUs and the Company Warrantholder, in each case as of immediately prior to the First Effective Time.

“Partial Liquidation Preference Waiver Consent” shall mean the approval by the Requisite Holders (as defined in the Company Charter), pursuant to Article 6.7 of the Company Charter, to (a) irrevocably partially waive, on behalf of all holders of Preferred Shares, the rights of all holders of the Preferred Shares under Article 6.2(a) of the Company Charter that may arise in connection with this Agreement and the Merger and (b) agree that the Company Shareholders shall be entitled to be paid out of Stock Consideration and the Warrant Consideration, as set forth on the Final Consideration Spreadsheet, in each case, as set forth in the Company Voting Agreement.

“Parties” shall mean Parent, Merger Sub I, Merger Sub II and the Company.

“Patents” shall mean all patents and patent applications (including provisional applications) and patent disclosures, including all divisionals, continuations, substitutions, continuations-in-part, re-examinations, re-issues, additions, renewals, extensions, confirmations, registrations, any confirmation patent or registration patent or patent of addition based on any such patent, patent term extensions, and supplemental protection certificates or requests for continued examinations and foreign counterparts of any of the foregoing.

“PEO Plan” shall mean any Company Plan that is sponsored by a professional employer organization.

“Per Company Warrant Stock Consideration” shall mean, with respect to each Company Warrant, (i) the number of shares of Parent Class A Common Stock issuable for such Company Warrant, as set forth on the Final Consideration Spreadsheet, and (ii) if applicable, the number of shares of Parent Convertible Preferred Stock issuable for such Company Warrant, as set forth on the Final Consideration Spreadsheet.

“Per Company Warrant Warrant Consideration” shall mean, with respect to each Company Warrant, a Parent Consideration Warrant exercisable for the number of shares of Parent Class A Common Stock issuable for such Company Warrant, as set forth on the Final Consideration Spreadsheet.

“Per Share Stock Consideration” shall mean (i) with respect to each Company Share held by an Accredited Investor, (x) the number of shares of Parent Class A Common Stock issuable for such class and series of Company Share, as set forth on the Final Consideration Spreadsheet, and (y) if applicable, the number of shares of Parent Convertible Preferred Stock issuable for such class and series of Company Share, as set forth on the Final Consideration Spreadsheet, and (ii) with respect to each Company Share held by a Non-Accredited Investor, an amount in cash for such class and series of Company Share, as set forth on the Final Consideration Spreadsheet.

“Per Share Warrant Consideration” shall mean (i) with respect to each Company Share held by an Accredited Investor, a Parent Consideration Warrant exercisable for the number of shares of Parent Class A Common Stock issuable for such class and series of Company Shares, as set forth on the Final Consideration Spreadsheet, and (ii) with respect to a Non-Accredited Investor, an amount in cash for such class and series of Company Share, as set forth on the Final Consideration Spreadsheet.

“Person” shall mean any individual, Entity or Governmental Body.

“PRC” shall mean the People’s Republic of China.

“Registration Statement” shall mean a registration statement on Form S-3 (or any successor form), if available, or if not available, a registration statement on Form S-1 (or any successor form).

“Representatives” shall mean, with respect to a Person, such Person’s officers, directors, employees, attorneys, accountants, investment bankers, consultants, agents, financial advisors, other advisors and other representatives.

“Securities Act” shall mean Securities Act of 1933, as amended, and the rules and regulations thereunder

“Series A Preferred Shares” shall mean the Series A Preferred Shares, with a nominal or par value of $0.0001 per share, of the Company.

“Series A+ Preferred Shares” shall mean the Series A+ Preferred Shares, with a nominal or par value of $0.0001 per share, of the Company.

“Series A-2 Preferred Shares” shall mean the Series A-2 Preferred Shares, with a nominal or par value of $0.0001 per share, of the Company.

“Series B Preferred Shares” shall mean the Series B Preferred Shares, with a nominal or par value of $0.0001 per share, of the Company.

“Subsidiary” shall mean, with respect to a Person, (a) a corporation more than 50% of the combined voting power of the outstanding voting securities of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries thereof, (b) a partnership of which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership, (c) a limited liability company of which such Person or one or more other Subsidiaries of such Person and one or more other Subsidiaries thereof, directly or indirectly, is the managing member and has the power to direct the policies, management and affairs of such company, (d) any other Person (other than a corporation, partnership or limited liability company) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof or (e) any representative office, sales office or branch in the United States.

“Tax” or “Taxes” shall mean all United States federal, state or local or non-United States income, franchise, profits, capital gains, capital stock, transfer, sales, use, occupation, real property, personal property, excise, severance, windfall profits, stamp, stamp duty reserve, license, payroll, withholding, backup withholding, ad valorem, value added, alternative or add-on minimum, environmental (including taxes under Code Section 59A), social security (or similar), unemployment, disability, registration and other taxes, whether disputed or not, together with all estimated taxes, additions to tax, penalties and interest.

“Tax Returns” shall mean any return, declaration, notice, statement, report, tax filing or form (including estimated Tax returns and reports, withholding Tax returns and reports, any schedule or attachment, and information returns and reports) filed or required to be filed with respect to Taxes (including any amendments thereof), in connection with the determination, assessment or collection of any Tax of any party or the administration of any Laws, regulations or administrative requirements relating to any Tax.

“Third Party” shall mean, with respect to any party, any Person other than such party or an Affiliate of such party.

“U.S. Subsidiary” shall mean AnHeart Therapeutics, Inc., a Delaware corporation.

INDEX OF DEFINITIONS

Defined Term	Section
280G Approval	Section 7.8
Accredited Investor Questionnaire	Recitals
ACT	Section 5.2(a)
ADP RSP	Section 5.14
Affiliated Agreement	Section 2.28
Agreement	Preamble

Defined Term	Section
Assumed Option	Section 1.7(b)
Assumed RSU	Section 1.7(c)
Auditor	Section 4.6
Author	Section 2.8(e)
CAN-SPAM	Section 2.8(a)(xiv)
CCPA	Section 2.8(a)(xiv)
CICA	Recitals
Class A Common Payment Shares	Section 1.5(b)
Closing	Section 1.3(a)
Closing Date	Section 1.3(a)
Collective Bargaining Agreement	Section 2.10(a)(v)
Company	Preamble
Company Acquisition	Section 4.4(a)
Company Board	Recitals
Company Board Approval	Recitals
Company Board Recommendation	Recitals
Company Data	Section 2.8(a)(i)
Company Financial Statements	Section 2.4(a)
Company Material Contracts	Section 2.10(a)
Company Officers Certificate	Section 7.6
Company Owned Intellectual Property	Section 2.8(a)(ii)
Company Permits	Section 2.11(b)
Company Privacy Commitments	Section 2.8(m)
Company Privacy Policies	Section 2.8(a)(iii)
Company Products	Section 2.8(a)(iv)
Company Registered Intellectual Property	Section 2.8(a)(v)
Company Related Parties	Section 9.2(b)
Company Shareholder Matters	Section 5.1(a)
Company Shareholder Meeting	Section 5.1(b)
Company Virtual Data Room	Section 10.12(h)
Company Voting Agreement	Recitals
Company Websites	Section 2.8(a)(vi)
Confidential Information	Section 2.8(f)
Convertible Preferred Payment Shares	Section 1.5(b)
D&O Indemnified Persons	Section 5.6(a)
Designated Director	Section 5.12
Dissenting Shareholders	Section 1.11(a)
Dissenting Shares	Section 1.11(a)
Embargoed Countries	Section 2.12
End Date	Section 9.1(b)
Exchange Agent	Section 1.10(a)
Exchange Fund	Section 1.10(a)
Expense Reimbursement	Section 9.2(a)
Export Approvals	Section 2.12
FCPA	Section 2.13
Final Consideration Spreadsheet	Section 5.11
First Effective Time	Section 1.3(b)
First Merger	Recitals
First Merger Filing Documents	Section 1.3(b)
First Plan of Merger	Section 1.3(b)

Defined Term	Section
First Surviving Company	Section 1.1(a)
FLSA	Section 2.16(a)
GDPR	Section 2.8(a)(xiv)
Governmental Grant	Section 2.8(a)(vii)
HIPAA	Section 2.8(a)(xiv)
ICT Infrastructure	Section 2.8(a)(ix)
Inbound Licenses	Section 2.8(j)(i)
Indemnification Agreements	Section 5.6(a)
Insurance Policies	Section 2.18
Intellectual Property Rights	Section 2.8(a)(x)
Intended Tax Treatment	Section 5.8(a)
International Plan	Section 2.15(k)
Key Company Shareholders	Recitals
Key Parent Stockholders	Recitals
Leased Real Property	Section 2.7
Letter of Transmittal	Section 1.10(b)
Licensed Company Intellectual Property	Section 2.8(a)(xi)
Merger	Recitals
Merger Filing Documents	Section 1.3(b)
Merger Sub I	Preamble
Merger Sub II	Preamble
Merger Subs	Preamble
Notice of Meeting	Section 5.1(b)
OFAC	Section 2.12
Open Source Materials	Section 2.8(a)(xii)
Outbound Licenses	Section 2.8(j)(i)
Parent	Preamble
Parent Author	Section 3.6(e)
Parent Board	Recitals
Parent Capitalization Date	Section 3.3(a)
Parent Common Stock Consideration Cap	Section 1.5(b)
Parent Confidential Information	Section 3.6(f)
Parent Financial Statements	Section 3.4(c)
Parent Financial Statements	Section 3.4(c)
Parent Material Contract	Section 3.8(a)
Parent Officers Certificate	Section 8.4
Parent Permits	Section 3.9(b)
Parent Privacy Commitments	Section 3.6(l)
Parent SEC Reports	Section 3.4(a)
Parent SEC Reports	Section 3.4(a)
Parent Security Incident	Section 3.6(n)
Parent Stockholders Meeting	Section 5.3(a)
Parent Virtual Data Room	Section 10.12(h)
Parent Voting Agreement	Recitals
PCI-DSS	Section 2.8(a)(xiv)
Personal Data	Section 2.8(a)(xiii)
PIPEDA	Section 2.8(a)(xiv)
PIPL	Section 2.8(a)(xiv)
PRC	Section 2.8(a)(xiv)
Pre-Closing Period	Section 4.1

Defined Term	Section
Preferred Consent	Section 2.22
Parent Stockholder Proposals	Section 1.5(d)
Privacy Laws	Section 2.8(a)(xiv)
Process	Section 2.8(a)(xv)
Processing	Section 2.8(a)(xv)
Prohibited Party Lists	Section 2.12
Registrar of Companies	Recitals
Regulation D	Recitals
Required Company Shareholder Vote	Section 2.22
Required Parent Stockholder Vote	Section 3.11
Requisite Holders	Section 2.22
RSP Withdrawal	Section 5.14
SAFE	Section 5.16
SAFE Circular No. 7	Section 5.16
Second Effective Time	Section 1.3(b)
Second Merger	Recitals
Second Merger Filing Documents	Section 1.3(b)
Second Plan of Merger	Section 1.3(b)
Second Surviving Company	Section 1.1(b)
Security Incident	Section 2.8(q)
Shrink-Wrap Software	Section 2.8(a)(xvi)
Significant Supplier	Section 2.20
SOX	Section 3.4(a)
Stock Consideration	Section 1.5(a)
Tail D&O Policy	Section 5.6(b)
Trade Laws	Section 2.12
Trade Secrets	Section 2.8(a)(xix)
Transfer Taxes	Section 5.8(a)
UK	Section 2.8(a)(xiv)
UK GDPR	Section 2.8(a)(xiv)
Unaudited Balance Sheet	Section 2.4(a)
Unaudited Balance Sheet Date	Section 2.4(a)
VCPDA	Section 2.8(a)(xiv)
Virtual Data Room	Section 10.12(h)
Waived 280G Benefits	Section 5.1(d)
Warrant Consideration	Section 1.5(a)
Withholding Agent	Section 0